As filed with the Securities and Exchange Commission on March 11, 2022

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VWF Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	Applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

976 South Shannon Street

Van Wert, Ohio 45891

(419) 238-9662

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark K. Schumm

President and Chief Executive Officer

VWF Bancorp, Inc.

976 South Shannon Street

Van Wert, Ohio 45891

(419) 238-9662

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2028

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VWF BANCORP, INC.

(Proposed Holding Company for Van Wert Federal Savings Bank)

Up to 2,510,000 Shares of Common Stock

(Subject to Increase to up to 2,889,500 Shares)

VWF Bancorp, Inc., referred to as “VWF Bancorp” throughout this prospectus, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Van Wert Federal Savings Bank, referred to as “Van Wert Federal” throughout this prospectus, from the mutual form of organization to the stock form of organization. In addition to the shares of common stock to be sold in the stock offering, we intend to establish a charitable foundation in connection with the conversion and contribute to it 20,000 shares of common stock and $100,000 in cash. There is currently no market for our common stock. We expect our common stock to be quoted on the OTC Pink Marketplace operated by OTC Markets Group upon the completion of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the JOBS Act throughout this prospectus.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors and borrowers of Van Wert Federal and to tax-qualified employee benefit plans of Van Wert Federal. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Van Wert County in Ohio. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. The syndicated community offering, if held, may commence before the subscription offering and the community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 2,889,500 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,850,000 shares to complete the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 50,000 shares ($500,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 160,000 shares ($1,600,000) of common stock in all categories of the stock offering combined.

The subscription offering will expire at 5:00 p.m., Eastern time, on June ____, 2022. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until _________, 2022, or longer if the Office of the Comptroller of the Currency, referred to as the “OCC” throughout this prospectus, approves a later date. No single extension may exceed 90 days and the stock offering must be completed by June ______, 2024. Once submitted, orders are irrevocable unless the subscription offering and/or the community offering are terminated or extended, with regulatory approval, beyond _______, 2022, or the number of shares of common stock to be sold is increased to more than 2,889,500 shares or decreased to less than 1,850,000 shares. If the subscription offering and any community offering are extended beyond _________, 2022, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 2,889,500 shares or decreased to less than 1,850,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest. Funds received in the subscription offering and any community offering will be held in a segregated account at Van Wert Federal and will earn interest at 0.01% per annum until completion or termination of the stock offering.

Performance Trust Capital Partners, LLC, referred to as “Performance Trust” throughout this prospectus, will assist us in selling our shares of common stock on a best efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. Performance Trust is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,850,000	2,180,000	2,510,000	2,889,500
Gross offering proceeds	$18,500,000	$21,800,000	$25,100,000	$28,895,000
Estimated offering expenses, excluding selling agent fees and expenses (1) (2)	$1,135,000	$1,135,000	$1,135,000	$1,135,000
Selling agent fees and expenses (1)	$365,000	$365,000	$365,000	$365,000
Estimated net proceeds	$17,000,000	$20,300,000	$23,600,000	$27,395,000
Estimated net proceeds per share (1)	$9.19	$9.31	$9.40	$9.48

(1)	See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Performance Trust’s compensation for this stock offering including any compensation to be received by Performance Trust and other broker-dealers for any syndicated community offering.
(2)	Excludes records agent fees and expenses payable to Performance Trust, which are included in estimated offering expenses. See “The Conversion and Stock Offering – Stock Information Center Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 13.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PERFORMANCE TRUST

CAPITAL PARTNERS

For assistance, contact the Stock Information Center at _________.

The date of this prospectus is ________, 2022.

[Logo to come]

i

SUMMARY

The following summary provides material information about Van Wert Federal’s mutual-to-stock conversion and the related stock offering of VWF Bancorp common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, as well as the section entitled “Risk Factors.”

VWF Bancorp, Inc.

VWF Bancorp, a newly formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Van Wert Federal from a mutual savings bank (meaning it has no stockholders) to a stock savings bank. Upon completion of the conversion and stock offering, VWF Bancorp will be 100% owned by its stockholders and Van Wert Federal will be 100% owned by VWF Bancorp. VWF Bancorp was incorporated on February 25, 2022, and has not engaged in any business to date. Upon completion of the conversion and stock offering, VWF Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

VWF Bancorp’s principal office is located at 976 South Shannon Street, Van Wert, Ohio 45891, and its telephone number at that address is (419) 238-9662.

Van Wert Federal Savings Bank

Originally chartered in 1889, Van Wert Federal is a federally-chartered mutual savings bank headquartered in Van Wert, Ohio. We conduct our operations from our main office in Van Wert, Ohio, which is our only office. We consider our primary market area for loan originations and deposit gathering to be Van Wert County in northwest Ohio.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area. To a significantly lesser extent, we also originate commercial real estate loans, agricultural real estate loans, construction and land loans, commercial and industrial loans, home equity lines of credit, and consumer loans.

In recent years, we have increased, at a managed pace and consistent with what we believe to be conservative underwriting standards, our originations of higher yielding commercial real estate and commercial and industrial loans. We intend to continue that focus after the conversion and stock offering.

Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source. We intend to withdraw from our defined benefit pension plan after the completion of the conversion and stock offering, in either the fourth calendar quarter of 2022 or the first calendar quarter of 2023. The estimated withdrawal cost is $3.1 million (pre-tax). The cost of the defined benefit pension plan has been a significant component of our noninterest expenses. Once the withdrawal is effective, we expect the elimination of ongoing pension expense will improve our profitability.

At December 31, 2021, we had total assets of $138.6 million, total deposits of $112.3 million and total equity capital of $25.3 million. We had a net loss of $108,000 for the six months ended December 31, 2021, and net income of $258,000 for the year ended June 30, 2021. The net loss was primarily due to a $291,000 loss on sale of investment securities.

We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our office is located at 976 South Shannon Street, Van Wert, Ohio 45891, and our telephone number at that address is (419) 238-9662. Our website address is www.vanwertfederal.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Highlights of our current business strategy include:

•	continuing to focus on originating one- to four-family residential mortgage loans for retention in our loan portfolio;

•	continuing to seek to grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans and commercial and industrial loans in an effort to increase loan portfolio yield;

•	maintaining our strong asset quality through conservative loan underwriting;

•	attracting and retaining customers in our market area and growing our low-cost “core” deposit base;

•	remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and

•	continuing to grow primarily through organic growth while also considering opportunistic acquisitions or branching.

We have begun a search for a new President and Chief Executive Officer. Once a qualified candidate is identified and appointed to that position, our current President and Chief Executive Officer, who has experience and expertise in commercial lending, will become our Chief Operating Officer and Chief Risk Officer. In that position he will facilitate our business strategy component of continuing to seek to grow and diversify our loan portfolio by increasing originations of commercial real estate loans and commercial and industrial loans. We expect that the new President and Chief Executive Officer would not be appointed until after the completion of the conversion and stock offering.

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors. See “Business of Van Wert Federal” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Impact of COVID-19 Pandemic

The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, state governments, including Ohio, have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures have dramatically increased unemployment in the United States and have negatively impacted many businesses.

We did not participate in the Paycheck Protection Program administered by the U.S. Small Business Administration. However, in order to assist residential mortgage loan borrowers experiencing financial hardship as a result of the COVID-19 pandemic, we offered short-term payment deferrals of principal and interest for up to 90 days. At December 31, 2021, there were eight residential mortgage loans totaling $484,000 that remained on deferral status, all of which have paid as agreed since deferral in compliance with their deferral agreements.

Given the continued uncertainty and evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are uncertain. See “Risk Factors – Risks Related to the COVID-19 Pandemic – The economic impact of the COVID-19 pandemic could adversely affect our financial condition and results of operations.”

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Van Wert Federal by purchasing shares of common stock of VWF Bancorp.

The capital raised in the stock offering will also offset the impact to capital of the cost (estimated at $3.1 million, pre-tax) associated with withdrawing from our defined benefit pension plan. We expect the cost will be incurred after the completion of the conversion and stock offering, in either the fourth calendar quarter of 2022 or the first calendar quarter of 2023.

At December 31, 2021, Van Wert Federal was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position to support expected future growth and profitability.

See “The Conversion and Stock Offering” for a more complete discussion of our reasons for conducting the conversion and stock offering.

Terms of the Stock Offering

VWF Bancorp is offering for sale between 1,850,000 shares and 2,510,000 shares of common stock to eligible depositors and borrowers of Van Wert Federal and to Van Wert Federal’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Van Wert County in Ohio. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 2,889,500 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 2,889,500 shares or decreased to fewer than 1,850,000 shares, or the stock offering is extended beyond _________, 2022, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended past ______, 2022, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.01% per annum. If the number of shares offered for sale is increased to more than 2,889,500 shares or decreased to fewer than 1,850,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.01% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. Performance Trust, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

Important Risks in Owning VWF Bancorp’s Common Stock

Before you order shares of our common stock, you should read the “Risk Factors” section beginning on page 13 of this prospectus.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

The amount of common stock VWF Bancorp is offering for sale is based on an independent appraisal of the estimated pro forma market value of VWF Bancorp, assuming the conversion and stock offering are completed. Keller & Company, Inc., referred to as “Keller” throughout this prospectus, our independent appraiser, has estimated that, as of February 18, 2022, this market value was $22.0 million (including the value of the 20,000 shares to be issued to the charitable foundation valued at the $10.00 per share purchase price). Based on OCC regulations, this market value forms the midpoint of a valuation range with a minimum of $18.7 million and a maximum of $25.3 million. Based on this valuation and the $10.00 per share purchase price and excluding the 20,000 shares to be issued to the charitable foundation, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 1,850,000 shares to a maximum of 2,510,000 shares. We may sell up to 2,889,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Van Wert Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of ten publicly traded thrift holding companies with assets of between $249 million and $1.9 billion as of December 31, 2021 that Keller considers comparable to VWF Bancorp. See “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the peer group companies and for VWF Bancorp (on a pro forma basis) that Keller utilized in its appraisal. See “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on VWF Bancorp’s book value, tangible book value and core earnings as of and for the 12 months ended December 31, 2021. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 18, 2022. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicate a discount of 45.41% on a price-to-book value basis and a discount of 48.02% on a price-to-tangible book value basis. Due to VWF Bancorp’s minimal core earnings, the much higher premium based on the price to earnings basis was not meaningful.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
VWF Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	NM		62.27%	62.27%
Maximum	NM		58.34%	58.34%
Midpoint	NM		54.38%	54.38%
Minimum	NM		49.80%	49.80%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	18.18	x	99.61%	104.62%
Median	15.51	x	99.91%	106.19%

(1)	Price-to-earnings multiples calculated by Keller are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, Keller used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Stock Offering

Van Wert Federal will receive from VWF Bancorp a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that VWF Bancorp will invest, at the minimum, midpoint, maximum and adjusted maximum of the offering range, approximately $8.5 million, $10.2 million, $11.8 million and $13.7 million, respectively, of the net proceeds from the stock offering in Van Wert Federal. From the remaining funds, VWF Bancorp intends to loan funds to Van Wert Federal’s employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering and contribute $100,000 in cash to the charitable foundation to be established in connection with the conversion and stock offering, and retain the remainder of the net proceeds from the stock offering. Assuming we sell 2,180,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $20.3 million, based on the above formula, we anticipate that VWF Bancorp will invest $10.2 million in Van Wert Federal, loan $1.8 million to Van Wert Federal’s employee stock ownership plan to fund its purchase of shares of common stock, contribute $100,000 in cash to the charitable foundation, and retain the remaining $8.3 million of net proceeds.

VWF Bancorp may use the remaining funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Van Wert Federal intends to invest the net proceeds it receives from VWF Bancorp to fund new loans, enhance existing products and services, invest in securities, or for general corporate purposes.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at Van Wert Federal with aggregate balances of at least $50 as of the close of business on December 31, 2020.

(ii)	Second, to Van Wert Federal’s tax-qualified employee benefit plans (including its employee stock ownership plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering and contributed to the charitable foundation. We expect the employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the stock offering and contributed to the charitable foundation.

(iii)	Third, to depositors with accounts at Van Wert Federal with aggregate balances of at least $50 as of the close of business on March 31, 2022.

(iv)	Fourth, to depositors of Van Wert Federal as of the close of business on _______, 2022, and to borrowers of Van Wert Federal as ________, 2022 whose borrowings remain outstanding as of the close of business on _______, 2022.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Van Wert County in Ohio. If held, the community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which will be managed by Performance Trust. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated community offering. Any determination to accept or reject stock orders in any community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 50,000 shares ($500,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering, or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations. If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 160,000 shares ($1,600,000) of common stock:

•	your spouse, or relatives of you or your spouse, who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 160,000 shares ($1,600,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

OCC regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to OCC approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and in any community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable to VWF Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Van Wert Federal, other than individual retirement accounts (IRAs).

You may not use any type of third-party check to pay for shares of common stock. Do not submit cash. Wire transfers will not be accepted. Applicable regulations prohibit Van Wert Federal from lending funds or extending credit to any person to purchase shares of common stock in the stock offering. You may not submit a Van Wert Federal line of credit check. You may not designate withdrawal from Van Wert Federal’s accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Van Wert Federal IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to VWF Bancorp, Inc. or authorization to withdraw funds from one or more of your Van Wert Federal deposit accounts, provided that the stock order form is received (not postmarked) before 5:00 p.m., Eastern time, on June ____, 2022, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver stock order forms to our office located at 976 South Shannon Street, Van Wert, Ohio. Our office is open Monday through Friday from 8:30 a.m. to 5:00 p.m., Eastern time, excluding bank holidays, and Saturday from 8:30 a.m. to 12:00 p.m., Eastern time. Hand-delivered stock order forms will be accepted only at this location.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Van Wert Federal IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but in no event less than two weeks before the June ___, 2022 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Van Wert Federal or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares – Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 503,500 shares ($5,035,000) of common stock in the stock offering, representing 27.2% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “– Limits on How Much Stock You May Purchase.”

Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering.

For more information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 5:00 p.m., Eastern time, on June ___, 2022, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 5:00 p.m., Eastern time. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern time, on June ___, 2022, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,850,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the stock offering beyond _______, 2022.

If we extend the stock offering beyond _______, 2022, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.01% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

The board of directors of Van Wert Federal has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved VWF Bancorp’s application to become the savings and loan holding company of Van Wert Federal. We cannot complete the conversion and stock offering unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of Van Wert Federal (depositors and certain borrowers of Van Wert Federal). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for June ___, 2022;

•	We sell at least 1,850,000 shares, which is the minimum of the offering range; and

•	We receive the final approval required from the OCC to complete the conversion and stock offering and the final approval required from the Federal Reserve Board with respect to VWF Bancorp’s holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the stock offering, our board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We anticipate that the common stock sold in the stock offering will be quoted on the OTC Pink Marketplace operated by OTC Markets Group upon the completion of the conversion and stock offering. See “Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of VWF Bancorp sold in the stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Keller will update its appraisal before we complete the stock offering. If, as a result of demand for the shares or changes in market conditions, Keller determines that our pro forma market value has increased, we may sell up to 2,889,500 shares in the stock offering without further notice to you. If our pro forma market value at that time is either below $18.7 million or above $29.1 million, then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the sock offering with interest at 0.01% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.01% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Stock Offering

We may terminate the stock offering at any time before the special meeting of members of Van Wert Federal that has been called to vote on the conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Van Wert Federal’s employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the shares of common stock that we sell in the stock offering and contribute to the charitable foundation. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the stock offering and contribute to the charitable foundation. This would reduce the number of shares available for allocation to eligible depositors and borrowers. For further information, see “Management – Benefit Plans and Agreements – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion according to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the stock offering Van Wert Federal has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the stock offering and contributed to the charitable foundation, or up to 101,200 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the stock offering and contributed to the charitable foundation, or up to 253,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 354,200 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Van Wert Federal has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	149,600	202,400	8.00%	n/a (3)	$1,496,000	$2,024,000
Stock awards	74,800	101,200	4.00	3.85%	748,000	1,012,000
Stock options	187,000	253,000	10.00	9.09%	727,430	984,170
Total	411,400	556,600	22.00%	12.28%	$2,971,430	$4,020,170

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.

(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.89 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 1.94%; and a volatility rate of 26.22%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

VWF Bancorp and Van Wert Federal have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors or borrowers of Van Wert Federal upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. VWF Bancorp and Van Wert Federal have also received an opinion of Wipfli LLP, tax advisors to VWF Bancorp and Van Wert Federal, regarding the material Ohio state income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to VWF Bancorp, Van Wert Federal, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

Our Contribution of Cash and Shares of Common Stock to Van Wert Federal Savings Bank Charitable Foundation, Inc.

To further our commitment to our local community, we intend to establish and fund a new charitable foundation, Van Wert Federal Savings Bank Charitable Foundation, Inc., as part of the conversion and stock offering. Assuming we receive both regulatory approval and the approval of the members of Van Wert Federal, we intend to contribute to the new charitable foundation 20,000 shares of common stock and $100,000 in cash, for an aggregate contribution of $300,000 based on the $10.00 per share purchase price.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit. As a result of the contribution, we expect to record an after-tax expense of approximately $237,000 during the quarter in which the conversion and stock offering is completed.

The amount of common stock that we would offer for sale would be greater if the conversion and stock offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the stock offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022,” and “Risk Factors – Risks Related to the Charitable Foundation – Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at __________. The Stock Information Center is accepting telephone calls Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Lending Activities

Our commercial real estate loans and agricultural real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2021, commercial real estate loans totaled $7.5 million, or 9.3% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. At December 31, 2021, agricultural real estate loans totaled $3.3 million, or 4.1% of our loan portfolio. Agricultural real estate loans have risks similar to commercial real estate loans in that their repayment depends primarily on the successful operation of the underlying farm. We intend to increase our commercial real estate and agricultural real estate loan portfolios and as they increase, the corresponding risks and potential for losses from these loans may also increase.

Our construction and land loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2021, construction and land loans totaled $4.6 million, or 5.8% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial business loans, as well as any future credit deterioration, including as a result of the COVID-19 pandemic, could require us to increase our allowance for loan losses in the future. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Loss, or CECL, standard. CECL will be effective for VWF Bancorp and Van Wert Federal on January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 pandemic could adversely affect our financial condition and results of operations.

The COVID-19 pandemic has caused significant economic dislocation in the United States. Although the domestic and global economies have begun to recover from the COVID-19 pandemic as many health and safety restrictions have been lifted and vaccine distribution has increased, certain adverse consequences of the pandemic continue to impact the macroeconomic environment and may persist for some time, including labor shortages and disruptions of global supply chains. The growth in economic activity and in the demand for goods and services, coupled with labor shortages and supply chain disruptions, has also contributed to rising inflationary pressures. As the result of the COVID-19 pandemic and the related adverse economic consequences, we could be subject to the following risks, among others, any of which individually or in combination with others could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	if high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	limitations may be placed on our ability to foreclose on properties we hold as collateral;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•	our cybersecurity risks are increased if employees work remotely;

•	we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 pandemic could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the pandemic could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Risks Related to Market Interest Rates

A reversal of the historically low interest rate environment may adversely affect our net interest income and profitability.

The Federal Reserve Board decreased benchmark interest rates significantly, to near zero, in response to the COVID-19 pandemic. We expect that the Federal Reserve Board will reverse its policy of near zero interest rates given that it has signaled concerns with respect to inflation. In recent periods, market interest rates have risen in response to the Federal Reserve Board’s signaling. The timing and impact of this expected reversal in Federal Reserve Board interest rate policy is unknown. As discussed below, an increase in market interest rates is expected to have an adverse effect on our net interest income and profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

A substantial portion of our loans are fixed-rate loans, and we generally do not sell the loans we originate. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, current interest rates.

Furthermore, the historically low interest rate environment in recent periods has contributed significantly to our loan growth, particularly in one- to four-family residential mortgage loans where refinance volume has been relatively high. An increase in market interest rates may reduce our loan origination volume, particularly refinance volume, and/or reduce our interest rate spread, which would have a material adverse effect on our profitability and results of operations.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At December 31, 2021, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 4.73% decrease in EVE and a 17.43% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Van Wert Federal is subject to extensive regulation, supervision and examination by the OCC. VWF Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Van Wert Federal, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

VWF Bancorp qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, VWF Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there have been market indicators of a pronounced rise in inflation and the Federal Reserve Board has indicated its intention to raise certain benchmark interest rates in an effort to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area and, as a result, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, as a result of the COVID-19 pandemic or otherwise, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Van Wert Federal—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which may include Federal Home Loan Bank of Cincinnati advances, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion and stock offering, including VWF Bancorp’s consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans, valuation allowances associated with the realization of deferred tax assets, and determinations with respect to amounts owed for income taxes.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We will incur additional expenses associated with the search and hiring of a new President and Chief Executive Officer, which will reduce our income.

We have begun our search for a new President and Chief Executive Officer. We do not expect to hire the new President and Chief Executive Officer until after the completion of the conversion and stock offering. We have hired an executive search firm to assist in the search. In addition to the expense of the executive search firm, we will incur additional compensation expense once the new President and Chief Executive Officer is hired. Furthermore, the search for the new President and Chief Executive Officer may require more time and effort than we expect, which would divert the amount of time that management devotes to our daily banking operations and could have a material adverse effect on our business operations.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, reputation, or our financial condition and results of our operations.

Risks Related to the Stock Offering

We do not have strong earnings and will have a relatively high capital level after the completion of the stock offering. We expect our return on equity to be low following the conversion and stock offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was (0.85)% for the six months ended December 31, 2021, 1.02% for the year ended June 30, 2021, and 1.63% for the year ended June 30, 2020. Our average equity to average assets was 19.05% for the six months ended December 31, 2021, 20.15% for the year ended June 30, 2021, and 21.16% for the year ended June 30, 2020. Our total equity was $25.3 million at December 31, 2021. Assuming the completion of the conversion and stock offering, our pro forma consolidated stockholders’ equity at December 31, 2021 is estimated to be between $37.3 million at the minimum of the offering range and $46.5 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital including the additional capital from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Our ability to increase earnings organically is relatively limited primarily given our small size and the demographics of our market area. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, we expect that our return on equity will be low, which may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of VWF Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Upon completion of the conversion and stock offering, we expect our common stock will be quoted on the OTC Pink Marketplace. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our employee stock ownership plan, by our directors and executive officers and by the charitable foundation, and which is used as a measure of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 492,000 shares in the stock offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the sum of the shares sold in the stock offering and contributed to the charitable foundation. As a result, upon consummation of the conversion and stock offering and the issuance of shares to the charitable foundation, an aggregate up to 641,600 shares, or 34.3%, and 694,400 shares, or 27.4%, of our outstanding common stock would be held by our directors and executive officers and their associates and by our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the conversion and stock offering following the receipt of stockholder approval. The articles of incorporation and bylaws of VWF Bancorp contain supermajority voting provisions that require that the holders of at least 80% of VWF Bancorp’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of VWF Bancorp’s articles of incorporation and bylaws. If our directors and executive officers and their associates and benefit plans hold more than 20% of our outstanding common stock following the completion of the conversion and stock offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such action could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of VWF Bancorp, see “Restrictions on the Acquisition of VWF Bancorp.”

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $8.5 million and $11.8 million of the net proceeds of the stock offering (or $13.7 million at the adjusted maximum of the offering range) to Van Wert Federal. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering. Van Wert Federal may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the sum of shares of our common stock sold in the stock offering and contributed to the charitable foundation. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $349,000 ($276,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the sum of shares sold in the stock offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the sum of shares sold in the stock offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of shares of common stock sold in the stock offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion and stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of VWF Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of VWF Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of VWF Bancorp” and “Management – Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of VWF Bancorp provide that, unless VWF Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of VWF Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of VWF Bancorp to VWF Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with VWF Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase VWF Bancorp common stock in the subscription offering or in any community offering after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond __________, 2022, or the number of shares to be sold in the stock offering is increased to more than 2,889,500 shares or decreased to fewer than 1,850,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022.

We intend to establish and fund a new charitable foundation in connection with the conversion and stock offering. We intend to contribute $100,000 in cash and 20,000 shares of common stock of VWF Bancorp, for an aggregate contribution of $300,000 based on the $10.00 per share offering price, to the charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $237,000.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA OF VAN WERT FEDERAL

The following tables set forth selected historical financial and other data of Van Wert Federal for the periods and at the dates indicated. The information at December 31, 2021 and for the six months ended December 31, 2021 and 2020 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended December 31, 2021 are not necessarily indicative of the results of operations that may be expected for the entire year. The information at and for the years ended June 30, 2021 and 2020 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At December 31,	At June 30,
	2021	2021	2020

	(In thousands)
Selected Financial Condition Data:
Total assets	$138,553	$127,227	$120,163
Cash and due from banks	31,549	11,661	23,774
Interest-bearing time deposits	3,420	4,890	8,075
Available-for-sale securities	18,310	28,526	11,064
Loans, net	77,420	74,384	69,496
Premises and equipment, net	1,396	1,421	1,451
Federal Home Loan Bank stock	1,013	1,013	1,013
Bank owned life insurance	5,059	5,004	4,893
Total deposits	112,274	100,923	93,793
Total equity	25,252	25,396	25,362

	For the Six Months Ended December 31,		For the Year Ended June 30,
	2021	2020	2021	2020

	(In thousands)
Selected Operating Data:
Interest income	$1,573	$1,555	$3,110	$3,588
Interest expense	179	252	453	721
Net interest income	1,394	1,303	2,657	2,867
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	1,394	1,303	2,657	2,867
Non-interest income	109	103	214	215
Non-interest expenses	1,648	1,276	2,578	2,593
Income (loss) before income taxes	(145)	130	293	489
Provision for income taxes (benefit)	(37)	15	35	78
Net income (loss)	$(108)	$115	$258	$411

	At or For the Six Months Ended December 31,		At or For the Years Ended June 30,
	2021	2020	2021	2020

Performance Ratios (1):
Return on average assets	(0.16)%	0.19%	0.20%	0.34%
Return on average equity	(0.85)%	0.91%	1.02%	1.63%
Interest rate spread (2)	2.54%	2.76%	2.73%	2.94%
Net interest margin (3)	2.56%	2.78%	2.72%	2.98%
Non-interest expenses to average assets	2.47%	2.08%	2.05%	2.17%
Efficiency ratio (4)	109.66%	90.75%	89.80%	84.14%
Average interest-earning assets to average interest-bearing liabilities	105.87%	101.92%	99.95%	107.34%

Capital Ratios:
Average equity to average assets	19.05%	20.51%	20.15%	21.16%
Tier 1 capital to average assets (5)	18.55%	20.53%	19.49%	21.06%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.29%	0.32%	0.30%	0.32%
Allowance for loan losses as a percentage of non-performing loans	138.20%	246.16%	121.88%	500.28%
Allowance for loan losses as a percentage of non-accrual loans	138.20%	246.16%	261.04%	2,435.36%
Non-accrual loans as a percentage of total loans	0.20%	0.13%	0.11%	0.01%
Net (charge-offs) recoveries as a percentage of average outstanding loans during the period	0.00%	0.00%	0.00%	0.00%
Non-performing loans as a percentage of total loans	0.20%	0.13%	0.24%	0.01%
Non-performing loans as a percentage of total assets	0.12%	0.07%	0.14%	0.01%
Total non-performing assets as a percentage of total assets	0.12%	0.07%	0.14%	0.04%

Other:
Number of offices	1	1	1	1
Number of full-time employees	21	17	18	18
Number of part-time employees	—	—	1	—

(1)	Performance ratios for the six months ended December 31, 2021 and 2020 are annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.
(5)	Van Wert Federal has adopted the “community bank leverage ratio (CBLR)” framework for measuring regulatory capital adequacy, which became effective January 1, 2020. The CBLR is the ratio of Tier 1 capital to average assets. To be considered well capitalized under the CBLR framework, Van Wert Federal was required to have a CBLR ratio of at least 8.5% at December 31, 2021, 8.0% at June 30, 2021, and 9.0% at June 30, 2020. See note 9 of notes to financial statements.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market area, which are worse than expected;

•	general economic conditions, either nationally or in our market area, which are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and in the conditions of the residential real estate, commercial real estate, and agricultural real estate markets;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of our financial instruments, or our level of loan originations, or increase the level of defaults, losses and prepayments within our loan portfolio;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our ability to find a qualified individual to serve as our new President and Chief Executive Officer; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $17.0 million and $23.6 million, or $27.4 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	1,850,000 Shares		2,180,000 Shares		2,510,000 Shares		2,889,500 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$18,500		$21,800		$25,100		$28,895
Less: offering expenses	(1,500)		(1,500)		(1,500)		(1,500)
Net offering proceeds (2)	$17,000	100.0%	$20,300	100.0%	$23,600	100.0%	$27,395	100.0%

Distribution of net proceeds:
To Van Wert Federal	$(8,500)	50.0%	$(10,150)	50.0%	$(11,800)	50.0%	$(13,698)	50.0%
To fund cash contribution to charitable foundation plan	(100)	0.59%	(100)	0.49%	(100)	0.42%	(100)	0.36%
To fund loan to employee stock ownership plan	$(1,496)	8.80%	$(1,760)	8.67%	$(2,024)	8.58%	$(2,328)	8.50%
Retained by VWF Bancorp	$6,904	40.61%	$8,290	40.84%	$9,676	41.00%	$11,269	41.14%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Van Wert Federal will not result in the receipt of new funds for investment but will reduce Van Wert Federal’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.

VWF Bancorp intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering. It may also use the proceeds it retains from the stock offering:

•	to invest in securities consistent with our investment policy;

•	to repurchase shares of our common stock, in compliance with applicable regulatory requirements;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

Except for the loan to the employee stock ownership plan, VWF Bancorp has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable OCC regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion and stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the OCC) or tax-qualified employee stock benefit plans.

Van Wert Federal will receive a capital contribution from VWF Bancorp equal to at least 50% of the net offering proceeds. Based on this formula, we anticipate that VWF Bancorp will contribute to Van Wert Federal $8.5 million, $10.2 million, $11.8 million and $13.7 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

Van Wert Federal may use the net proceeds it receives from the stock offering:

•	to fund new loans;

•	to invest in securities consistent with our investment policy;

•	enhance existing products and services;

•	to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; and

•	for other general corporate purposes.

Van Wert Federal has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through acquisitions or establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Stock Offering – We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the stock offering may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

VWF Bancorp expects to file a consolidated federal income tax return with Van Wert Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

VWF Bancorp’s articles of incorporation authorized the issuance of preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of VWF Bancorp – Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Van Wert Federal, because dividends from Van Wert Federal will be our primary source of income. OCC regulations impose limitations on dividends and other capital distributions by savings institutions like Van Wert Federal. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by Van Wert Federal to VWF Bancorp that would be deemed to be drawn out of Van Wert Federal’s bad debt reserves, if any, would require Van Wert Federal to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Van Wert Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

VWF Bancorp is a newly formed company and has never issued capital stock. Van Wert Federal, as a mutual institution, is not authorized to issue capital stock. VWF Bancorp expects that that its common stock will be quoted on the OTC Pink Marketplace operated by OTC Markets Group upon the completion of the conversion and stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2021, Van Wert Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” During the year ended December 31, 2021, Van Wert Federal elected the “community bank leverage ratio” alternate capital reporting framework. For additional information, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

The table below sets forth the historical equity capital and regulatory capital of Van Wert Federal at December 31, 2021 and the pro forma equity capital and regulatory capital of Van Wert Federal after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Van Wert Federal from VWF Bancorp of $8.5 million, $10.2 million, $11.8 million and $13.7 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. See “How We Intend to Use the Proceeds from the Stock Offering.”

	Van Wert Federal at		Van Wert Federal Pro Forma at December 31, 2021 Based Upon the Sale in the Stock Offering of: (1)
	December 31, 2021		1,850,000 Shares		2,180,000 Shares		2,510,000 Shares		2,889,500 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)

	(Dollars in thousands)
Equity	$25,252	18.2%	$29,089	20.1%	$30,343	20.7%	$31,597	21.4%	$33,039	22.1%

Community bank leverage capital	$25,363	18.5%	$29,200	20.4%	$30,454	21.1%	$31,708	21.7%	$33,150	22.4%
Community bank leverage capital requirement	6,837	5.0	7,141	5.0	7,224	5.0	7,306	5.0	7,401	5.0
Excess	$18,526	13.5%	$22,059	15.4%	$23,230	16.1%	$24,402	16.7%	$25,749	17.4%

Reconciliation of capital infused into Van Wert Federal:
Proceeds to Van Wert Federal			$8,500		$10,150		$11,800		$13,698
Less: Cost to withdraw from defined benefit plan (4)			(2,419)		(2,419)		(2,419)		(2,419)
Less: Common stock acquired by employee stock ownership plan			(1,496)		(1,760)		(2,024)		(2,328)
Less: Common stock acquired by stock-based incentive plan			(748)		(880)		(1,012)		(1,164)
Pro forma increase			$3,837		$5,091		$6,345		$7,787

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering and contributed to the charitable foundation with funds to be lent by VWF Bancorp and that the stock-based equity plan purchases 4% of the shares sold in the stock offering and contributed to the charitable for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(3)	Leverage capital levels are shown as a percentage of total adjusted assets.
(4)	Estimated withdrawal cost is $3.1 million (pre-tax). Actual cost will not be known until the time of withdrawal, and may exceed $3.1 million.

CAPITALIZATION

The following table presents the historical capitalization of Van Wert Federal at December 31, 2021 and the pro forma consolidated capitalization of VWF Bancorp at the same date after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

	Van Wert Federal at	VWF Bancorp Pro Forma at December 31, 2021 Based on the Sale in the Stock Offering at $10.00 per Share of:
	December 31, 2021	1,850,000 Shares	2,180,000 Shares	2,510,000 Shares	2,889,500 Shares (1)

	(Dollars in thousands, except per share amounts)
Deposits (2)	$112,274	$112,274	$112,274	$112,274	$112,274
Borrowings	0	0	0	0	0
Total deposits and borrowings	$112,274	$112,274	$112,274	$112,274	$112,274

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 14,000,000 shares authorized; shares to be issued as shown (3)	—	19	22	25	29
Additional paid-in capital (4)	—	16,944	20,241	23,538	27,329
Retained earnings (5)	25,363	25,363	25,363	25,363	25,363
Accumulated other comprehensive loss	(111)	(111)	(111)	(111)	(111)

Less:
Estimated cost to withdraw from defined benefit plan (after-tax)	—	2,419	2,419	2,419	2,419
Contribution to charitable foundation (after-tax) (6)	—	158	158	158	158
Cash contributed to charitable foundation (after-tax)	—	79	79	79	79
Common stock held by employee stock ownership plan (7)	—	1,496	1,760	2,024	2,328
Common stock to be acquired by stock-based benefit plan (8)	—	748	880	1,012	1,164
Total stockholders’ equity	$25,252	$37,315	$40,219	$43,123	$46,462

Pro Forma Shares Outstanding:
Exchange shares issued	—	1,850,000	2,180,000	2,510,000	2,889,500
Shares issued to charitable foundation	—	20,000	20,000	20,000	20,000
Total shares outstanding	—	1,870,000	2,200,000	2,530,000	2,909,500

Total stockholders’ equity as a percentage of total assets (2)	18.23%	24.32%	25.72%	27.12%	28.58%
Tangible equity as a percentage of tangible assets (2)	18.23%	24.32%	25.72%	27.12%	28.58%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of VWF Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the stock offering, an amount up to 10% of the shares of VWF Bancorp common stock sold in the stock offering and contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plan.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of VWF Bancorp common stock to be outstanding.
(5)	The retained earnings of Van Wert Federal will be substantially restricted after the conversion and stock offering. See “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.”
(6)	Represents the expense of the contribution to the charitable foundation based on a 21% income tax rate.
(7)	Assumes that 8% of the shares sold in the stock offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan and will be financed by a loan from VWF Bancorp. The loan will be repaid principally from Van Wert Federal’s contributions to the employee stock ownership plan. Since VWF Bancorp will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on VWF Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(8)	Assumes a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and contributed to the charitable foundation for grant under a stock-based benefit plan will be purchased in the open market by VWF Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the stock offering. As VWF Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Van Wert Federal and pro forma data of VWF Bancorp at and for the six months ended December 31, 2021 and the year ended June 30, 2021. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and stock offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering and contributed to the charitable foundation funded by a loan from VWF Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•	estimated termination cost to withdraw from Van Wert Federal’s defined benefit pension plan is $3.1 million (pre-tax); and

•	estimated expenses of the stock offering, including fees and expenses to be paid to Performance Trust, are $1.5 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.63% for the six months ended December 31, 2021 and 1.63% for the year ended June 30, 2021, which is the yield on the five-year U.S. Treasury Note rate at February 1, 2022. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by OCC regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 1.29% for the six months ended December 31, 2021 and 1.29% for the year ended June 30, 2021, based on an effective tax rate of 21.0%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.89 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 26.22% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 1.94%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 21%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” VWF Bancorp intends to contribute to Van Wert Federal $8.5 million, $10.2 million, $11.8 million and $13.7 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and retain the remainder of the net offering proceeds. VWF Bancorp will use a portion of the net offering proceeds it retains for the purpose of making a loan to the employee stock ownership plan, and retain the remainder of the net offering proceeds for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering; (ii) VWF Bancorp’s results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the Six Months Ended December 31, 2021 Based on the Sale at $10.00 Per Share of:
	1,850,000 Shares		2,180,000 Shares		2,510,000 Shares		2,889,500 Shares (1)

	(Dollars in thousands, except per share amounts)
Gross offering proceeds	$18,500		$21,800		$25,100		$28,895
Plus: market value of shares issued to charitable foundation	200		200		200		200
Pro forma market capitalization	$18,700		$22,000		$25,300		$29,095

Gross offering proceeds	$18,500		$21,800		$25,100		$28,895
Less: Estimated expenses	(1,500)		(1,500)		(1,500)		(1,500)
Estimated net proceeds	17,000		20,300		23,600		27,395
Less: Cash contribution to charitable foundation	(100)		(100)		(100)		(100)
Less: Common stock acquired by ESOP (2)	(1,496)		(1,760)		(2,024)		(2,328)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(748)		(880)		(1,012)		(1,164
Estimated net proceeds	$14,656		$17,560		$20,464		$23,803

For the Six Months Ended December 31, 2021
Consolidated net income (loss):
Historical	$(108)		$(108)		$(108)		$(108)
Pro forma adjustments:
Expense savings from withdrawing from defined benefit plan (6)	83		83		83		83
Income on adjusted net proceeds	95		113		132		154
Employee stock ownership plan (2)	(29)		(34)		(40)		(46)
Stock awards (3)	(58)		(69)		(79)		(91)
Stock options (4)	(69)		(81)		(93)		(107)
Pro forma net income	$(86)		$(96)		$(105)		$(115)
Income (loss) per share:
Historical	$(0.06)		$(0.05)		$(0.05)		$(0.04)
Pro forma adjustments:
Expense savings from withdrawing from defined benefit plan (6)	0.05		0.04		0.04		0.03
Income on adjusted net proceeds	0.06		0.06		0.06		0.06
Employee stock ownership plan (2)	(0.02)		(0.02)		(0.02)		(0.02)
Stock awards (3)	(0.03)		(0.03)		(0.03)		(0.03)
Stock options (4)	(0.04)		(0.04)		(0.04)		(0.04)
Pro forma earnings (loss) per share	$(0.04)		$(0.04)		$(0.04)		$(0.04)

Offering price to pro forma net earnings (loss) per share	(200.48	)x	(211.29	)x	(222.16	)x	(233.27	)x
Number of shares used in earnings per share calculations	1,724,140		2,028,400		2,332,660		2,682,559

At December 31, 2021
Stockholders’ equity:
Historical	$25,252		$25,252		$25,252		$25,252
Estimated net proceeds	17,000		20,300		23,600		27,395
Shares issued to charitable foundation	200		200		200		200
Less: After tax cost of foundation	(237)		(237)		(237)		(237)
Less: Expense savings from withdrawing from defined benefit plan (6)	(2,419)		(2,419)		(2,419)		(2,419)
Less: Common stock acquired by employee stock ownership plan (2)	(1,496)		(1,760)		(2,024)		(2,328)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(748)		(880)		(1,012)		(1,164)
Pro forma stockholders’ equity (5)	$37,552		$40,456		$43,360		$46,699
Pro forma tangible stockholders’ equity (5)	$37,552		$40,456		$43,360		$46,699
Stockholders’ equity per share:
Historical	$13.50		$11.48		$9.98		$8.68
Estimated net proceeds	9.09		9.23		9.33		9.42
Shares issued to charitable foundation	0.11		0.09		0.08		0.07
Less: After tax cost of foundation	(0.13)		(0.11)		(0.09)		(0.08)
Less: Expense savings from withdrawing from defined benefit plan (6)	(1.29)		(1.10)		(0.96)		(0.83)
Less: Common stock acquired by employee stock ownership plan(2)	(0.80)		(0.80)		(0.80)		(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.40)		(0.40)		(0.40)		(0.40)
Pro forma stockholders’ equity per share (5)	$20.08		$18.39		$17.14		$16.06
Pro forma tangible stockholders’ equity per share (5)	$20.08		$18.39		$17.14		$16.06
Offering price as percentage of pro forma stockholders’ equity per share	49.80%		54.38%		58.34%		62.27%
Offering price as percentage of pro forma tangible stockholders’ equity per share	49.80%		54.38%		58.34%		62.27%
Number of shares outstanding for pro forma book value per share calculations	1,870,000		2,200,000		2,530,000		2,909,500

(Footnotes begin on second following page)

At or for the Year Ended June 30, 2021 Based on the Sale at $10.00 Per Share of:
1,850,000 Shares	2,180,000 Shares	2,510,000 Shares	2,889,500 Shares (1)

(Dollars in thousands, except per share amounts)
Gross offering proceeds	$18,500	$21,800	$25,100	$28,895
Plus: market value of shares issued to charitable foundation	200	200	200	200
Pro forma market capitalization	$18,700	$22,000	$25,300	$29,095

Gross offering proceeds	$18,500	$21,800	$25,100	$28,895
Less: Estimated expenses	(1,500)	(1,500)	(1,500)	(1,500)
Estimated net proceeds	17,000	20,300	23,600	27,395
Less: Cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: Common stock acquired by ESOP (2)	(1,496)	(1,760)	(2,024)	(2,328)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(748)	(880)	(1,012)	(1,164)
Estimated net proceeds	$14,656	$17,560	$20,464	$23,803

For the Year Ended June 30, 2021
Consolidated net income:
Historical	$258	$258	$258	$258
Pro forma adjustments:
Expense savings from withdrawing from defined benefit plan (6)	83	83	83	83
Income on adjusted net proceeds	189	226	264	307
Employee stock ownership plan (2)	(58)	(69)	(79)	(91)
Stock awards (3)	(117)	(138)	(159)	(183)
Stock options (4)	(138)	(162)	(187)	(214)
Pro forma net income	$217	$198	$180	$160

Income per share:
Historical	$0.15	$0.13	$0.11	$0.10
Pro forma adjustments:
Expense savings from withdrawing from defined benefit plan (6)	0.05	0.04	0.04	0.03
Income on adjusted net proceeds	0.11	0.11	0.11	0.11
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options (4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma earnings per share	$0.13	$0.10	$0.08	$0.06

Offering price to pro forma net earnings per share	76.92	x	100.00	x	125.00	x	166.67	x
Number of shares used in earnings per share calculations	1,727,880	2,032,800	2,337,720	2,688,378

At June 30, 2021
Stockholders’ equity:
Historical	$25,396	$25,396	$25,396	$25,396
Estimated net proceeds	17,000	20,300	23,600	27,395
Shares issued to charitable foundation	200	200	200	200
Less: After tax cost of foundation	(237)	(237)	(237)	(237)
Less: Expense savings from withdrawing from defined benefit plan (6)	(2,419)	(2,419)	(2,419)	(2,419)
Less: Common stock acquired by employee stock ownership plan (2)	(1,496)	(1,760)	(2,024)	(2,328)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(748)	(880)	(1,012)	(1,164)
Pro forma stockholders’ equity (5)	$37,696	$40,600	$43,504	$46,843
Pro forma tangible stockholders’ equity (5)	$37,696	$40,600	$43,504	$46,843
Stockholders’ equity per share:
Historical	$13.58	$11.54	$10.04	$8.73
Estimated net proceeds	9.09	9.23	9.33	9.42
Shares issued to charitable foundation	0.11	0.09	0.08	0.07
Less: After tax cost of foundation	(0.13)	(0.11)	(0.09)	(0.08)
Less: Expense savings from withdrawing from defined benefit plan (6)	(1.29)	(1.10)	(0.96)	(0.83)
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (5)	$20.16	$18.45	$17.20	$16.11
Pro forma tangible stockholders’ equity per share (5)	$20.16	$18.45	$17.20	$16.11
Offering price as percentage of pro forma stockholders’ equity per share	49.60%	54.20%	58.14%	62.07%
Offering price as percentage of pro forma tangible stockholders’ equity per share	49.60%	54.20%	58.14%	62.07%
Number of shares outstanding for pro forma book value per share calculations	1,870,000	2,200,000	2,530,000	2,909,500

(Footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that 8% of shares of common stock sold in the stock offering and contributed to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from VWF Bancorp. Van Wert Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Van Wert Federal’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Van Wert Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 21%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income for the six months ended December 31, 2021 assumes that 3,740, 4,400, 5,060 and 5,819 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The pro forma net income for the year ended June 30, 2021 assumes that 7,480, 8,800, 10,120 and 11,638 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by VWF Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the stock offering and contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser number if Van Wert Federal were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from VWF Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by VWF Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 21%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the shares sold in the stock offering and contributed to the charitable foundation are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by VWF Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the stock offering and contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion and stock offering. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.89 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the stock offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	The retained earnings of Van Wert Federal will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.
(6)	Represents estimated cost of $3.1 million to withdraw from defined benefit plan. Actual cost will not be known until the time of withdrawal, and may exceed $3.1 million. Withdrawal expected to occur in either the fourth calendar quarter of 2022 or the first calendar quarter of 2023.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the conversion and stock offering, a greater number of shares of common stock would be sold in the stock offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the stock offering is $18.5 million, $21.8 million, $25.1 million and $28.9 million, respectively, with the charitable foundation, as compared to $18.7 million, $22.0 million, $25.3 million and $29.1 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, Keller determined that the additional capital that would be received, assuming the stock offering occurs without the charitable foundation, was immaterial to the pro forma valuation; and accordingly, the valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the six months ended December 31, 2021, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation

	(Dollars in thousands, except per share amounts)
Estimated offering amount	$18,500	$18,700	$21,800	$22,000	$25,100	$25,300	$28,895	$29,095
Pro forma market capitalization	18,700	18,700	22,000	22,000	25,300	25,300	29,095	29,095
Pro forma total assets	153,272	153,509	156,176	156,413	159,080	159,317	162,420	162,657
Pro forma total liabilities	115,720	115,720	115,720	115,720	115,720	115,720	115,720	115,720
Pro forma stockholders’ equity	37,552	37,789	40,456	40,693	43,360	43,597	46,700	46,937
Pro forma net income (loss) (1)	(179)	(88)	(188)	(106)	(197)	(124)	(207)	(145)
Pro forma stockholders’ equity per share	$20.08	$20.21	$18.39	$18.50	$17.14	$17.23	$16.06	$16.13
Pro forma net loss per share	$(0.10)	$(0.05)	$(0.09)	$(0.05)	$(0.08)	$(0.05)	$(0.07)	$(0.05)

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	49.80%	49.48%	54.38%	54.05%	58.34%	58.04%	62.27%	62.00%
Offering price to pro forma net income per share	NM	NM	NM	NM	NM	NM	NM	NM
Offering price to pro forma assets per share	12.20%	12.18%	14.09%	14.06%	15.90%	15.88%	17.91%	17.89%

Pro forma financial ratios:
Return on assets	(0.12)%	(0.06)%	(0.12)%	(0.07)%	(0.12)%	(0.08)%	(0.13)%	(0.09)%
Return on equity	(0.48)%	(0.23)%	(0.47)%	(0.26)%	(0.45)%	(0.28)%	(0.44)%	(0.31)%
Equity to assets	24.50%	24.62%	25.90%	26.02%	27.26%	27.36%	28.75%	28.86%

(footnote on following page)

(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma income on assets and pro forma income on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the six months ended December 31, 2021 (dollars in thousands).

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to charitable foundation	$237		$237		$237		$237
Pro forma net loss	$(323)		$(333)		$(342)		$(352)
Pro forma net loss per share	$(0.11)		$(0.15)		$(0.14)		$(0.12)
Offering price to pro forma net loss per share	58.82	x	66.67	x	71.43	x	83.33	x
Pro forma loss as a percentage of assets	(0.21)%		(0.21)%		(0.21)%		(0.22)%
Pro forma loss as a percentage of stockholders’ equity	(0.86)%		(0.82)%		(0.79)%		(0.75)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding VWF Bancorp provided in this prospectus.

Overview

After the completion of the conversion and stock offering, VWF Bancorp will conduct its operations primarily through Van Wert Federal. Van Wert Federal’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in residential real estate loans and, to a lesser extent, commercial real estate loans, agricultural mortgage loans, construction loans, commercial and industrial loans, home equity lines of credit, and consumer loans. We also invest in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises, state and municipal securities. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. Van Wert Federal is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, other service charges and fees, and income from bank owned life insurance. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, contract services, director fees, and other expenses.

We invest in bank owned life insurance to provide us with a funding source to offset some costs of our benefit plan obligations. Bank owned life insurance provides us with non-interest income that is nontaxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2021, our investment in bank owned life insurance was $5.1 million, which was within this investment limit.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Continue to focus on originating residential mortgage loans for retention in our portfolio. We are primarily a residential mortgage loan lender for borrowers in our primary market area. At December 31, 2021, $63.3 million, or 79.1% of our total loan portfolio, consisted of residential mortgage loans. We expect that residential mortgage lending will remain our primary lending activity.

•	Grow and diversify our loan portfolio prudently by increasing originations of commercial real estate loans and commercial and industrial loans. Although we intend to continue our historical focus on the origination of residential mortgage loans, we intend to prudently increase our originations of commercial real estate loans and commercial and industrial loans in order to diversify our loan portfolio and increase yield. At December 31, 2021, commercial real estate loans amounted to $7.5 million, or 9.3% of total loans, and commercial and industrial loans amounted to $326,000, or 0.4% of total loans.

•	Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards and credit monitoring processes. At December 31, 2021, our nonperforming assets and troubled debt restructurings totaled $202,000, or 0.25% of total loans.

•	Continue to grow low-cost “core” deposits. We consider our core deposits to include statement savings accounts, money market accounts, other savings deposits and checking accounts. We will continue our efforts to increase our core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $75.0 million, or 66.8% of total deposits, at December 31, 2021.

•	Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1889 and have been operating continuously in Van Wert since that time. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we hope to continue to build our banking business.

•	Grow organically and through opportunistic acquisitions or branching. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and stockholder returns. These opportunities may include acquiring other financial institutions and/or establishing loan production offices, establishing new, or de novo, branch offices and/or acquiring branch offices. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, including the expected hiring of additional accounting personnel, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plan will increase our costs, which will reduce our income;” and “Management – Benefit Plans and Agreements.” Noninterest expense is also expected to increase with the hiring of a new President and Chief Executive Officer.

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific percentage allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Van Wert Federal estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, Van Wert Federal estimates fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. For a detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by Van Wert Federal, see note 12 of the notes to financial statements.

Comparison of Financial Condition at December 31, 2021 and June 30, 2021

Total Assets. Total assets were $138.6 million at December 31, 2021, an increase of $11.3 million, or 8.9%, from the $127.2 million at June 30, 2021. The increase was primarily due to an increase in cash and due from banks of $19.9 million and an increase in loans of $3.0 million, which were partially offset by a decrease in investment securities of $10.2 million and a decrease in interest-bearing time deposits of $1.5 million.

Cash and Due from Banks. Cash and due from banks increased by $19.9 million, or 170.6%, to $31.5 million at December 31, 2021 from $11.7 million at June 30, 2021. The increase was due primarily to an increase in deposits and the proceeds from sales of certain investment securities, partially offset by an increase in loans. Management anticipates that purchases of investment securities and funding of outstanding loan commitments will reduce the level of cash in subsequent periods.

Interest-Bearing Time Deposits. Interest-bearing time deposits decreased by $1.5 million, or 30.1%, to $3.4 million at December 31, 2021 from $4.9 million at June 30, 2021. Proceeds from maturing certificates of deposit were used to fund originations of new loans.

Available-for-Sale Investment Securities. Investment securities decreased $10.2 million, or 35.8%, to $18.3 million at December 31, 2021, from $28.5 million at June 30, 2021. During the six months ended December 31, 2021, management elected to sell Van Wert Federal’s investment in U.S. Government agency securities to implement a strategy to replace lower-yielding securities with higher-yielding securities. Proceeds from the sale totaled $9.7 million. Mortgage-backed securities decreased $901,000, or 6.0%, to $14.2 million at December 31, 2021 from $15.1 million at June 30, 2021, due primarily to principal repayments. Municipal securities increased by $592,000 to $4.1 million at December 31, 2021 from $3.5 million at June 30, 2021. Aggregate securities purchases were $2.6 million during the six months ended December 31, 2021, which were offset by calls, maturities and repayments of $2.7 million.

The yield on investment securities was 1.15% for the six months ended December 31, 2021, compared to 1.14% for the year ended June 30, 2021, reflecting the continuing low interest rate environment.

Loans, Net. Loans, net, increased by $3.0 million, or 4.1%, to $77.4 million at December 31, 2021 from $74.4 million at June 30, 2021. During the six months ended December 31, 2021, loan originations totaled $11.7 million, comprised of $9.3 million of one- to four family residential mortgage loans, $1.4 million of commercial real estate loans, $865,000 of agricultural real estate loans, and $89,000 of consumer loans.

During the six months ended December 31, 2021, one- to four-family residential mortgage loans increased $2.0 million, or 3.2%, to $63.3 million at December 31, 2021, from $61.4 million at June 30, 2021, commercial real estate loans increased $902,000, or 13.8%, to $7.5 million at December 31, 2021, from $6.5 million at June 30, 2021, and agricultural real estate loans increased $327,000, or 11.0%, to $3.3 million at December 31, 2021 from $3.0 million at June 30, 2021.

Increases in loan balances reflect our strategy to grow the loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential mortgage loans, while increasing emphasis on commercial loans. In the near term, Van Wert Federal intends to start a search for a new President and Chief Executive Officer. Once a new Chief Executive Officer is appointed, the current President and Chief Executive Officer will become the Chief Operating Officer and Chief Risk Officer, which will allow him to better leverage his competency in commercial lending. We expect that the new President and Chief Executive Officer would not be appointed until after the completion of the conversion and stock offering.

Deposits. Deposits increased by $11.4 million, or 11.2%, to $112.3 million at December 31, 2021 from $100.9 million at June 30, 2021. Core deposits (defined as all deposits other than certificates of deposit) increased $12.6 million, or 20.2%, to $75.0 million at December 31, 2021 from $62.4 million at June 30, 2021. Certificates of deposit decreased $1.3 million, or 3.3%, to $37.2 million at December 31, 2021 from $38.5 million at June 30, 2021.

During the six months ended December 31, 2021, management continued its strategy of pursuing growth in demand accounts and other lower cost core deposits, in part by enhancing products and services offered, including mobile banking. Management intends to continue its efforts to increase core deposits, with an emphasis on growing consumer and business demand deposits.

Total Equity. Total equity decreased $144,000, or 0.6%, to $25.3 million at December 31, 2021 from $25.4 million at June 30, 2021. The decrease resulted from a net loss of $108,000 during the six months ended December 31, 2021 and a $36,000 decrease in accumulated other comprehensive income.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are monthly average balances, rather than daily average balances. We believe the use of monthly average balances is representative of our operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.

	At December	For the Six Months Ended December 31,
	31, 2021	2021			2020
	Weighted- Average Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)

	(Dollars in thousands)
Interest-earning assets:
Loans	3.35%	$76,522	$1,363	3.56%	$69,838	$1,381	3.95%
Investment securities	1.33	27,099	156	1.15	12,417	80	1.29
Interest-bearing deposits and other	2.21	5,127	54	2.11	11,523	93	1.61
Total interest-earning assets	2.94	108,748	1,573	2.89	93,778	1,554	3.31
Non-interest-earning assets		24,926			29,310
Allowance for loan losses		(223)			(223)
Total assets		$133,451			$122,865

Interest-bearing liabilities:
Interest-bearing demand	0.01	$20,094	1	0.01	$14,701	1	0.01
Savings accounts	0.02	44,729	5	0.02	37,461	4	0.02
Certificates of deposit	0.83	37,896	173	0.91	39,851	246	1.23
Total deposits	0.29	102,719	179	0.35	92,013	251	0.55
Borrowings	—	—	—	—	—	—	—
Total interest-bearing liabilities	0.29	102,719	179	0.35	92,013	251	0.55
Noninterest-bearing liabilities		5,314			5,653
Total liabilities		108,033			97,666
Equity		25,418			25,199
Total liabilities and equity		$133,451			$122,865

Net interest income			$1,394			$1,303
Net interest rate spread (1)	2.65%			2.54%			2.76%
Net interest-earning assets (2)		$6,029			$1,765
Net interest margin (3)				2.56%			2.78%
Average of interest-earning assets to interest-bearing liabilities		105.87%			101.92%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Six Months Ended December 31, 2021 vs. 2020
	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)

	(In thousands)
Interest-earning assets:
Loans	$126	$(144)	$(18)
Investment securities	86	(10)	76
Other interest-earning assets	(62)	23	(39)
Total interest-earning assets	150	(131)	19

Interest-bearing liabilities:
Interest-bearing demand	—	—	—
Money market accounts	—	—	—
Savings accounts	1	—	1
Certificates of deposit	(12)	(61)	(73)
Total deposits	(11)	(61)	(72)
Borrowings	—	—	—
Total interest-bearing liabilities	(11)	(61)	(72)

Change in net interest income	$161	$(70)	$91

Comparison of Operating Results for the Six Months Ended December 31, 2021 and 2020

General. A net loss of $108,000 was recorded for the six months ended December 31, 2021, a decrease of $223,000 compared to net income of $115,000 for the six months ended December 31, 2020. The decrease in net income was primarily due to a $291,000 loss on sale of securities and an $81,000 increase in noninterest expenses, which were partially offset by a $91,000 increase in net interest income and a $52,000 decrease in federal income taxes.

Interest Income. Interest income increased $19,000, or 1.2%, to $1.6 million for the six months ended December 31, 2021, compared to the six months ended December 31, 2020. This increase was attributable to a $76,000, or 95.4%, increase in interest on investment securities, which was partially offset by an $18,000, or 1.3%, decrease in interest on loans and a $40,000, or 42.5%, decrease in interest on interest-bearing deposits and other assets.

The average balance of loans during the six months ended December 31, 2021 increased by $6.7 million, or 9.6%, from the average balance for the six months ended December 31, 2020, while the average yield on loans decreased to 3.56% for the six months ended December 31, 2021 from 3.95% for the six months ended December 31, 2020. The decrease in average yield on loans was due to the declining interest rate environment, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates.

The average balance of investment securities increased $14.7 million to $27.1 million for the six months ended December 31, 2021 from $12.4 million for the six months ended December 31, 2020, while the average yield on investment securities decreased to 1.15% for the six months ended December 31, 2021 from 1.29% for the six months ended December 31, 2020. The decrease in average yield on securities was due primarily to the declining interest rate environment. The average balance of other interest-bearing deposits, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank of Cincinnati, decreased $6.4 million, or 55.5%, for the six months ended December 31, 2021, which was partially offset by an increase in the average yield, to 2.11% for the six months ended December 31, 2021 from 1.61% for the six months ended December 31, 2020. The average yield on short-term deposits reflected an increase in market interest rates.

Interest Expense. Total interest expense decreased $73,000, or 28.9%, to $179,000 for the six months ended December 31, 2021, from $252,000 for the six months ended December 31, 2020. The decrease was primarily due to a decrease in the average cost of deposits to 0.35% for the six months ended December 31, 2021 from 0.55% for the six months ended December 31, 2020, reflecting the decline in market interest rates, which was partially offset by an increase of $10.7 million, or 11.6%, in the average balance of deposits to $102.7 million for the six months ended December 31, 2021 from $92.0 million for the six months ended December 31, 2020.

Net Interest Income. Net interest income increased $91,000, or 7.0%, to $1.4 million for the six months ended December 31, 2021, compared to $1.3 million for the six months ended December 31, 2020. The increase reflected an increase in the average net interest earning assets of $4.3 million, partially offset by a decline in the interest rate spread to 2.54% for the six months ended December 31, 2021 from 2.76% for the six months ended December 31, 2020. The net interest margin decreased to 2.56% for the six months ended December 31, 2021 from 2.78% for the six months ended December 31, 2020. The low interest rate environment was the primary contributor to the decreases in the interest rate spread and net interest margin.

Provision for Loan Losses. Based on an analysis of the factors described in “Critical Accounting Policies and Use of Critical Accounting Estimates – Allowance for Loan Losses,” there was no provision for loan losses for either the six months ended December 31, 2021 or 2020. The allowance for loan losses was $223,000 at both December 31, 2021 and 2020 and represented 0.29% of total loans at December 31, 2021 and 0.32% of total loans at December 31, 2020. The determination over the adequacy of the allowance for loan losses was due primarily to the low balances of nonperforming loans and delinquent loans and no net charge-offs in both periods.

Total nonperforming loans were $161,000 at December 31, 2021, compared to $90,000 at December 31, 2020. Classified loans totaled $45,000 at December 31, 2021, compared to $113,000 at December 31, 2020, and total loans past due greater than 30 days were $1.5 million and $1.3 million at those respective dates. As a percentage of nonperforming loans, the allowance for loan losses was 138.2% at December 31, 2021 compared to 247.7% at December 31, 2020.

The allowance for loan losses reflects the estimate management believes to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2021 and 2020. While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact Van Wert Federal’s financial condition and results of operations. In addition, bank regulatory agencies periodically review the allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of loan charge-offs, based on judgments different than those of management.

Noninterest Income. Noninterest income totaled $109,000 for the six months ended December 31, 2021, an increase of $6,000, or 5.4%, from $103,000 for the six months ended December 31, 2020. The increase was primarily due to a $7,000, or 15.1%, increase in other income, primarily related to fees earned on debit card services.

Noninterest Expense. Noninterest expense increased $372,000, or 29.2%, to $1.6 million for the six months ended December 31, 2021, compared to the six months ended December 31, 2020. The increase was due primarily to a $291,000 loss on sale of investment securities, a $33,000, or 4.9%, increase in salaries and employee benefits, a $16,000, or 16.2%, increase in data processing fees and a $26,000, or 15.9%, increase in other expenses. The increase in salaries and employee benefits was due primarily to expense related to the Chairman of Board re-joining management staff to assist with the pending conversion and stock offering, along with normal merit increases period-to-period. The increase in data processing was due to costs associated with contracted services from the primary provider to enhance service capabilities for customers. The increase in other operating expense was due primarily to consulting services related to the search for the new Chief Executive Officer, as well as cost increases related to the overall growth.

Provision (Benefit) for Income Taxes. The provision for income taxes decreased by $52,000, to a benefit of $37,000 for the six months ended December 31, 2021, compared to a provision of $15,000 for the six months ended December 31, 2020. The decrease in the income tax provision was primarily due to a $275,000 decrease in pretax income.

Comparison of Financial Condition at June 30, 2021 and 2020

Total Assets. Total assets were $127.2 million at June 30, 2021, an increase of $7.1 million, or 5.9%, over the $120.2 million at June 30, 2020. The increase was primarily due to an increase in investment securities of $17.5 million and an increase in loans of $4.9 million, which were partially offset by a decrease in cash and due from banks of $12.1 million and a decrease in interest-bearing time deposits of $3.2 million.

Cash and Due from Banks. Cash and due from banks decreased by $12.1 million, or 51.0%, to $11.7 million at June 30, 2021 from $23.8 million at June 30, 2020. The decrease was due to excess liquidity being used to fund purchases of investment securities and origination of loans.

Interest-Bearing Time Deposits. Interest-bearing time deposits decreased by $3.2 million, or 39.4%, to $4.9 million at June 30, 2021 from $8.1 million at June 30, 2020. Proceeds from maturing certificates of deposit during the year ended June 30, 2021 were used to fund the increase in investment securities and originations of new loans.

Available-For-Sale Investment Securities. Investment securities increased $17.5 million, or 157.8%, to $28.5 million at June 30, 2021 from $11.1 million at June 30, 2020. Mortgage-backed securities increased $8.5 million, or 128.0%, to $15.1 million at June 30, 2021 from $6.6 million at June 30, 2020; U. S. Government agency securities increased by $5.9 million, or 147.5%, to $9.9 million at June 30, 2021; municipal securities increased by $3.1 million to $3.5 million at June 30, 2021. Aggregate securities purchases of $24.3 million during the year ended June 30, 2021 were partially offset by calls, maturities and repayments of $6.6 million.

The average yield on investment securities decreased to 1.14% for the year ended June 30, 2021 from 2.09% for the year ended June 30, 2020, as a result of the maturity of securities during the period and the declining market interest rate environment.

Loans, Net. Loans, net, increased by $4.9 million, or 7.0%, to $74.4 million at June 30, 2021 from $69.5 million at June 30, 2020. During the year ended June 30, 2021, loan originations totaled $27.4 million, comprised of $25.1 million of one- to four-family residential mortgage loans, $761,000 of commercial real estate loans, $842,000 of agricultural real estate loans, $352,000 of commercial and industrial loans, and $333,000 of consumer loans.

During the year ended June 30, 2021, one- to four-family residential mortgage loans increased $4.9 million, or 8.8%, to $61.4 million at June 30, 2021, from $56.7 million at June 30, 2020, construction and land loans increased $807,000, or 19.8%, to $4.9 million at June 30, 2021 from $4.1 million at June 30, 2020, and agricultural real estate loans increased $343,000, or 13.0%, to $3.0 million at June 30, 2021, while commercial real estate loans increased $17,000, or 2.7%, to $6.5 million at June 30, 2021 from $6.4 million at June 30, 2020.

Increases in loan balances reflect our strategy to grow our loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential real estate loans and commercial loans. Management intends to continue this strategy in future periods.

Deposits. Deposits increased by $7.1 million, or 7.6%, to $100.9 million at June 30, 2021 from $93.8 million at June 30, 2020. Core deposits (defined as deposits other than certificates of deposit) increased $10.1 million, or 19.2%, to $62.4 million at June 30, 2021 from $52.4 million at June 30, 2020. Certificates of deposit decreased $2.9 million, or 7.1%, to $38.5 million at June 30, 2021 from $41.4 million at June 30, 2020.

Management continued its strategy of pursuing growth in demand accounts and other lower cost core deposits, in part by enhancing products and services offered, including mobile banking. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.

Total Equity. Total equity increased $34,000, or 0.1%, to $25.4 million at June 30, 2021 from $25.4 million at June 30, 2020. The increase resulted from net income of $258,000 during the year ended June 30, 2021, which was partially offset by a $160,000 decrease in accumulated other comprehensive income and a $64,000 charge related to the cumulative effect of a change in accounting principle.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are monthly average balances, rather than daily average balances. We believe the use of monthly average balances is representative of our operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.

	At June	For the Year Ended June 30,
	30, 2021	2021			2020
	Weighted- Average Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)

	(Dollars in thousands)
Interest-earning assets:
Loans	3.44%	$70,625	$2,746	3.89%	$68,729	$2,873	4.18%
Investment securities	1.11	18,193	207	1.14	18,085	378	2.09
Interest-bearing deposits and other	2.09	8,937	157	1.76	9,268	337	3.64
Total interest-earning assets	2.94	97,755	3,110	3.18	96,082	3,588	3.73
Non-interest-earning assets		28,450			23,338
Allowance for loan losses		(223)			(223)
Total assets		$125,982			$119,197

Interest-bearing liabilities:
Interest-bearing demand	0.01	$18,838	2	0.01	$12,893	1	0.01
Savings accounts	0.02	39,612	8	0.02	33,617	12	0.04
Certificates of deposit	0.81	39,357	443	1.13	42,999	708	1.65
Total deposits	0.32	97,807	453	0.46	89,509	721	0.81
Borrowings	—	—	—	—	—	—	—
Total interest-bearing liabilities	0.32	97,807	453	0.46	89,509	721	0.81
Noninterest-bearing liabilities		2,794			4,470
Total liabilities		100,601			93,979
Equity		25,381			25,218
Total liabilities and equity		$125,982			$119,197

Net interest income			$2,657			$2,867
Net interest rate spread (1)	2.62%			2.73%			2.94%
Net interest-earning assets (2)		$(52)			$6,573
Net interest margin (3)				2.72%			2.98%
Average of interest-earning assets to interest-bearing liabilities		99.95%			107.34%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended June 30, 2021 vs. 2020
	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)
	(In thousands)
Interest-earning assets:
Loans	$78	$(205)	$(127)
Investment securities	2	(173)	(171)
Other interest-earning assets	(12)	(168)	(180)
Total interest-earning assets	68	(546)	(478)

Interest-bearing liabilities:
Interest-bearing demand	1	—	1
Money market accounts	—	—	—
Savings accounts	2	(6)	(4)
Certificates of deposit	(56)	(209)	(265)
Total deposits	(53)	(215)	(268)
Borrowings	—	—	—
Total interest-bearing liabilities	(53)	(215)	(268)

Change in net interest income	$121	$(331)	$(210)

Comparison of Operating Results for the Years Ended June 30, 2021 and 2020

General. Net income for the year ended June 30, 2021 was $258,000, a decrease of $153,000, or 37.3%, compared to $411,000 for the year ended June 30, 2020. The decrease in net income was primarily due to a $209,000 decrease in net interest income, which was partially offset by a $14,000 decrease in noninterest expenses and a $42,000 decrease in federal income taxes.

Interest Income. Interest income decreased $477,000, or 13.3%, to $3.1 million for the year ended June 30, 2021 from $3.6 million for the year ended June 30, 2020. This decrease was attributable to a $126,000, or 4.4%, decrease in interest on loans receivable, a $171,000, or 45.3%, decrease in interest on investment securities and a $180,000, or 53.4%, decrease in interest on interest-bearing deposits and other assets.

The average balance of loans during the year ended June 30, 2021 increased by $1.9 million, or 2.8%, from the year ended June 30, 2020, while the average yield on loans decreased to 3.89% for the year ended June 30, 2021 from 4.18% for the year ended June 30, 2020. The decrease in average yield on loans was due to the declining market interest rate environment, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates.

The average balance of investment securities increased $108,000 to $18.2 million for the year ended June 30, 2021 from $18.1 million for the year ended June 30, 2020, while the average yield on investment securities decreased to 1.14% for the year ended June 30, 2021 from 2.09% for the year ended June 30, 2020. The decrease in average yield on securities was due primarily to the declining market interest rate environment. Interest income on other interest-bearing deposits, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank of Cincinnati, decreased $180,000, or 53.4%, for the year ended June 30, 2021, due to a decrease in the average balance of $331,000 and a decline in the average yield to 1.76% for the year ended June 30, 2021 from 3.64% for the year ended June 30, 2020. The decline in average yield was due to the decline in market interest rates.

Interest Expense. Total interest expense decreased $268,000, or 37.2%, to $453,000 for the year ended June 30, 2021 from $721,000 for the year ended June 30, 2020. The decrease was primarily due to a decrease in the average cost of deposits to 0.46% for the year ended June 30, 2021 from 0.81% for the year ended June 30, 2020, reflecting the declining market interest rate environment, which was partially offset by an increase of $8.3 million, or 9.3%, in the average balance of deposits to $97.8 million for the year ended June 30, 2021 from $89.5 million for the year ended June 30, 2020.

Net Interest Income. Net interest income decreased $209,000, or 7.3%, to $2.7 million for the year ended June 30, 2021 compared to $2.9 million for the year ended June 30, 2020. The decrease reflected a decline in the interest rate spread to 2.73% for the year ended June 30, 2021 from 2.94% for the year ended June 30, 2020, while the average net interest earning assets decreased $6.6 million year-to-year. The net interest margin decreased to 2.72% for the year ended June 30, 2021 from 2.98% for the year ended June 30, 2020. The interest rate spread and net interest margin were impacted by a continuation of a low market interest rate environment.

Provision for Loan Losses. Based on an analysis of the factors described in “Critical Accounting Policies and Use of Critical Accounting Estimates – Allowance for Loan Losses,” there was no provision for loan losses for either the year ended June 30, 2021 or June 30, 2020. The allowance for loan losses was $223,000 at both June 30, 2021 and 2020 and represented 0.30% of total loans at June 30, 2021, and 0.32% of total loans at June 30, 2020. The determination of the adequacy of the allowance for loan losses was due primarily to the low balances of nonperforming loans, delinquent loans and no net charge-offs in both periods.

Total nonperforming loans were $183,000 at June 30, 2021, compared to $45,000 at June 30, 2020. Classified loans totaled $177,000 at June 30, 2021, compared to $35,000 at June 30, 2020, and total loans past due greater than 30 days were $276,000 and $96,000 at those respective dates. As a percentage of nonperforming loans, the allowance for loan losses was 121.9% at June 30, 2021 compared to 500.3% at June 30, 2020.

The allowance for loan losses reflects the estimate management believes to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2021 and 2020. While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact the Van Wert Federal’s financial condition and results of operations. In addition, bank regulatory agencies periodically review the allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of loan charge-offs, based on judgments different than those of management.

Noninterest Income. Noninterest income totaled $214,000 for the year ended June 30, 2021, a decrease of $1,000, or 0.3%, from $215,000 for the year ended June 30, 2020. The decrease was primarily due to a $7,000, or 5.8%, decline in earnings on bank-owned life insurance, which was partially offset by a $6,000, or 6.4%, increase in other income.

Noninterest Expense. Noninterest expense decreased $14,000, or 0.5%, to $2.6 million for the year ended June 30, 2021, compared to the year ended June 30, 2020. The decrease was due primarily to a $50,000, or 3.5%, decrease in salaries and employee benefits and a $30,000, or 18.3%, decrease in franchise taxes, which were partially offset by a $48,000, or 31.3%, increase in directors fees, a $23,000 increase in Federal Deposit Insurance Corporation (the “FDIC”) insurance premiums and a $9,000, or 4.6%, increase in data processing fees. The decrease in salaries and employee benefits was due primarily to Gary Clay, Van Wert Federal’s Chairman of the Board, transitioning from daily management to the chairmanship role, which consequently increased directors fees, along with an increase in the fees paid to all directors. The decrease in franchise tax expense was due to a reduction in the tax rate year-to-year. The FDIC insurance premium expense increased due to the expiration of a credit that had reduced these premiums in the year ended June 30 2020. The increase in data processing was due primarily to costs associated with additional services from the primary data processing provider to increase service capabilities for customers.

Provision for Income Taxes. The provision for income taxes decreased by $42,000, or 54.5%, to $35,000 for the year ended June 30, 2021, compared to $77,000 for the year ended June 30, 2020. The decrease was due primarily to a $196,000, or 40.0% decrease in pretax income. The effective tax rates were 12.0% and 15.9% for the years ended June 30, 2021 and 2020, respectively.

Management of Market Risk

General.  Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a high level of liquidity;

•	growing our volume of core deposit accounts;

•	managing our investment securities portfolio so as to reduce the average maturity and effective life of the portfolio; and

•	continuing to diversify our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100 or 200 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, at December 31, 2021, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis points)	Estimated	EVE			(Decrease)
(1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
400	$24,248	$(4,341)	(15.18)%	19.07%	(120)
300	25,531	(3,058)	(10.70)%	19.58%	(69)
200	27,236	(1,353)	(4.73)%	20.30%	3
100	28,656	67	0.23%	20.79%	52
—	28,589	—	—%	20.27%	—
(100)	27,505	(1,084)	(3.79)%	19.21%	(106)
(200)	27,330	(1,259)	(4.40)%	19.04%	(123)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2021, we would have experienced a 4.73% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 4.40% decrease in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, at June 30, 2021, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2021
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis points)	Estimated	EVE			(Decrease)
(1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
400	$20,477	$(6,227)	(23.32)%	17.79%	(278)
300	22,238	(4,466)	(16.27)%	18.76%	(181)
200	24,404	(2,300)	(8.61)%	19.92%	(65)
100	26,186	(518)	(1.94)%	20.73%	16
—	26,704	—	—%	20.57%	—
(100)	27,153	449	1.68%	20.56%	(1)
(200)	27,377	673	2.52%	20.70%	13

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at June 30, 2021, we would have experienced a 8.61% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.52% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Change in Net Interest Income. The following table sets forth, at December 31, 2021, the calculation of the estimated changes in our net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
Change in Interest Rates (basis points) (1)	NII Year 1 Forecast	Year 1 Change from Level

(Dollars in thousands)
+400	$3,239	19.54%
+300	3,218	18.77%
+200	3,181	17.43%
+100	3,114	14.93%
Level	2,709	—
(100)	2,580	(4.78)%
(200)	2,571	(5.12)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2021, we would have experienced a 17.43% increase in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 5.12% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, at June 30, 2021, the calculation of the estimated changes in our NII that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2021
Change in Interest Rates (basis points) (1)	NII Year 1 Forecast	Year 1 Change from Level

(Dollars in thousands)
+400	$2,788	2.27%
+300	2,869	5.25%
+200	2,937	7.75%
+100	2,966	8.79%
Level	2,726	—
(100)	2,593	(4.88)%
(200)	2,593	(4.88)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

The table above indicate that at June 30, 2021, we would have experienced a 7.75% increase in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 4.88% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE and NII tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.

EVE and net interest NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2021, we had no outstanding borrowings from the Federal Home Loan Bank of Cincinnati. At December 31, 2021, we had the capacity to borrow $44.1 million from the Federal Home Loan Bank of Cincinnati.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For further information, see the statements of cash flows contained in the financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2021, Van Wert Federal’s Tier 1 leverage capital was $25.4 million, or 18.5% of adjusted assets. Accordingly, it was categorized as well-capitalized at December 31, 2021 under the “community bank leverage ratio” framework. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see note 9 to the notes to financial statements.

Off-Balance Sheet Arrangements. At December 31, 2021, we had $6.3 million of outstanding commitments to originate loans, $2.4 million of which represents the balance of remaining funds to be disbursed on construction loans in process. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2021 totaled $17.7 million at December 31, 2021. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Cincinnati advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF VWF BANCORP

VWF Bancorp was incorporated in the State of Maryland on February 25, 2022, and has not engaged in any business to date. Upon completion of the conversion and stock offering, VWF Bancorp will own all of the issued and outstanding stock of Van Wert Federal. We intend to contribute at least 50% of the net proceeds from the stock offering to Van Wert Federal. VWF Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

After the completion of the conversion and stock offering, VWF Bancorp, as the savings and loan holding company of Van Wert Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Van Wert Federal. Van Wert Federal is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.” Initially, VWF Bancorp will neither own nor lease any property, but will instead pay a fee to Van Wert Federal for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Van Wert Federal to serve as officers of VWF Bancorp. However, we will use periodically the support staff of Van Wert Federal. We will pay a fee to Van Wert Federal for the time employees of Van Wert Federal devote to VWF Bancorp; however, these individuals will not be separately compensated by VWF Bancorp. VWF Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF VAN WERT FEDERAL

General

We conduct our business from our sole office in Van Wert, Ohio. We consider Van Wert County, located in northwest Ohio, to be our primary market area for lending and deposit gathering. Our loan portfolio consists primarily of residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, agricultural real estate loans, construction loans, commercial and industrial loans, home equity lines of credit, and consumer loans. We originate loans for retention in our portfolio and generally do not sell loans. In recent years, we have increased our focus on originating higher yielding commercial real estate loans and commercial and industrial loans, and we intend to continue that focus after the conversion and stock offering. We offer a variety of deposit accounts including non-interest bearing demand accounts, interest-bearing demand accounts, savings accounts and certificates of deposit. We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our office is located at 976 South Shannon Street, Van Wert, Ohio 45891, and our telephone number at that address is (419) 238-9662. Our website address is www.vanwertfederal.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We consider Van Wert County, located in northwest Ohio, to be our primary market area for originating loans and gathering deposits. Our sole office is located in Van Wert, which is the county seat. Van Wert is located approximately 35 miles east of Ft. Wayne, Indiana, and approximately 35 miles west of Lima, Ohio.

Van Wert County is primarily rural, but it has a mix of manufacturing and agriculture. Major manufacturers include Tenneco, Inc. and Danfoss, which are major employers. Other major employers are Braun Industries, Central Mutual Insurance Company, Cooper Farms, Van Wert County Hospital, and local school districts. Agricultural production is primarily focused on corn, soybeans and wheat.

According to published statistics, the 2022 estimated population of Van Wert County is approximately 28,000. The 2022 to 2027 estimated population growth rate for Van Wert County is 0.1%, compared to 0.3% statewide and 0.6% nationwide. Estimated 2022 median household income for Van Wert County is approximately $63,200, compared to $65,100 statewide and $72,500 nationwide. The 2022 to 2027 estimated median household income growth rate for Van Wert County is 1.9%, compared to 2.0% statewide and 2.3% nationwide. Estimated 2022 per capita income for Van Wert County is $31,300, compared to $36,600 statewide and $40,400 nationwide. The 2022 to 2027 estimated per capita income growth rate for Van Wert County is 2.4%, compared to 2.3% statewide and 2.4% nationwide. The December 2021 unemployment rate for Van Wert County was 2.6%, compared to 3.4% statewide and 3.7% nationwide.

Competition

We face strong competition within our primary market area of Van Wert County both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2021 (the most recent date for which FDIC data is publicly available), we were ranked 4th among the eight FDIC-insured financial institutions with offices in Van Wert County, with a market share of deposits of 15.73%.

Lending Activities

General. Our loan portfolio consists primarily of residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, agricultural real estate loans, construction and land loans, commercial and industrial loans, home equity lines of credit, and consumer loans. We originate loans for retention in our portfolio and generally do not sell loans. In recent years, we have increased our focus on originating higher yielding commercial real estate loans and commercial and industrial loans, and we intend to continue that focus after the conversion and stock offering. We offer both adjustable-rate and fixed-rate residential mortgage loans. However, historically a significant majority of the residential real estate loans which we have originated are long-term, fixed-rate loans that generally conform to secondary market guidelines.

Commercial real estate loans and commercial and industrial loans have not historically comprised a significant portion of our total loan portfolio. While we expect that one- to four-family residential real estate lending will continue to be the primary emphasis of our lending operations, we intend to modestly increase our emphasis on commercial real estate loans and commercial and industrial loans in an effort to increase the yield on our loan portfolio.

We did not participate in the Paycheck Protection Program administered by the U.S. Small Business Administration.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. There were no loans held for sale at any date indicated.

	At December 31,		At June 30,
	2021		2021		2020
	Amount	Percent	Amount	Percent	Amount	Percent

		(Dollars in thousands)
Real estate:
Commercial	$7,451	9.3%	$6,548	8.5%	$6,377	9.0%
Residential	63,317	79.1	61,355	79.6	56,417	79.6
Agricultural	3,303	4.1	2,976	3.9	2,633	3.7
Construction and land	4,603	5.8	4,877	6.3	4,070	5.7
Commercial and industrial	325	0.4	342	0.4	361	0.5
Home equity line of credit	379	0.5	206	0.3	242	0.3
Consumer	676	0.8	775	1.0	809	1.2
Total loans	80,054	100.0%	77,079	100.0%	70,909	100.0%

Less:
Undisbursed loans in process	2,408		2,480		1,225
Net deferred loan costs, premium and discounts	3		(8)		(35)
Allowance for loan losses	223		223		223
Total loans receivable, net	$77,420		$74,384		$69,496

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	Commercial Real Estate	Residential Real Estate	Agricultural Real Estate		Construction and Land	Commercial and Industrial		Home Equity Lines of Credit		Consumer	Total

	(In thousands)
Due During the Years Ending December 31,
2022	$—	$15	$	―	$835	$	―	$	―	$23	$873
2023	―	126		―	―		―		―	37	163
2024	92	193		―	―		―		―	116	401
2025 to 2026	24	730		174	89		―		―	238	1,255
2027 to 2031	3,668	8,889		389	―		325		―	182	13,453
2032 to 2036	1,465	17,201		305	―		―		75	80	19,126
2037 and beyond	2,202	36,163		2,435	3,679		―		304	―	44,783
Total	$7,451	$63,317		$3,303	$4,603		$325		$379	$676	$80,054

The following table sets forth the contractual maturities of our total loan portfolio at June 30, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	Commercial Real Estate	Residential Real Estate	Agricultural Real Estate	Construction and Land	Commercial and Industrial	Home Equity Lines of Credit	Consumer	Total

	(In thousands)
Due During the Years Ending June 30,
2022	$ ―	$22	$ ―	$752	$ ―	$ ―	$4	$778
2023	―	140	―	167	―	―	35	342
2024	114	209	―	―	―	―	79	402
2025 to 2026	28	772	174	55	―	―	321	1,350
2027 to 2031	4,022	8,613	396	―	342	―	196	13,569
2032 to 2036	1,143	17,041	337	―	―	41	83	18,645
2037 and beyond	1,241	34,558	2,069	3,903	―	165	57	41,993
Total	$6,548	$61,355	$2,976	$4,877	$342	$206	$775	$77,079

The following table sets forth our fixed and adjustable-rate loans at December 31, 2021 that are contractually due after December 31, 2022.

	Due After December 31, 2022
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
Commercial	$1,945	$5,505	$7,450
Residential	51,232	12,071	63,303
Agricultural	211	3,092	3,303
Construction and land	3,768	—	3,768
Commercial and industrial loans	—	325	325
Home equity line of credit	379	—	379
Consumer loans	653	—	653
Total	$58,188	$20,993	$79,181

The following table sets forth our fixed and adjustable-rate loans at June 30, 2021 that are contractually due after June 30, 2022.

	Due After June 30, 2022
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
Commercial	$1,679	$4,869	$6,548
Residential	47,237	14,096	61,333
Agricultural	214	2,762	2,976
Construction and land	2,793	1,332	4,125
Commercial and industrial loans	—	342	342
Home equity lines of credit	206	—	206
Consumer loans	771	—	771
Total	$52,900	$23,401	$76,301

Residential Mortgage Lending. At December 31, 2021, we had $63.3 million of loans secured by residential real estate, or 79.1% of total loans. The significant majority of our one- to four-family residential real estate loans are secured by properties located in our primary market area. At December 31, 2021, $3.3 million, or 5.1% of residential mortgage loans, were secured by non-owner occupied properties. Approximately one-third of that amount represent loans secured by properties occupied by a family member of the borrower.

Our one- to four-family residential real estate loans are generally underwritten to secondary market guidelines. We offer both fixed-rate and adjustable rate residential mortgage loans for terms up to 30 years. Adjustable rate loans are tied to the National Average Contract Mortgage Rate published by the Federal Housing Finance Agency. For adjustable rate loans, the interest rate is fixed for the initial terms of five, seven or 10 years, and then adjusts yearly thereafter with an annual rate cap of 2% and a lifetime rate cap of 6%. We generally limit the loan-to-value ratios of our residential mortgage loans to 80% (90% for borrowers with a FICO credit score of 720 or higher and 95% with private mortgage insurance) of the purchase price or appraised value, whichever is lower.

We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Multi-family residential mortgage loans are an immaterial portion of our loan portfolio.

Commercial Real Estate Loans. At December 31, 2021, we had $7.5 million in commercial real estate loans, or 9.3% of total loans. Our commercial real estate loans are generally secured primarily by owner-occupied properties including warehouses and offices. We generally do not originate commercial loans secured by strip shopping malls or restaurants. Substantially all of our commercial real estate loans are adjustable rate loans with the interest rate tied to the National Average Contract Mortgage Rate. The interest rate is fixed for the initial term of five years, and then adjusts yearly thereafter. Commercial real estate loans generally have terms up to 20 years. We generally limit the loan-to-value ratios of our commercial mortgage loans to 80% (75% for non-owner occupied properties) of the purchase price or appraised value, whichever is lower.

At December 31, 2021, our largest commercial real estate loan had an outstanding balance of $2.3 million (representing a 50% participation interest) and is secured by two commercial warehouse facilities in Alabama. At December 31, 2021, this loan was performing according to its original terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, we require that the debt service coverage ratio be at least 1.15x. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of commercial real estate borrowers.

Agricultural Real Estate Loans. At December 31, 2021, we had $3.3 million in agricultural real estate loans, or 4.1% of total loans. These loans are secured by agricultural land. Substantially all of our agricultural real estate loans are adjustable rate loans with the interest rate tied to the National Average Contract Mortgage Rate. The interest rate is fixed for the initial term of five or seven years, and then adjusts yearly thereafter. Agricultural real estate loans generally have terms up to 25 years. We generally limit the loan-to-value ratios of our agricultural real estate loans to 75% of the purchase price or appraised value, whichever is lower.

At December 31, 2021, our largest agricultural real estate loan had an outstanding balance of $385,000. At December 31, 2021, this loan was performing according to its original terms.

We consider a number of factors in originating agricultural real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in agriculture and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, we require that the debt service coverage ratio be at least 1.15x. The significant majority of our agricultural real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of agricultural real estate borrowers.

Construction and Land Loans. At December 31, 2021, we had $4.6 million in construction and land loans. We make residential construction loans, primarily to individuals for the construction of their primary residences and to contractors and builders of single-family homes. We generally work with a limited number of builders with whom we have had a successful track record. We do not make speculative construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated. Our construction loans are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent residential mortgage loan. Our constructions loans are underwritten to the same guidelines for permanent residential mortgage loans. At December 31, 2021, our largest residential construction loan was for $576,000, none of which had been disbursed.

We make commercial construction loans, which are structured as construction/permanent loans where after a one year construction period the loan converts to a permanent commercial mortgage loan. Our constructions loans are underwritten to the same guidelines for commercial mortgage loans. At December 31, 2021, we had no commercial construction loans outstanding.

Construction loans generally can be made with a maximum loan-to-value ratio of 90% (residential properties) and 75% (commercial properties) of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. At December 31, 2021, our largest land loan (representing a 33% participation interest) had an outstanding balance of $633,000. At December 31, 2021, this loan was performing according to its original terms.

Commercial and Industrial Loans. At December 31, 2021, commercial and industrial loans were $325,000, or 0.4% of total loans. Commercial and industrial loans include both term loans and lines of credit. Term loans are generally fixed rate, five year balloon loans with generally 15-year amortization schedules. Lines of credit are based on the prime rate and with terms of 18 to 24 months. These loans are generally secured by business assets, such as equipment and accounts receivable. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 90% of the value of the collateral securing the loan.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

At December 31, 2021, our largest commercial and industrial loan totaled $310,000 and is secured by an airplane. At December 31, 2021, this loan was performing according to its original terms.

Home Equity Lines of Credit. At December 31, 2021, the outstanding balance of home equity lines of credit was $379,000, or 0.5% of total loans. The interest rate for home equity lines of credit are based on the prime rate. There is a 10 year draw period followed by a 10 year repayment period. The loan to value ratio is generally up to 80%, taking into account any superior mortgage on the collateral property. Generally, all applicants for a home equity line of credit are required to have a FICO credit score of at least 720.

Consumer Loans. At December 31, 2021, consumer loans were $676,000, or 0.8% of total loans. Our consumer loan portfolio generally consists of loans secured predominately by automobiles and trucks (new and used), trailers, and other consumer assets. Consumer loans have fixed interest rates and terms up to five years, with loan to value ratios up to 90%.

Loan Underwriting Risks

Commercial Real Estate Loans and Agricultural Real Estate Loans. Loans secured by commercial real estate or agricultural real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending and agricultural real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the underlying business. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.15x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan or an agricultural real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial and industrial loans typically consists of equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land loans have substantially similar risks.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they reprice at the end of the term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if the value of the real estate or other collateral decline before the expiration of the term of the loan or if there is a rising interest rate environment.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

We generally do not sell the loans we originate, but retain them in our loan portfolio.

We generally do not purchase loans, except for an occasional participation interest in a loan originated by another financial institution acting as the lead lender. At December 31, 2021, our largest purchased participation interest had an outstanding balance of $2.3 million, representing a 50% participation interest in a $4.8 million commercial real estate loan secured by two commercial warehouse facilities in Alabama. At December 31, 2021, this loan was performing according to its original terms.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Van Wert Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2021, our largest credit relationship to one borrower had an outstanding balance of $2.8 million and is secured by commercial and residential real estate. At December 31, 2021, this loan was performing according to its original terms.

We have a Management Loan Committee, which consists of our Chairman of the Board, President and Chief Executive Officer, Senior Lending Officer, Compliance Officer, and various lending staff. The Management Loan Committee may approve all loans up to $350,000. All loans that exceed this limit are reviewed by the Management Loan Committee and, if approved following the review, are submitted to the Board of Directors for final approval.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require an escrow for flood insurance (where appropriate) and generally require an escrow for required property taxes and insurance. On occasion, we allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower fails to make a required monthly payment on a loan, we mail a notice to the borrower and attempt to contact the borrower by phone. All delinquent loans are reported to the board of directors each month. After 90 days delinquent the loan is transferred to the appropriate collections personnel.  Our policies provide that a late notice be sent each month that the loan is past due. Once the loan is considered in default, generally at 90 days past due, a letter is generally sent to the borrower explaining that the entire balance of the loan is due and payable, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower.  If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due.  If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments.  In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2021, we had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure.  We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2021, we had one commercial real estate loan which was classified as a troubled debt restructuring, with an outstanding balance of $44,000.

Delinquent Loans. The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount at December 31, 2021, June 30, 2021 and June 30, 2020.

At June 30,
	At December 31, 2021			2021			2020
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

(In thousands)
Real estate loans:
Commercial	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential	1,006	413	45	—	99	177	—	51	45
Agricultural	—	—	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—	—	—	—
Home equity lines of credit (HELOC)	—	—	—	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—	—	—	—
Total	$1,006	$413	$45	$—	$99	$177	$—	$51	$45

Non-Performing Assets. The following table sets forth information regarding our non-performing assets at the dates indicated. Non-accrual loans, including non-accruing troubled debt restructurings, totaled $161,000, $85,000 and $9,000 at December 31, 2021, June 30, 2021 or June 30, 2020, respectively.

	At December 31,	At June 30,
	2021	2021	2020

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Commercial	$—	$—	$—
Residential	161	85	9
Agricultural	—	—	—
Construction and land	—	—	—
Commercial and industrial loans	—	—	—
Home equity lines of credit (HELOC)	—	—	—
Consumer	—	—	—
Total non-accrual loans	161	85	9

Accruing loans past due 90 days or more:
Real estate loans:
Commercial	—	—	—
Residential	—	98	35
Agricultural	—	—	—
Construction and land	—	—	—
Commercial and industrial loans	—	—	—
Home equity line of credit (HELOC)	—	—	—
Consumer	—	—	—
Total loans	—	98	35
Total nonperforming loans	161	183	45
Real estate owned	—	—	—
Other nonperforming assets	—	—	—
Total non-performing assets	$161	$183	$45

Troubled debt restructurings:
Commercial	$41	$45	$47
Residential	—	—	—
Agricultural	—	—	—
Construction and land	—	—	—
Commercial and industrial loans	—	—	—
Home equity lines of credit (HELOC)	—	—	—
Consumer	—	—	—
Total troubled debt restructurings	$41	$45	$47

Total non-performing loans to total loans	0.20%	0.24%	0.06%
Total non-performing loans to total assets	0.12%	0.14%	0.04%
Total non-performing assets to total assets	0.12%	0.14%	0.04%
Total non-performing loans and troubled debt restructurings to total loans	0.25%	0.30%	0.13%
Total non-performing loans and troubled debt restructurings to total assets	0.15%	0.18%	0.08%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified and special mention assets at the dates indicated were as follows:

	At December	At June 30,
	31, 2021	2021	2020

	(In thousands)
Classified Assets:
Substandard	$45	$177	$35
Doubtful	—	—	—
Loss	—	—	—
Total	$45	$177	$35
Special Mention	$64	$65	$—

Other Loans of Concern. At December 31, 2021, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the OCC will periodically review our allowance for loan and losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, the OCC is not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended December 31,		At or For the Years Ended June 30,
	2021	2020	2021	2020

(Dollars in thousands)
Allowance for loan losses at beginning of period	$223	$223	$223	$223
Provision for loan losses	—	—	—	—
Charge-offs:
Real estate loans:
Commercial	—	—	—	—
Residential	—	—	—	—
Agricultural	—	—	—	—
Construction and land	—	—	—	—
Commercial and industrial loans	—	—	—	—
Home equity lines of credit (HELOC)	—	—	—	—
Consumer loans	—	—	—	—
Total charge-offs	—	—	—	—

Recoveries:
Real estate loans:
Commercial	—	—	—	—
Residential	—	—	—	—
Agricultural	—	—	—	—
Construction and land	—	—	—	—
Commercial and industrial loans	—	—	—	—
Home equity lines of credit (HELOC)	—	—	—	—
Consumer loans	—	—	—	—
Total recoveries	—	—	—	—

Net (charge-offs) recoveries	—	—	—	—

Allowance for loan losses at end of period	$223	$223	$223	$223

Allowance for loan losses to non-performing loans at end of period	138.20%	247.65%	121.88%	500.28%
Allowance for loan losses to total loans outstanding at end of period	0.29%	0.32%	0.30%	0.32%
Net charge-offs (recoveries) to average loans outstanding during period	0.00%	0.00%	0.00%	0.00%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At June 30,
	At December 31, 2021			2021			2020
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans

	(Dollars in thousands)
Real estate:
Commercial	$29	13.0%	9.3%	$28	12.3%	8.5%	19	8.3%	9.0%
Residential	168	75.4	79.1	176	79.2	79.6	187	84.0	79.6
Agricultural	13	5.8	4.1	8	3.7	3.9	9	4.0	3.7
Construction and land	10	4.5	5.8	8	3.5	6.3	8	3.5	5.7
Commercial and industrial loans	1	0.6	0.4	1	0.6	0.4	—	0.1	0.5
Home equity lines of credit (HELOC)	1	0.4	0.5	1	0.3	0.3	—	—	0.3
Consumer	1	0.3	0.8	1	0.4	1.0	—	0.1	1.2
Total allocated allowance	223	100.0	100.0	223	100.0	100.0	223	100.0	100.0
Unallocated allowance	—	—	—	—	—	—	—	—	—
Total allowance for loan losses	$223	100.0%	100.0%	$223	100.0%	100.0%	$223	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and meeting asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Committee according to board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations, investments in: U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Ginnie Mae, and Freddie Mac; corporate and municipal bonds; asset-backed securities; certificates of deposit in other financial institutions; federal funds and money market funds, among other investments.

At December 31, 2021, our investment portfolio consisted of securities and obligations issued by U.S. government-sponsored enterprises as well as state and municipal securities. At December 31, 2021, we also owned $1.0 million of Federal Home Loan Bank of Cincinnati stock. As a member of Federal Home Loan Bank of Cincinnati, we are required to purchase stock in the Federal Home Loan Bank of Cincinnati, which is carried at cost and classified as a restricted investment.

At December 31, 2021, all of our investment securities are carried at fair value through accumulated other comprehensive income.

For additional information regarding our investment securities portfolio, see Note 3 to the notes to financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

				At June 30,
	At December 31, 2021			2021			2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(In thousands)
Noninterest-bearing demand deposits	$2,568	2.3%	—%	$2,006	2.0%	—%	$2,031	2.2%	—%
Interest-bearing demand deposits	24,643	21.9%	0.01%	17,232	17.1%	0.01%	14,942	15.9%	0.01%
Savings deposits	47,822	42.6%	0.02%	43,184	42.8%	0.02%	35,386	37.7%	0.02%
Certificates of deposit	37,241	33.2%	0.83%	38,501	38.1%	0.81%	41,434	44.2%	1.46%
Total	$112,274	100.0%	0.29%	$100,923	100.0%	0.32%	$93,793	100.0%	0.65%

At December 31, 2021, June 30, 2021 and June 30, 2020, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000 per account) was $23.9 million, $13.3 million and $11.1 million, respectively. At December 31, 2021, June 30, 2021 and June 30, 2020, the aggregate amount of all uninsured certificates of deposit was $3.2 million, $2.6 million and $3.4 million, respectively. At December 31, 2021, June 30, 2021 and June 30, 2020, we had no deposits that were uninsured for any reason other than being in excess of the Federal Deposit Insurance Corporation limit.

The following table sets forth, by time remaining until maturity, the uninsured certificates of deposit at December 31, 2021.

At December 31, 2021
(In thousands)
Three months or less	$—
Over three months through six months	415
Over six months through 12 months	—
Over 12 months	2,749
Total	$3,164

Borrowings. We may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. Such advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2021, we had no outstanding advances from the Federal Home Loan Bank of Cincinnati. At December 31, 2021, based on available collateral and our ownership of Federal Home Loan Bank of Cincinnati common stock, we had access to up to $44.1 million of advances from the Federal Home Loan Bank of Cincinnati.

Properties

At December 31, 2021, the net book value of our properties was $1.3 million. We operate from our sole office located at 976 South Shannon Street, Van Wert, Ohio, which we own. We believe that our current facility is adequate to meet our present and foreseeable needs. We also own vacant land in Van Wert which may be used for future expansion. We currently do not have any plans or understandings to expand our office network.

Subsidiary Activities

Upon completion of the conversion and stock offering, Van Wert Federal will become the sole and wholly-owned subsidiary of VWF Bancorp. Van Wert Federal has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2021, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Van Wert Federal will enter into an agreement with VWF Bancorp for Van Wert Federal to provide VWF Bancorp with certain administrative support services. VWF Bancorp will compensate Van Wert Federal in an amount not less than the fair market value of the services provided. In addition, VWF Bancorp and Van Wert Federal will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated tax liability.

Employees

At December 31, 2021, we had 21 full-time equivalent employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings association (the term “savings association” includes a federal savings bank), Van Wert Federal is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Van Wert Federal also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Van Wert Federal or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, VWF Bancorp will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. VWF Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of VWF Bancorp and Van Wert Federal.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Van Wert Federal and VWF Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Van Wert Federal and VWF Bancorp.

Federal Banking Regulation

Business Activities. A federal association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Van Wert Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Van Wert Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for Van Wert Federal to engage in directly, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings.  Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital.  Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries.  Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital.  Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt.  Also included in Tier 2 capital is the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Van Wert Federal exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

The federal banking agencies have developed a “Community Bank Leverage Ratio (CBLR)” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio will be deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum Community Bank Leverage Ratio at not less than 8% and not more than 10%, and as of January 1, 2022, it is set at 9%. Van Wert Federal has elected to be subject to the CBLR framework. At December 31, 2021, Van Wert Federal’s CBLR was 18.55%.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2021, Van Wert Federal complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Van Wert Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Van Wert Federal also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2021, Van Wert Federal complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 83.7%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Van Wert Federal will be upon the consummation of the conversion and stock offering, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Van Wert Federal received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Van Wert Federal. VWF Bancorp will be an affiliate of Van Wert Federal because of its control of Van Wert Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Van Wert Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Van Wert Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Van Wert Federal’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At December 31, 2021, Van Wert Federal met the criteria for being considered “well capitalized.” In addition, as set forth above, a “qualifying community bank,” such as Van Wert Federal, that exceeds the Community Bank Leverage Ratio is considered “well capitalized” under the Prompt Corrective Action statutes. Van Wert Federal has elected to be subject to the Community Bank Leverage Ratio framework. At December 31, 2021, Van Wert Federal exceeded the required Community Bank Leverage Ratio.

Insurance of Deposit Accounts. Van Wert Federal is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. That system was effective July 1, 2016 and replaced a system under which each institution was assigned to a risk category. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking. The existing system represents a change, required by the Dodd-Frank Act, from the FDIC’s prior practice of basing the assessment on an institution’s aggregate deposits.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Van Wert Federal. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance for Van Wert Federal.

Privacy Regulations. Federal regulations generally require that Van Wert Federal disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Van Wert Federal is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Van Wert Federal has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Van Wert Federal is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Van Wert Federal are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Van Wert Federal also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Van Wert Federal is a member of the Federal Home Loan Bank of Cincinnati, which is one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Cincinnati provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Cincinnati are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Cincinnati. Van Wert Federal complied with this requirement at December 31, 2021. Based on redemption provisions of the Federal Home Loan Bank of Cincinnati, the stock has no quoted market value and is carried at cost. Van Wert Federal reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Cincinnati stock. At December 31, 2021, no impairment has been recognized.

Holding Company Regulation

VWF Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over VWF Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Van Wert Federal.

As a savings and loan holding company, VWF Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if VWF Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. VWF Bancorp does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of VWF Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

In order for VWF Bancorp to be regulated as savings and loan holding company by the Federal Reserve Board, rather than as a bank holding company, Van Wert Federal must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At December 31, 2021, Van Wert Federal maintained 83.7% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

VWF Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. VWF Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued in VWF Bancorp’s stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of VWF Bancorp may be resold without registration. Shares purchased by an affiliate of VWF Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If VWF Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of VWF Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of VWF Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, VWF Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company such as VWF Bancorp unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with VWF Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. VWF Bancorp and Van Wert Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to VWF Bancorp and Van Wert Federal.

Method of Accounting. For federal income tax purposes, Van Wert Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2021 Van Wert Federal had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At December 31, 2021, Van Wert Federal no net operating loss carrryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2021, Van Wert Federal had no capital loss carryovers.

Corporate Dividends. VWF Bancorp may generally exclude from our income 100% of dividends received from Van Wert Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns. Van Wert Federal’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Van Wert Federal is subject to Ohio taxation in the same general manner as other financial institutions. In particular, Van Wert Federal files a consolidated Ohio Financial Institutions Tax (“FIT”) return. The FIT is based upon the net worth of the consolidated group. For Ohio FIT purposes, savings institutions are currently taxed at a rate equal to 0.8% of taxable net worth, capped at 14% of the institution’s total assets.

As a Maryland business corporation, VWF Bancorp will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of VWF Bancorp is a director of Van Wert Federal. Each executive officer of VWF Bancorp is an executive officer of Van Wert Federal. We expect that VWF Bancorp and Van Wert Federal will continue to have a shared management structure until there is a business reason to establish separate management structures.

New President and Chief Executive Officer

We have begun a search for a new President and Chief Executive Officer. Once a qualified candidate is identified and appointed to that position, our current President and Chief Executive Officer, who has experience and expertise in commercial lending, will become our Chief Operating Officer and Chief Risk Officer. In that position he will be better able to facilitate our business strategy component of continuing to seek to grow and diversify our loan portfolio by increasing originations of commercial real estate loans and commercial and industrial loans.

Executive Officers of VWF Bancorp

The following table sets forth information regarding the executive officers of VWF Bancorp. Age information is at December 31, 2021. The executive officers are elected annually by the Board of Directors.

Name	Age	Position
Gary L. Clay	68	Chairman of the Board
Mark K. Schumm	50	President and Chief Executive Officer
Kylee J. Moody	39	Treasurer and Chief Financial Officer

Executive Officers of Van Wert Federal

The following table sets forth information regarding the executive officers of Van Wert Federal. Age information is at December 31, 2021. The executive officers are elected annually by the Board of Directors.

Name	Age	Position
Gary L. Clay	68	Chairman of the Board
Mark K. Schumm	50	President and Chief Executive Officer
Kylee J. Moody	39	Treasurer and Chief Financial Officer
George R. Scott, III	38	Vice President and Senior Lending Officer

Directors of VWF Bancorp and Van Wert Federal

VWF Bancorp has five directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion and stock offering, the directors of Van Wert Federal will be elected by VWF Bancorp in its capacity as sole stockholder of Van Wert Federal. The following table sets forth information regarding our directors, including their ages at December 31, 2021 and the calendar years when they began serving as directors of Van Wert Federal.

Name	Position(s) Held With Van Wert Federal	Age	Director Since	Current Term Expires
Gary L. Clay	Chairman of the Board	68	1992	2024
Jon Bagley	Director	57	2015	2024
Charles F. Koch	Director	66	1994	2023
Michael Keysor	Director	52	2016	2023
Thomas Turnwald	Director	50	2018	2022

Board Independence

VWF Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service as set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each director, except for Jon Bagley and Gary L. Clay, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Clay is not considered independent because he serves as an executive officer of VWF Bancorp and Van Wert Federal. Mr. Bagley is not considered independent because he is the brother-in-law of Mr. Clay.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Gary L. Clay is the Chairman of the Board of Van Wert Federal, a position he has held since 2019. Mr. Clay joined Van Wert Federal in 1977 after graduating from Bluffton College with a degree in Accounting and Business Administration. He began his career with Van Wert Federal as its accountant and lending officer. He advanced to different positions within Van Wert Federal, including Vice-President and Senior Lending Officer. In 2006, Mr. Clay was named President and Chief Executive Officer. Mr. Clay serves as a Vice-Chairman on the Van Wert County Foundation Board and as a trustee on The Marsh Foundation Board. His 45 years of community banking experience and knowledge of Van Wert Federal’s business and market area provides the board of directors with valuable insight into the business of Van Wert Federal.

Jon Bagley serves as Secretary on the Board of Directors of Vancrest Management Corporation, headquartered in Van Wert, Ohio. Vancrest currently operates 11 health care campuses throughout the state of Ohio. Mr. Bagley is a graduate of Tri-State University with a degree in chemical engineering and holds an MBA from the University of Saint Frances. Mr. Bagley began his working career in the manufacturing sector, holding a variety of engineering, human resource, and plant leadership positions before joining Vancrest in 1994. At Vancrest he served as Chief Operating Officer for 25 years. Mr. Bagley’s experience provides the board of directors with a valuable perspective on health care and personnel issues. Mr. Bagley is the brother-in-law of Mr. Clay.

Charles F. Koch is an attorney-at-law and the owner of Koch Law Office. Mr. Koch graduated from The Ohio State University before earning his law degree from Ohio Northern University. He has been practicing law for 40 years with a strong emphasis on real estate law. Mr. Koch is currently the Chairman of the Board of the Van Wert County Foundation. His legal expertise provides the board of directors with invaluable legal insight with respect to the real estate lending operations of Van Wert Federal.

Michael Keysor is the President of Custom Assembly, a warehousing and assembly business in Haviland, Ohio. Custom Assembly has locations throughout the United States. Mr. Keysor is a graduate of Toledo University with a degree in Business management. After graduation, Mr. Keysor worked at State Bank and Trust before joining his family’s business in 1992. He serves on the Board of Trustees of the Van Wert County Hospital and Van Wert Airport Authority. His 30 years of warehousing and logics experience provides the board of directors with valuable insight into the needs in the warehousing and transportation sector of Van Wert Federal’s community.

Thomas Turnwald is the owner and President of National Door & Trim and Teem Wholesale in Van Wert, Ohio. These two manufacturing companies supply millwork products for residential and commercial construction. Mr. Turnwald graduated from Toledo University in 1993 and returned home to work for his father at National Door and Trim. While working there, Mr. Turnwald started a new business, Teem Wholesale. When his father retired from National Door & Trim in 2006, Mr. Turnwald also took over management of that operation. Mr. Turnwald is currently Chairman of the Van Wert County Hospital Board. His 25 years of experience in residential and commercial construction area provides the board of directors with valuable insight into the housing and commercial construction area.

Executive Officers Who are not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is at December 31, 2021.

Mark K. Schumm , age 50, has served as the President and Chief Executive Officer of Van Wert Federal. He served as a director of Van Wert Federal from 2019 through 2021. Mr. Schumm began his career at Van Wert Federal in 2007 as a lender and led the loan department before becoming President and Chief Executive Officer. His experience at Van Wert Federal includes many facets of its operations, including lending, operations, and information technology. Mr. Schumm holds a Bachelor’s of Science degree in Agribusiness and Applied Economics and a minor in Accounting from The Ohio State University and a Masters in Business Administration from Wright State University. Mr. Schumm operated a 550 acre grain farm with his father through 2017. Mr. Schumm serves on the board of directors for Community Health Professionals, Van Wert Economic Development Corporation, and the Van Wert YMCA.

Kylee J. Moody, age 40, has served as Chief Financial Officer of Van Wert Federal since 2015. Ms. Moody joined Van Wert Federal in 2012 as an Accountant.  Before joining Van Wert Federal, Ms. Moody served as Administrative Manager for Tecumseh Packaging Solutions from 2006 to 2012. Ms. Moody received a Bachelor of Science in Accounting and Public Relations and a Masters of Business Administration from Heidelberg College. Ms. Moody previously served on the boards of the United Way of Van Wert County and St. Mary of the Assumption Catholic School. She serves on the finance committee at St. Mary of the Assumption Catholic Church and as secretary of the Van Wert Marlins Parent Board.

George R. Scott, III, age 38, has served as Vice President and Senior Lending Officer of Van Wert Federal since 2019. Mr. Scott joined Van Wert Federal in 2017 and has previously held other lender roles with Van Wert Federal. Before joining Van Vert Federal, Mr. Scott worked in education for eight years. Mr. Scott completed his undergraduate studies with the University of Toledo and received his Masters of Arts from the University of Findlay. Mr. Scott serves on the boards of The Van Wert Chamber of Commerce, Van Wert Revolving Loan Fund, Van Wert Day Care Center and the Van Wert Crime Stoppers. He is the son-in-law of Mr. Clay.

Meetings and Committees of the Board of Directors of VWF Bancorp and Van Wert Federal

The board of directors of VWF Bancorp has met ______ times since the incorporation of VWF Bancorp to address certain organizational matters and matters related to the conversion and stock offering, and has established the following standing committees: Audit Committee (consisting of the full board of directors, the President and Chief Executive Officer, and the Treasurer and Chief Financial Officer), Compensation Committee (consisting of the full board of directors and the President and Chief Executive Officer), and Nominating Committee (consisting of all directors other than those up for reelection in a given year). Each of these committees is expected to operate under a written charter, which governs its composition, responsibilities and operations.

During the year ended June 30, 2021, the board of directors of Van Wert Federal met 12 times. The Van Wert Federal board of directors conducts business through several committees, including an audit committee, a loan committee and an asset/liability management committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both VWF Bancorp and Van Wert Federal including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. Federal law generally prohibits publicly traded companies from making loans and extensions of credit to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Van Wert Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

For residential mortgage loans on primary residences only, Van Wert Federal makes loans to its directors, officers and employees through a program where such loans are made at a reduced interest rate of 1.00% below the interest rate offered to the public. Origination fees are also waived. The following table list the directors and executive officers who participated in the loan program during the six months ended December 31, 2021, and the years ended June 30, 2021 and June 30, 2020. As to each individual, this table sets forth certain information with respect to his or her loans where the aggregate balance of his or her loan exceeded $120,000 at any time during the periods presented.

Name	Largest Aggregate Balance 07/01/21 to 12/31/21	Principal Balance 12/31/21	Principal Paid 07/01/21 to 12/31/21	Interest Paid 07/01/21 to 12/31/21	Interest Rate
Mark K. Schumm	$128,930	$121,153	$7,777	$1,414	2.25%
Jon Bagley	$200,510	$135,872	$64,638	$2,081	2.50%
Michael Keysor	$520,000	$520,000	$—	$914	1.875%

Name	Largest Aggregate Balance 07/01/20 to 06/30/21	Principal Balance 06/30/21	Principal Paid 07/01/20 to 06/30/21	Interest Paid 07/01/20 to 06/30/21	Interest Rate
Mark K. Schumm	$144,224	$128,930	$15,294	$3,088	2.25%
Jon Bagley	$391,665	$200,510	$191,156	$7,281	2.50%
Charles Koch	$242,496	$—	$242,496	$906	2.25%

Name	Largest Aggregate Balance 07/01/19 to 06/30/20	Principal Balance 06/30/20	Principal Paid 07/01/19 to 06/30/20	Interest Paid 07/01/19 to 06/30/20	Interest Rate
Mark K. Schumm	$159,178	$144,224	$14,954	$3,428	2.25%
Jon Bagley	$400,000	$391,665	$8,335	$2,950	2.125%
Charles Koch	$262,097	$242,496	$19,601	$5,696	2.25%
Kylee J. Moody	$132,645	$119,374	$13,271	$3,084	2.25%

None of the loans presented in the above table involve more than the normal risk of collection or present other unfavorable features. All such loans were performing according to their original repayment terms at December 31, 2021, and were made in compliance with federal banking regulations.

All other loans made to our executive officers and directors that were outstanding at December 31, 2021, were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Van Wert Federal and did not involve more than the normal risk of collectability or present other unfavorable features. All such other loans were performing according to their original repayment terms at December 31, 2021, and were made in compliance with federal banking regulations.

Other. Charles F. Koch, a director of Van Wert Federal and an attorney-at-law, performs title searches and other legal work for Van Wert Federal. The fees that Van Wert Federal paid to him during the six months ended December 31, 2021, and the years ended June 30, 2021 and 2020, were $52,000, $40,000 and $30,000, respectively.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the year ended June 30, 2021. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Total
Mark K. Schumm President and Chief Executive Officer	2021	$169,125	$12,000	$37,315	$218,440

Kylee J. Moody Chief Financial Officer and Treasurer	2021	$110,750	$8,000	$7,208	$125,958

George R. Scott, III Vice President and Senior Lending Officer	2021	$89,500	$12,000	$6,463	$107,963

__________________________
(1)	The compensation represented by the amounts for 2021 set forth in the “All Other Compensation” column for the Named Executive Officers is as follows:

Name	401(k) Plan Matching Contributions	Club Dues	Life Insurance Imputed Income	Director Fees (a)	Total All Other Compensation
Mark K. Schumm	$10,868	$250	$197	$26,000	$37,315
Kylee J. Moody	7,125	—	83	—	7,208
George Scott	6,090	250	123	—	6,463

________________________
(a)	Mr. Schumm served on the Board of Directors of Van Wert Federal during the year ended June 30, 2021.

Proposed Employment Agreements. Van Wert Federal does not currently maintain employment agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into an employment agreement with each of Mark K. Schumm, President and Chief Executive Officer, and George R. Scott, III, Vice President and Senior Lending Officer. Our continued success depends to a significant degree on the skills and competence of Messrs. Schumm and Scott and the employment agreements are intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreements will have initial terms of two years. Commencing on the first anniversary of the date of the employment agreements and continuing each anniversary thereafter, the terms of the agreements will extend for an additional year, so that the terms again become two years. However, at least 30 days before the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive before the applicable anniversary date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the terms of the employment agreements, the terms of the agreements will automatically renew for two years from the effective date of the change in control.

The employment agreements will provide Messrs. Schumm and Scott with annual base salaries of $201,250 and $105,000, respectively. The board of directors will review the executives’ base salaries at least annually and the base salaries may be increased, but not decreased; provided, however, that beginning January 1, 2023, Mr. Schumm’s base salary will be reset at $173,250. In addition to receiving base salaries, the executives will participate in any bonus programs and benefit plans made available to senior management employees. Van Wert Federal will also reimburse Messrs. Schumm and Scott for all reasonable business expenses incurred in performing their duties, as well for a social membership at a local country club.

In the event either executive voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of his (i) unpaid salary, (ii) unpaid expense reimbursements, (iii) unused accrued paid time off and (iv) earned but unpaid incentive compensation (i.e., the “Accrued Obligations”).

In the event the executive’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive a severance payment, paid in a lump sum, equal to the Accrued Obligations plus the base salary and bonuses (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement. In addition, if the executive elects COBRA coverage, he will be reimbursed for their monthly COBRA premium payments for up to 18 months.

In the event the executive’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event within 24 months following a change in control, he will receive a severance payment, paid in a single lump sum, equal to his Accrued Obligations plus two times the sum of (i) his base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned for the year in which the change in control occurs or any of the three prior calendar years. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for his monthly COBRA premium payments for up to 18 months.

For purposes of the employment agreement, “good reason” includes (i) a material reduction in the executive’s authority, duties or responsibilities, (ii) a material reduction in his salary or incentive compensation opportunities (iii) a relocation of his principal place of employment by more than 35 miles from Van Wert Federal’s office location; or (iv) a material breach of the employment agreement by Van Wert Federal. Notwithstanding the foregoing, it is anticipated that Mr. Schumm’s title will become Chief Operating Officer once Van Wert Federal hires a new President and Chief Executive Officer and his duties and responsibilities will change accordingly at that time and that change will not constitute good reason for purposes of the employment agreement.

Should the executive become disabled during the term of the employment agreement, he will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by Van Wert Federal. If the executive dies while employed by Van Wert Federal, his beneficiaries will receive the Accrued Obligations plus any benefit payable under the life insurance program sponsored by Van Wert Federal.

Upon termination of employment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Proposed Change in Control Agreement. Van Wert Federal does not currently maintain change in control agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into a change in control agreement with Kylee J. Moody, Chief Financial Officer and Treasurer.

The change in control agreement will have an initial term of two years. At least 30 days before the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive before the applicable anniversary date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the terms of the employment agreements, the terms of the agreements will automatically renew for two years from the effective date of the change in control.

In the event the executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” (which is defined substantially in the same manner as the term is defined in the employment agreements), during the term of the agreement, she will receive a severance payment, paid in a single lump sum, equal to two times the sum of (i) her base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned for the year in which the change in control occurs or any of the three prior calendar years. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for her monthly COBRA premium payments for up to 18 months. The severance benefits under the agreement may be reduced if the severance benefits under the change in control agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code.

Split-Dollar Life Insurance. Van Wert Federal maintains the Van Wert Federal Savings Bank Split Dollar Life Insurance Plan, in which each of the named executive officers participate. Van Wert Federal purchased life insurance policies on the life of each executive in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon his or her death. The policies are owned by Van Wert Federal, which paid the premium due on the policies. In accordance with their participation agreements under the plan, upon the death of a covered executive before a separation from service, the proceeds of the policy are divided between the executive’s beneficiary, who is entitled to the lesser of (i) 50% of the net at risk amount capped at $250,000 or (ii) the net at risk amount. The “net at risk” amount equals the total death benefit of a life insurance policy less the cash surrender value of the policy.

401(k) Plan. Van Wert Federal maintains the Van Wert Federal Savings Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age 21 and completing one month of eligibility service in which they work at least 83 hours of service. Employees become eligible for employer contributions, including matching contributions, after they attain age 21 and complete one year of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2022, the salary deferral contribution limit is $20,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $27,000. In addition to salary deferral contributions, Van Wert Federal currently makes matching contributions at the level of 100% of the participant’s salary deferral on the first 6% of the participant’s compensation. It may also make other discretionary contributions to the 401(k) Plan.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after two years of service, so that a participant will become fully vested after completing six years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

Expense recognized in connection with the 401(k) Plan totaled approximately $55,000 for the year ended June 30, 2021.

Defined Benefit Pension Plan. Van Wert Federal participates in a multiple employer defined benefit pension plan. Effective as of March 31, 2016, the plan was amended so that no new employees would become eligible to participate in the plan and the annual benefit provided to employees under the plan was frozen. Freezing the plan eliminated all future benefit accruals; however, the accrued benefits as of March 31, 2016, remain. During the year ended June 30, 2021, Van Wert Federal recognized $202,000 as a pension plan expense. Assuming completion of the conversion and stock offering, Van Wert Federal intends to withdraw as a participant from the pension plan during the fourth calendar quarter of 2022 or the first calendar quarter of 2023. The administrator of the pension plan has estimated that the expense associated with withdrawal from the pension plan would be approximately $3.1 million. However, the actual cost could be significantly higher since the actual cost is primarily dependent on the value of the pension plan’s assets and interest rates at the time of the withdrawal. Messrs. Clay and Schumm and Ms. Moody participate in the pension plan.

The normal retirement benefit formula under the pension plan provides for a benefit, payable at age 65 as a straight life annuity, equal to 1.50% times the participant’s average of the highest five consecutive years salary times a participant’s years of benefit service under the pension plan. Participants’ highest average salaries and benefit service were frozen for purposes of the pension plan as of March 31, 2016. Participants may receive an early retirement benefit after attaining age 45 that equals the normal retirement benefit reduced by 3% for each year between the participant’s age at early retirement and age 65.

Employee Stock Ownership Plan. Van Wert Federal intends to adopt an employee stock ownership plan, effective January 1, 2022, for eligible employees. It is anticipated that eligible employees will include employees who have attained age 21 and have completed one year of service. Employees employed as of January 1, 2022, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of VWF Bancorp common stock sold in the stock offering and contributed to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from VWF Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Van Wert Federal’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year beginning after two years of service, such that the participants will be 100% vested upon completion of six years of credited services. Participants who were employed by Van Wert Federal immediately before the completion of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Van Wert Federal will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of VWF Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of VWF Bancorp.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2021, certain information as to the total remuneration we paid to our non-employee directors.

Name	Fees Earned or Paid in Cash	All Other Compensation (1)	Total
Jon Bagley	$26,000	$303	$26,303
Gary L. Clay (2)	72,667	12,583	85,250
Michael Keysor	26,000	248	26,248
Charles F. Koch	26,000	307	26,307
Thomas Turnwald	26,000	213	26,213

___________________________

(1)	Represents imputed income related to insurance coverage pursuant to a split-dollar life insurance agreement. Mr. Clay’s amount includes $464 for imputed income related to insurance coverage pursuant to a split-dollar life insurance agreement, $250 for a club membership, and $11,869 paid pursuant to the Salary Continuation Agreement.

(2)	On April 1, 2020, Mr. Clay retired as an employee of Van Wert Federal but continued to serve as a member of the Board of Directors. Mr. Clay was rehired as an employee on October 1, 2021. He currently serves as the Executive Chairman of the Board of Directors.

Director Fees. Directors of Van Wert Federal receive an annual fee of $28,000, and no additional fees are paid for attending meetings of the Board of Directors or of its committees. Mr. Clay will receive board fees and a salary as the Executive Chairman of the Board of Directors.

Each individual who serves as a director of Van Wert Federal also serves as a director of VWF Bancorp. Initially, he will receive director fees only in his capacity as a director of Van Wert Federal. Following the completion of the conversion and stock offering, VWF Bancorp may also determine to pay director fees but has not determined to do so at this time.

Split-Dollar Life Insurance. Van Wert Federal maintains the Van Wert Federal Savings Bank Split Dollar Life Insurance Plan, in which each of the directors participate. Van Wert Federal purchased life insurance policies on the life of each director in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon his death. The policies are owned by Van Wert Federal, which paid the premium due on the policies. In accordance with their participation agreements under the plan, upon the death of a covered executive before a separation from service, the proceeds of the policy are divided between the executive ’s beneficiary, who is entitled to the lesser of (i) 50% of the net at risk amount capped at $250,000 or (ii) the net at risk amount. The “net at risk” amount equals the total death benefit of a life insurance policy less the cash surrender value of the policy.

Proposed Employment Agreement. In connection with the conversion and stock offering, Van Wert Federal intends to enter into an employment agreement with Gary L. Clay, Executive Chairman of the Board of Directors. Our continued success depends to a significant degree on his skills and competence and the employment agreement is intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreement will have an initial term of two years. Commencing on the first anniversary of the date of the employment agreement and continuing each anniversary thereafter, the term of the agreement will extend for an additional year, so that the term again become two years. However, at least 30 days before the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive before the applicable anniversary date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the terms of the employment agreement, the term of the agreement will automatically renew for two years from the effective date of the change in control.

The employment agreements will provide Mr. Clay with annual base salary of $52,000. The board of directors will review the executive’s base salary at least annually and the base salary may be increased, but not decreased. In addition to receiving base salary, the executive will participate in any bonus programs and benefit plans made available to senior management employees. Van Wert Federal will also provide Mr. Clay with a company-owned or leased automobile and reimburse him for all reasonable business expenses incurred in performing his duties, as well for a social membership at a local country club.

If Mr. Clay voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of his (i) unpaid salary, (ii) unpaid expense reimbursements, (iii) unused accrued paid time off and (iv) earned but unpaid incentive compensation (i.e., the “Accrued Obligations”).

If Mr. Clay’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive a severance payment, paid in a lump sum, equal to the Accrued Obligations plus the base salary and bonuses (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement. In addition, if the executive elects COBRA coverage, he will be reimbursed for their monthly COBRA premium payments for up to 18 months.

If Mr. Clay’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event within 24 months following a change in control, he will receive a severance payment, paid in a single lump sum, equal to his Accrued Obligations plus two times the sum of (i) his base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned for the year in which the change in control occurs or any of the three prior calendar years. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for his monthly COBRA premium payments for up to 18 months.

For purposes of the employment agreement, “good reason” includes (i) a material reduction in the executive’s authority, duties or responsibilities, (ii) a material reduction in his salary or incentive compensation opportunities (iii) a relocation of his principal place of employment by more than 35 miles from Van Wert Federal’s main office location; or (iv) a material breach of the employment agreement by Van Wert Federal.

Should Mr. Clay become disabled during the term of the employment agreement, he will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by Van Wert Federal. If Mr. Clay dies while employed by Van Wert Federal, his beneficiaries will receive the Accrued Obligations plus any benefit payable under the life insurance program sponsored by Van Wert Federal.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Clay will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Salary Continuation Agreement. Van Wert Federal has entered into a salary continuation agreement with Mr. Clay (the “Salary Continuation Plan”). Under the Salary Continuation Plan, upon Mr. Clay’s separation from service on or after his normal retirement age of 65, he is entitled to an annual payment of $11,869. The benefit is paid monthly for Mr. Clay’s lifetime with a guaranteed payment for 15 years. At the time Mr. Clay initially retired from Van Wert Federal, he experienced a separation of service for purposes of the Salary Continuation Plan and began receiving payments under the plan.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion and stock offering, and, if adopted within 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the sum of shares sold in the stock offering and contributed to the charitable foundation.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the sum of shares sold in the stock offering and contributed to the charitable foundation, unless Van Wert Federal has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the sum of shares sold in the stock offering and contributed to the charitable foundation;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of VWF Bancorp or Van Wert Federal.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion and stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of VFW Bancorp when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$8.00	$598	$704	$810	$931
10.00	748	880	1,012	1,164
12.00	898	1,056	1,214	1,397
14.00	1,047	1,232	1,147	1,629

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of VWF Bancorp when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range

(In thousands, except exercise price and fair value information)
$8.00	$3.11	$585	$684	$787	$905
10.00	3.89	727	856	984	1,132
12.00	4.67	873	1,027	1,182	1,359
14.00	5.44	1,017	1,197	1,376	1,583

The above tables are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering – Limitations on Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range
Gary L. Clay, Chairman of the Board	51,000	$510,000	2.8%
Mark K. Schumm, President and Chief Executive Officer	37,000	370,000	2.0
Jon Bagley, Director	82,000	820,000	4.4
Michael Keysor, Director	100,000	1,000,000	5.4
Charles F. Koch, Director	100,000	1,000,000	5.4
Thomas Turnwald, Director	100,000	1,000,000	5.4
Kylee J. Moody, Treasurer and Chief Financial Officer	12,000	120,000	*
George R. Scott, III, Vice President and Senior Lending Officer	10,000	100,000	*
All directors and officers as a group (8 persons)	492,000	$4,920,000	26.6%

*	Less than 1.0%

(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above and noted below, the named individuals are not aware of any other purchases by a person or entity that would be considered an associate of the named individuals under the plan of conversion. Messrs. Clay, Bagley and Scott are considered associates of one another because they are related by marriage, but, as to each individual, his purchase intention does not include the purchase intentions of the other two individuals so as to avoid double counting.

THE CONVERSION AND STOCK OFFERING

The board of directors of Van Wert Federal has approved the plan of conversion. The plan of conversion provides for the establishment and funding of the charitable foundation. The plan of conversion must also be approved by Van Wert Federal’s members (its depositors and borrowers). The establishment and funding of the charitable foundation must also be approved by Van Wert Federal’s members by a separate vote. A special meeting of members has been called for these purposes. Van Wert Federal has filed an application with respect to the conversion and stock offering with the OCC, and VWF Bancorp has filed a holding company application with the Federal Reserve Board. The approvals of the OCC and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Van Wert Federal adopted and approved the plan of conversion on March 3, 2022. According to the plan of conversion, Van Wert Federal will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Van Wert Federal has organized a new Maryland stock holding company named VWF Bancorp, which will sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering are completed, all of the capital stock of Van Wert Federal will be owned by VWF Bancorp, and all of the common stock of VWF Bancorp will be owned by its stockholders.

VWF Bancorp expects to retain between $6.9 million and $9.7 million of the net proceeds of the stock offering, or $11.3 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Van Wert Federal will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that VWF Bancorp will invest in Van Wert Federal $8.5 million, $10.2 million, $11.8 million and $13.7 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range. The conversion and stock offering will be consummated only upon the sale of at least 1,850,000 shares of our common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons (and trusts of natural persons) residing in Van Wert County in Ohio. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Performance Trust, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of VWF Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking office of Van Wert Federal and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Van Wert Federal’s application for approval to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to VWF Bancorp’s registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Van Wert Federal by purchasing shares of common stock of VWF Bancorp.

The capital raised in the stock offering will also offset the cost (estimated at $3.1 million, pre-tax) associated with withdrawing from our defined benefit pension plan.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Van Wert Federal has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Van Wert Federal is required to approve the plan of conversion and to approve the establishment and funding of the charitable foundation. A special meeting of members to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation has been set for June ___, 2022. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve VWF Bancorp’s holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Van Wert Federal will continue to be a federally-chartered savings bank and will continue to be regulated by the OCC, while VWF Bancorp will be regulated by the Federal Reserve Board. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Van Wert Federal at the time of the conversion will serve as the directors of Van Wert Federal and of VWF Bancorp after the conversion and stock offering.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Van Wert Federal at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Van Wert Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Members. All of our depositors and certain borrowers are members of and have voting rights in Van Wert Federal as to all matters requiring membership action. Upon completion of the conversion, Van Wert Federal will cease to have members and former members will no longer have voting rights in Van Wert Federal. Upon completion of the conversion, all voting rights in Van Wert Federal will be vested in VWF Bancorp as the sole stockholder of Van Wert Federal. The stockholders of VWF Bancorp will possess exclusive voting rights with respect to VWF Bancorp common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or Ohio income tax purposes to Van Wert Federal or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Van Wert Federal has both a deposit account in Van Wert Federal and a pro rata ownership interest in the net worth of Van Wert Federal based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Van Wert Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Van Wert Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Van Wert Federal, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Van Wert Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Van Wert Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2020 and March 31, 2022 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to VWF Bancorp as the sole owner of Van Wert Federal’s capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller, an independent appraisal firm, to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one final update valuation, Keller will receive a fee of $35,000, and will be reimbursed for its expenses up to $500.

We are not affiliated with Keller, and neither we nor Keller has an economic interest in, or is held in common with, the other. Keller represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller from serving in the role of our independent appraiser.

We have agreed to indemnify Keller and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the stock offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by Keller, subject to valuation adjustments applied by Keller to account for differences between us and our peer group. Because Keller concluded that asset size is not a strong determinant of market value, Keller did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Keller placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. Due to Van Wert Federal’s lower earnings, the price to earnings approach did not warrant equal focus by Keller.

The independent valuation was prepared by Keller in reliance upon the information contained in this prospectus, including our financial statements. Keller also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on our equity and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Keller considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Van Wert Federal. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following three selection criteria: (i) Midwest institutions with assets less than $1.9 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; (ii) North west institutions with assets less than $1.9 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings; and (iii) North central institutions with assets of less than $1.9 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.29% and purchases in the open market of 4.0% of the common stock sold in the stock offering and contributed to the charitable foundation by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that at February 18, 2022, the estimated pro forma market value of VWF Bancorp ranged from $18.7 million to $29.1 million, with a midpoint of $22.0 million (including the value of the 20,000 shares to be issued to the charitable foundation valued at the purchase price of $10.00 per share). Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share and excluding the 20,000 shares to be contributed to the charitable foundation, the minimum of the offering range is 1,850,000 shares, the midpoint of the offering range is 2,180,000 shares and the maximum of the offering range is 2,510,000 shares, or 2,889,500 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Keller considered adjustments to our pro forma market value based on a comparison of VWF Bancorp with the peer group. Keller made downward adjustments for: (i) profitability, growth and viability of earnings; (ii) liquidity of the shares; (iii) asset growth; (iv) dividends; (v) marketing of the stock offering; (vi) subscription interest; and (vii) market area. Keller made an upward adjustment for financial condition. Keller made no adjustments for management. The downward adjustment for profitability and viability of earnings took into consideration the lower historical, recent and pro forma return on assets and return on equity, and uncertainty related to future earnings growth given current financial characteristics. The downward adjustment for liquidity of the stock took into consideration the lower number of shares to be outstanding and lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the stock offering was based on the risk and uncertainty related to a new offering. The downward adjustment was made for dividends due to the absence of dividend payments by Van Wert Federal and unlikely payment of dividends by VWF Bancorp going forward. The downward adjustment for subscription interest was due to current market condition for bank stocks and the lower level of subscription interest in new offerings. The downward adjustment for market area was based on the market area’s declining population and households historically and projected. Keller made an upward adjustment for financial condition based on Van Wert Federal’s higher equity position and lower nonperforming assets but also recognized its lower allowance for loan losses relative to both loans and nonperforming assets.

The following table presents a summary of selected pricing ratios for the peer group companies and for VWF Bancorp (on a pro forma basis) utilized by Keller in its appraisal. These ratios are based on VWF Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended December 31, 2021. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 18, 2022. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 45.41% on a price-to-book value basis and a discount of 48.02% on a price-to-tangible book value basis. Due to VWF Bancorp’s minimal core earnings, the much higher premium based on the price to earnings basis was not meaningful.

	Price-to-core earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
VWF Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	NM		62.27%	62.27%
Maximum	NM		58.34%	58.34%
Midpoint	NM		54.38%	54.38%
Minimum	NM		49.80%	49.80%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	18.18	x	99.61%	104.62%
Median	15.51	x	99.91%	106.19%

(1)	Price-to-earnings multiples calculated by Keller in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The following table presents information regarding the peer group companies utilized by Keller in its appraisal.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets at December 31, 2021
				($ in millions)
BankFinancial Corporation	BFIN	Nasdaq	Burr Ridge, IL	1,659
Cincinnati Bancorp, Inc.	CNNB	Nasdaq	Cincinnati, OH	249
ESSA Bancorp, Inc.	ESSA	Nasdaq	Stroudsburg, PA	1,858
FFBW, Inc.	FFBW	Nasdaq	Brookfield, WI	355
HV Bancorp, Inc.	HVBC	Nasdaq	Doylestown, PA	534
IF Bancorp, Inc.	IROQ	Nasdaq	Watseka, IL	767
Mid-Southern Bancorp, Inc.	MSVB	Nasdaq	Salem, IN	252
Prudential Bancorp, Inc.	PBIP	Nasdaq	Philadelphia, PA	1,100
Riverview Bancorp, Inc.	RVSB	Nasdaq	Vancouver, WA	1,715
WVS Financial Corp.	WVFC	Nasdaq	Pittsburgh, PA	348

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $18.7 million or more than $29.1 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Keller did not independently verify our financial statements and other information that we provided to them, nor did Keller independently value our assets or liabilities. The independent valuation considers Van Wert Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $29.1 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,889,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $29.1 million, and a corresponding increase in the offering range to more than 2,889,500 shares, or a decrease in the minimum of the valuation range to less than $18.7 million and a corresponding decrease in the offering range to fewer than 1,850,000 shares, then we will promptly return, with interest at a rate of 0.01% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of Keller’s independent valuation appraisal report is available for inspection at our office, as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2020 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 50,000 shares ($500,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2020. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2020.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering and contributed to the charitable foundation. Our employee stock ownership plan intends to purchase up to 8% of the total number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on March 31, 2022 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares ($500,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2022. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor as of the close of business on the voting record date of _____, 2022, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower as of __________ and as of the close of business on the voting record date of _____, 2022 (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares ($500,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts and eligible loan accounts in which he or she had an ownership interest at __________, 2022. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 5:00 p.m., Eastern time, on June ____, 2022, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 1,850,000 shares within 45 days after the June ____, 2022 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.01% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond __________, 2022 is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Van Wert County in Ohio.

Subscribers in any community offering may purchase up to 50,000 shares ($500,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Van Wert County in Ohio, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Van Wert County in Ohio. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Van Wert County in Ohio, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Van Wert County in Ohio is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Van Wert County in Ohio. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 5:00 p.m., Eastern time, on June ____, 2022, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond __________, 2022. If an extension beyond __________, 2022 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June _____, 2022, which is two years after the date of the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Performance Trust will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other broker-dealers who are FINRA member firms. Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.

In any syndicated community offering, any person may purchase up to 50,000 shares ($500,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Van Wert Federal deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $18.7 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.01% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Van Wert Federal and VWF Bancorp, on one hand, and Performance Trust, on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 5:00 p.m., Eastern time, on June ___, 2022, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond _________, 2022. If an extension beyond __________, 2022 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June ____, 2024, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 160,000 shares ($1,600,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%) and contributed to the charitable foundation;

•	The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 33% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5.0% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation;

(ii)	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Van Wert County in Ohio.

The term “associate” of a person means:

(1)	any corporation or organization, other than Van Wert Federal, VWF Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Van Wert Federal or VWF Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Van Wert Federal or VWF Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of VWF Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock, we have retained Performance Trust, which is a broker-dealer registered with FINRA. In its role as financial advisor, Performance Trust will:

•	consult with us as to the marketing implications of the plan of conversion, including the amount of common stock to be offered for sale in the stock offering;

•	review the financial impact of the stock offering on VWF Bancorp and Van Wert Federal, based upon the independent appraisal;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in the design and implementation of a marketing strategy for the stock offering;

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary; and

•	provide general advice and assistance as may be reasonably requested by us to promote the successful completion of the stock offering.

For these services, Performance Trust will receive a management fee of $25,000 payable on the commencement of the stock offering, and will receive a success fee of equal to the greater of (i) $250,000 and (ii) 1% of the aggregate purchase price of the shares of common stock sold in the subscription offering and any community offering, excluding shares sold to the employee stock ownership plan and to our directors, officers and employees and their immediate family members and shares contributed to the charitable foundation. The $25,000 management fee will be credited against the success fee.

Syndicated Community Offering. If any shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 5.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering by Performance Trust and any other broker-dealers included in the syndicated community offering. Any syndicated offering will be on a best efforts basis, and Performance Trust will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. In its role as financial advisor, Performance Trust also will be reimbursed for its legal fees and expenses up to a maximum of $100,000 and for its other expenses up to $15,000 (which may be increased to up to $30,000 in the event of a resolicitation of subscribers). In its role as records agent and stock information center manager, Performance Trust will be reimbursed for its expenses up to a maximum of $20,000.

Other. Performance Trust has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of VWF Bancorp common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the stock offering. Performance Trust expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Stock Information Center Management

In addition to engaging Performance Trust to assist in the marketing of shares of our common stock, we have engaged Performance Trust to act as our records agent and stock information center manager in connection with the stock offering. In its role as records agent and stock information center manager, Performance Trust will, among other things:

•	coordinating vote solicitation and the special meetings of members;

•	designing stock order forms;

•	organization and supervision of the Stock Information Center; and

•	providing employee training.

For these services Performance Trust will receive fees totaling $30,000, of which $10,000 has been paid as of the date of this prospectus. These fees can be increased by up to $10,000 if there are unusual or additional items or duplication of service required as a result of a material change in the regulations or the plan of conversion or a material delay or other similar events. Performance Trust will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $20,000.

Indemnity

We will indemnify Performance Trust against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Solicitation of Officers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Van Wert Federal may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 5:00 p.m., Eastern time, on June ____, 2022, unless we extend one or both for up to 45 days, with the approval of the OCC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond ________, 2022 would require the OCC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.01% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.01% per annum, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the June ____, 2022 expiration date of the stock offering, according to Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery according to Rule 15c2-8. Stock order forms will be distributed only with, or preceded by, a prospectus.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 5:00 p.m., Eastern time, on June ____, 2022. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver your stock order form to our office located at 976 South Shannon Street, Van Wert, Ohio. Our office is open Monday through Friday from 8:30 a.m., Eastern time, excluding bank holidays, and Saturday from 8:30 a.m. to 12:00 p.m., Eastern time. Hand-delivered stock order forms will be accepted only at this location.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Van Wert Federal, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to VWF Bancorp, Inc. Do not remit cash; or

(ii)	authorization of withdrawal of available funds from your Van Wert Federal deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at Van Wert Federal are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Van Wert Federal and will earn interest at 0.01% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to VWF Bancorp) or a Van Wert Federal line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Van Wert Federal. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Van Wert Federal deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by August ____, 2022. If the subscription offering and any community offering are extended past August ____, 2022, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.01% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Van Wert Federal from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or VWF Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Van Wert Federal or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Van Wert Federal’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Van Wert Federal, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Van Wert Federal or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, but in no event less than two weeks before the June ____, 2022 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit or loan account. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at _____________. The Stock Information Center is accepting telephone calls Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Van Wert Federal before the completion of the conversion and stock offering, all claims of creditors of Van Wert Federal, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Van Wert Federal remaining, depositors of Van Wert Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Van Wert Federal immediately before liquidation. In the unlikely event that Van Wert Federal were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to VWF Bancorp in its capacity as the sole holder of Van Wert Federal capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Van Wert Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Van Wert Federal after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Van Wert Federal after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Van Wert Federal, would be entitled, on a complete liquidation of Van Wert Federal after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of VWF Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Van Wert Federal as of the close of business on December 31, 2020. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on December 31, 2020 bears to the balance of all such deposit accounts in Van Wert Federal on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Van Wert Federal as of the close of business on March 31, 2022. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on March 31, 2022 bears to the balance of all such deposit accounts in Van Wert Federal on such date.

If, however, on any June 30 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on December 31, 2020 or March 31, 2022, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to VWF Bancorp in its capacity as the sole stockholder of Van Wert Federal.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Van Wert Federal, VWF Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Van Wert Federal or VWF Bancorp would prevail in a judicial proceeding.

Van Wert Federal and VWF Bancorp have received an opinion from its counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.	The conversion of Van Wert Federal to a federally-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Van Wert Federal will not recognize any gain or loss upon the receipt of money from VWF Bancorp in exchange for shares of common stock of Van Wert Federal.

3.	The basis and holding period of the assets received by Van Wert Federal, in stock form, from Van Wert Federal, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Van Wert Federal, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Van Wert Federal, in stock form, in the same dollar amount and under the same terms as held at Van Wert Federal, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Van Wert Federal, in stock form, in exchange for their ownership interests in Van Wert Federal, in mutual form.

5.	The basis of the account holders’ deposit accounts in Van Wert Federal, in stock form, will be the same as the basis of their deposit accounts in Van Wert Federal, in mutual form. The basis of the Eligible Account Holders and the Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of VWF Bancorp common stock, provided that the amount to be paid for VWF Bancorp common stock is equal to the fair market value of VWF Bancorp common stock.

7.	It is more likely than not that the basis of the shares of VWF Bancorp common stock purchased in the stock offering will be the purchase price. The holding period of the VWF Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by VWF Bancorp on the receipt of money in exchange for shares of VWF Bancorp common stock sold in the stock offering.

In the view of Keller (which is acting as independent appraiser of the value of the shares of VWF Bancorp common stock), the subscription rights do not have any value for the reasons set forth above. Keller’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and VWF Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Van Wert Federal are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from Keller stating its belief that the benefit provided by the Van Wert Federal liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Van Wert Federal liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Van Wert Federal, its members, VWF Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that VWF Bancorp or Van Wert Federal would prevail in a judicial or administrative proceeding.

The federal income tax opinion has been filed with the Securities and Exchange Commission as an exhibit to VWF Bancorp’s registration statement. An opinion regarding the Ohio income tax consequences consistent with the federal income tax opinion has been issued by Wipfli LLP.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors, executive officers of Van Wert Federal, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or an executive officer of VWF Bancorp or Van Wert Federal generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of VWF Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC conversion regulations prohibit VWF Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

VAN WERT FEDERAL SAVINGS BANK CHARITABLE FOUNDATION, INC.

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, Van Wert Federal Savings Bank Charitable Foundation, Inc., as a non-stock, nonprofit Delaware corporation in connection with the conversion and stock offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Van Wert Federal’s community banking franchise. The conversion and stock offering present a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation. The establishment and funding of the charitable foundation is subject to regulatory approval and approval by Van Wert Federal’s members.

Purpose of the Charitable Foundation

In connection with the closing of the conversion and stock offering, we intend to contribute to the charitable foundation $100,000 in cash and 20,000 shares of our common stock, for an aggregate contribution of $300,000 based on the $10.00 per share offering price.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the conversion and stock offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Van Wert Federal, thereby forming a partnership within the communities in which Van Wert Federal operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Thomas Turnwald, a director of Van Wert Federal, and ______ other individuals. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the conversion and stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not an officer, director or employee of VWF Bancorp or Van Wert Federal, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Van Wert Federal’s directors.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at Van Wert Federal’s office. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Van Wert Federal and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(i)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) tax exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The OCC requires that, before our board of directors adopted the plan of conversion, Van Wert Federal’s board of directors had to identify its member(s) that will serve on the charitable foundation’s board, and these director(s) could not participate in the board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Van Wert Federal’s board of directors complied with this regulation in adopting the plan of conversion.

The OCC will generally not object if a well-capitalized federal savings association or savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a conversion stock offering. Van Wert Federal qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The OCC imposes the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the OCC may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

RESTRICTIONS ON ACQUISITION OF VWF BANCORP

Although the board of directors of VWF Bancorp is not aware of any effort that might be made to obtain control of VWF Bancorp after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in VWF Bancorp’s articles of incorporation and bylaws to protect the interests of VWF Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Van Wert Federal, VWF Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of VWF Bancorp’s articles of incorporation and bylaws, Van Wert Federal’s federal stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in VWF Bancorp’s articles of incorporation and bylaws and Van Wert Federal’s federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Van Wert Federal’s application for conversion filed with the OCC, and except for Van Wert Federal’s federal stock charter and bylaws, VWF Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

VWF Bancorp’s Articles of Incorporation and Bylaws

VWF Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of VWF Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Van Wert Federal;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon VWF Bancorp entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to VWF Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of VWF Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of VWF Bancorp or Van Wert Federal) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within a county in which Van Wert Federal maintains an office, or in a contiguous county; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of VWF Bancorp.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of VWF Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of VWF Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of VWF Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon VWF Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, VWF Bancorp and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of VWF Bancorp;

•	whether a more favorable price could be obtained for VWF Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of VWF Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of VWF Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of VWF Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that VWF Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to VWF Bancorp at least 90 days before and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to VWF Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by VWF Bancorp.

Authorized but Unissued Shares. After the conversion and stock offering, VWF Bancorp will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. VWF Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that VWF Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that VWF Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of VWF Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of VWF Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire VWF Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by VWF Bancorp;

(xii)	the limitation of liability of officers and directors to VWF Bancorp for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that VWF Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Van Wert Federal’s Stock Charter

The federal stock charter of Van Wert Federal provides that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than VWF Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Van Wert Federal. This provision does not apply to any tax-qualified employee benefit plan of Van Wert Federal or VWF Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Van Wert Federal or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Van Wert Federal. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the OCC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC defines “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF VWF BANCORP

General

VWF Bancorp is authorized to issue 14,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. VWF Bancorp currently expects to issue in the stock offering up to 2,510,000 shares of common stock and contribute 20,000 shares of common stock to the charitable foundation. It will not issue shares of preferred stock in the stock offering or contribute any shares of preferred stock to the charitable foundation. Each share of VWF Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of VWF Bancorp will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. VWF Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of VWF Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If VWF Bancorp issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of VWF Bancorp will have exclusive voting rights in VWF Bancorp. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of VWF Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If VWF Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Van Wert Federal will be vested in its board of directors, who elect the officers of Van Wert Federal and who fill any vacancies on the board of directors. Voting rights of Van Wert Federal will be vested exclusively in the owner of the shares of capital stock of Van Wert Federal, which will be VWF Bancorp, and voted at the direction of VWF Bancorp’s board of directors. Consequently, the holders of the common stock of VWF Bancorp will not have direct control of Van Wert Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of Van Wert Federal, VWF Bancorp, as the holder of all of Van Wert Federal’s capital stock, would be entitled to receive all assets of Van Wert Federal available for distribution, after payment or provision for payment of all debts and liabilities of Van Wert Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of VWF Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of VWF Bancorp available for distribution. If preferred stock is issued by VWF Bancorp, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of VWF Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of VWF Bancorp’s authorized preferred stock will be issued as part of the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for VWF Bancorp’s common stock will be _______________.

EXPERTS

The financial statements of Van Wert Federal at June 30, 2021 and 2020 and for each of the years ended June 30, 2021 and 2020 have been included herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to VWF Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN AUDITOR

On November 9, 2021, Van Wert Federal dismissed BKD, LLP and engaged Wipfli LLP as its independent auditor. This change in auditors was approved by Van Wert Federal’s Audit Committee. Wipfli LLP was engaged to audit the financial statements of Van Wert Federal for the years ended June 30, 2021 and 2020 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Wipfli LLP, Van Wert Federal did not consult with Wipfli LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wipfli LLP on Van Wert Federal’s financial statements, and Wipfli LLP did not provide any written or oral advice that was an important factor considered by Van Wert Federal in reaching a decision as to any such accounting, auditing or financial reporting issue, and Van Wert Federal did not consult with Wipfli LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of BKD, LLP on its audit of the financial statements of Van Wert Federal for the years ended June 30, 2021 and 2020, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Van Wert Federal for the years ended June 30, 2021 and 2020, performed under AICPA standards, there were no disagreements with BKD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BKD, LLP, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Van Wert Federal provided BKD, LLP with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that BKD, LLP furnish Van Wert Federal with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of VFW Bancorp, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to VWF Bancorp and Van Wert Federal, has issued to VWF Bancorp its opinion regarding the legality of the common stock and has issued to VWF Bancorp and Van Wert Federal its opinion regarding the federal income tax consequences of the conversion and stock offering. Wipfli LLP has issued its opinion to VWF Bancorp and Van Wert Federal regarding the Ohio state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for Performance Trust by Hogan Lovells US LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

VWF Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including VWF Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Van Wert Federal has filed with the OCC an application for conversion. This prospectus omits certain information contained in the application. The application may be examined at the OCC Midwest District Office located at 425 S. Financial Place, Suite 1700, Chicago, Illinois 60605. A copy of the plan of conversion is available for review at Van Wert Federal’s office.

In connection with the conversion and stock offering, VWF Bancorp will register its common stock under Section 12 of the Securities Exchange Act of 1934. Upon registration, VWF Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, VWF Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

# # #

Separate financial statements for VWF Bancorp have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Van Wert Federal Savings Bank

Van Wert, Ohio

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Van Wert Federal Savings Bank (the “Bank”) as of June 30, 2021 and 2020, and the related statements of operations, comprehensive income (loss), changes in equity and cash flows for the years then ended and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Bank’s auditor since 2021.

/s/ WIPFLI LLP

Eau Claire, Wisconsin

March 4, 2022

F-1

Van Wert Federal Savings Bank

Balance Sheets

December 31, 2021 (Unaudited) and June 30, 2021 and 2020

	December 31,	June 30,
	2021	2021	2020
	(Unaudited)
Assets
Cash and due from banks	$31,549,304	$11,660,839	$23,773,919
Interest-bearing time deposits	3,420,000	4,890,000	8,075,000
Available-for-sale debt securities	18,310,171	28,526,420	11,063,796
Loans, net of allowance for loan losses of $222,884 at Deember 31, 2021, June 30, 2021 and 2020	77,419,787	74,384,207	69,495,771
Premises and equipment	1,395,784	1,421,166	1,451,100
Federal Home Loan Bank stock	1,012,900	1,012,900	1,012,900
Bank owned life insurance	5,058,567	5,003,803	4,892,967
Accrued interest receivable	198,121	193,018	221,344
Other assets	188,380	134,596	175,784

Total assets	$138,553,014	$127,226,949	$120,162,581

Liabilities and Equity

Liabilities
Deposits
Demand	$27,211,074	$19,237,348	$16,972,408
Savings	47,821,779	43,184,282	35,386,095
Time	37,241,539	38,501,260	41,434,177

Total deposits	112,274,392	100,922,890	93,792,680

Advances from borrowers for taxes and insurance	729,686	579,312	594,412
Accrued interest payable and other liabilities	296,512	328,771	413,266

Total liabilities	113,300,590	101,830,973	94,800,358

Commitments and Contingencies

Equity
Retained earnings	25,363,218	25,471,008	25,277,733
Accumulated other comprehensive income (loss)	(110,794)	(75,032)	84,490

Total equity	25,252,424	25,395,976	25,362,223

Total liabilities and equity	$138,553,014	$127,226,949	$120,162,581

See Notes to Financial Statements	F-2

Van Wert Federal Savings Bank

Statements of Operations

Six Months Ended December 31, 2021 and 2020 (Unaudited) and Years Ended

June 30, 2021 and 2020

	Six Months Ended		Year Ended
	December 31,		June 30,
	2021	2020	2021	2020

	(Unaudited)
Interest Income
Loans	$1,363,056	$1,381,239	$2,746,377	$2,872,360
Investment securities	156,343	79,994	206,720	378,064
Interest-bearing deposits and other	53,619	93,235	157,247	337,210

Total interest income	1,573,018	1,554,468	3,110,344	3,587,634

Interest Expense
Deposits	179,009	251,658	452,904	721,052
Federal Home Loan Bank advances	1	2	2	11

Total interest expense	179,010	251,660	452,906	721,063

Net Interest Income	1,394,008	1,302,808	2,657,438	2,866,571

Provision for Loan Losses	-	-	-	-

Net Interest Income After Provision for Loan Losses	1,394,008	1,302,808	2,657,438	2,866,571

Noninterest Income
Bank owned life insurance	54,764	56,288	110,836	117,652
Other income	54,088	47,001	103,143	96,910

Total noninterest income	108,852	103,289	213,979	214,562

Noninterest Expense
Salaries and employee benefits	706,950	673,834	1,368,035	1,418,341
Directors fees	95,500	98,667	202,667	154,333
Occupancy and equipment	90,027	89,683	174,700	184,479
Data processing fees	114,230	98,306	204,906	195,952
Franchise taxes	69,780	65,231	134,936	165,132
FDIC insurance premiums	16,300	10,220	25,230	2,267
Professional services	73,005	75,206	140,824	142,298
Loss on sale of investment securities	291,198	-	-	-
Other	191,106	164,861	327,132	329,645

Total noninterest expense	1,648,096	1,276,008	2,578,430	2,592,447

Income (loss) before income taxes	(145,236)	130,089	292,987	488,686

Provision for income taxes (benefit)	(37,446)	14,860	35,223	77,489

Net Income (Loss)	$(107,790)	$115,229	$257,764	$411,197

See Notes to Financial Statements	F-3

Van Wert Federal Savings Bank

Statements of Comprehensive Income (Loss)

Six Months Ended December 31, 2021 and 2020 (Unaudited) and Years Ended June 30, 2021 and 2020

	Six Months Ended		Year Ended
	December 31,		June 30,
	2021	2020	2021	2020

	(Unaudited)
Net Income (Loss)	$(107,790)	$115,229	$257,764	$411,197

Other comprehensive income (loss):
Net unrealized gains (losses) on available-for-sale securities	(336,467)	69,002	(201,927)	174,880

Reclassification adjustment for realized losses on sale of securities	291,198	-	-	-

Tax (expense) benefit	9,507	(14,490)	42,405	(36,725)

Other comprehensive income (loss)	(35,762)	54,512	(159,522)	138,155

Comprehensive income (loss)	$(143,552)	$169,741	$98,242	$549,352

See Notes to Financial Statements	F-4

Van Wert Federal Savings Bank

Statements of Changes in Equity

Six Months Ended December 31, 2021 (Unaudited) and Years Ended June 30, 2021 and 2020

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance at July 1, 2019	$24,866,536	$(53,665)	$24,812,871

Net income	411,197	-	411,197

Other comprehensive income	-	138,155	138,155

Balance at June 30, 2020	25,277,733	84,490	25,362,223

Cumulative effect of change in accounting principle	(64,489)	-	(64,489)

Net income	257,764	-	257,764

Other comprehensive loss	-	(159,522)	(159,522)

Balance at June 30, 2021	25,471,008	(75,032)	25,395,976

Net loss (unaudited)	(107,790)	-	(107,790)

Other comprehensive loss (unaudited)	-	(35,762)	(35,762)

Balance at December 31, 2021 (unaudited)	$25,363,218	$(110,794)	$25,252,424

See Notes to Financial Statements	F-5

Van Wert Federal Savings Bank

Statements of Cash Flows

Six Months Ended December 31, 2021 and 2020 (Unaudited) and Years Ended June 30, 2021 and 2020

	Six Months Ended		Year Ended
	December 31,		June 30,
	2021	2020	2021	2020

	(Unaudited)
Operating Activities
Net income (loss)	$(107,790)	$115,229	$257,764	$411,197
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,860	36,858	70,936	77,555
Amortization of premiums and discounts	55,243	41,097	44,813	48,063
Deferred income taxes	(7,300)	(8,093)	(17,166)	(5,091)
Provision for loan losses	-	-	-	-
Loss on sale of investment securities	291,198	-	-	-
Increase in cash surrender value of bank-owned life insurance	(54,764)	(56,288)	(110,836)	(117,652)
Changes in:
Accrued interest receivable	(5,103)	44,960	28,326	103,434
Other assets and liabilities	(69,236)	(60,848)	16,264	(20,180)

Net cash provided by operating activities	136,108	112,915	290,101	497,326

Investing Activities
Net change in interest-bearing time deposits	1,470,000	1,960,000	3,185,000	30,000
Purchases of available-for-sale securities	(2,602,262)	(10,834,935)	(24,347,114)	(7,991,817)
Proceeds from calls, maturities and paydowns of available-for-sale securities	2,718,358	1,217,602	6,573,261	24,779,821
Proceeds from sales of investment securities	9,708,443	-	-
Net change in loans	(3,035,580)	(824,069)	(4,888,436)	(2,430,551)
Purchase of premises and equipment	(8,478)	(39,802)	(41,002)	(20,909)

Net cash provided by (used in) investing activities	8,250,481	(8,521,204)	(19,518,291)	14,366,544

Financing Activities
Net increase in deposit accounts	11,351,502	4,047,379	7,130,210	3,976,969
Net change in advances by borrowers for taxes and insurance	150,374	91,715	(15,100)	84,038

Net cash provided by financing activities	11,501,876	4,139,094	7,115,110	4,061,007

Increase (Decrease) in Cash and Cash Equivalents	19,888,465	(4,269,195)	(12,113,080)	18,924,877

Cash and Cash Equivalents, Beginning of Period	11,660,839	23,773,919	23,773,919	4,849,042

Cash and Cash Equivalents, End of Period	$31,549,304	$19,504,724	$11,660,839	$23,773,919

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest on deposits and borrowings	$178,965	$251,670	$452,944	$721,152
Income taxes	-	75,000	105,731	55,000

See Notes to Financial Statements	F-6

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Inclusion of Unaudited Information

The financial information included herein as of December 31, 2021 and for the interim periods ended December 31, 2021 and 2020 is unaudited. However, in management’s opinion, the information reflects all normal, recurring adjustments that are necessary for a fair presentation. The results shown for the six months ended December 31, 2021 and 2020 are not necessarily indicative of the results to be obtained for a full year.

Nature of Operations

Van Wert Federal Savings Bank (“Bank”) is a federally chartered mutual thrift engaged primarily in the business of making residential mortgage loans and accepting deposits. Its operations are conducted through its office located in Van Wert, Ohio. The Bank faces competition from other financial institutions and is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets and fair values of financial instruments.

Change in Accounting Principle

In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-08 Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 amended the amortization period to the earliest call date for purchased callable debt securities held at a premium. Prior to implementation of the ASU, premiums on securities were amortized to the maturity date of the security. The ASU was effective, as to the Bank, for fiscal years beginning after December 15, 2019.

The Bank adopted ASU 2017-08 effective July 1, 2020, as required. As provided for in the ASU, a cumulative effect adjustment, representing a charge of $64,489, was recorded to retained earnings upon adoption, which equaled the difference at that date between use of the shorter amortization period to the call date for securities affected by the change.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Cash Equivalents

The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2021, (unaudited) June 30, 2021 and 2020, none of the Bank’s cash accounts at nonfederal government or nongovernmental agencies exceeded FDIC insurance limits.

Effective March 26, 2020, the Federal Reserve's board of directors approved reducing the required reserve requirement ratios to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve's board in the future.

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits have original maturities greater than one year and are carried at cost.

Debt Securities

Debt securities held by the Bank generally are classified and recorded in the financial statements as follows:

Classified as	Description	Recorded at
Held to maturity	Certain debt securities that	Amortized cost
("HTM")	management has the positive intent
and ability to hold to maturity

Trading	Securities that are bought and held	Fair value, with changes in fair
	principally for the purpose of selling	value included in earnings
in the near term and, therefore, held
for only a short period of time

Available for sale	Securities not classified as HTM or	Fair value, with urealized gains
("AFS")	trading	and losses excluded from earnings
and reported in other comprehensive
income

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities, identified as the call date as to premiums and maturity date as to discounts. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

When the fair value of securities is below amortized cost, the Bank’s accounting treatment for an other-than-temporary impairment (“OTTI”) is as follows:

Accounting Treatment for OTTI
Components
Circumstances of Impairment	Credit	Remaining
Considerations	Component	Portion
Not intended for sale and more likely than not that	Recognized in	Recognized in other
the Bank will not have to sell before recovery of	earnings	comprehensive
cost basis		income

Intended for sale or more likely than not that the	Recognized in earnings
Bank will be required to sell before recovery of cost
basis

For held-to-maturity debt securities, the amount of OTTI recorded in other comprehensive income for the noncredit portion of a previous OTTI is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

When a credit loss component is separately recognized in earnings, the amount is identified as the total of principal cash flows not expected to be received over the remaining term of the security, as projected based on cash flow projections.

The Bank recognized no other-than-temporary impairments on debt securities in the six month periods ended December 31, 2021 and 2020 (unaudited) and the years ended June 30, 2021 or 2020.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

For all loan portfolio segments except residential and consumer loans, the Bank promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Bank charges-off loans, or portions thereof, when the Bank reasonably determines the amount of the loss. The Bank adheres to delinquency thresholds established by applicable regulatory guidance to determine the charge-off timeframe for these loans. Loans at these delinquency thresholds for which the Bank can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Bank requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

When cash payments are received on impaired loans, the Bank records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the collectibility of a loan balance is doubtful. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the prior three years. Management believes the three-year historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment history, collateral value and the probability of collecting scheduled principal and interest payments when due, based on the loan’s current payment status and the borrower’s financial condition, including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Bank utilizes the discounted cash flows to determine the level of impairment, the Bank includes the entire change in the present value of cash flows as a provision for loan losses.

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Bank acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted based on the age of the appraisal, condition of the subject property and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values is considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies and the related qualitative adjustments assigned by the Bank.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

In the course of working with borrowers, the Bank may choose to restructure the contractual terms of certain loans. In this scenario, the Bank attempts to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that are modified are reviewed by the Bank to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Bank grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by the Bank do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Bank may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

It is the Bank’s policy that any restructured loans on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Bank reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regard to determination of the amount of the allowance for loan losses, troubled debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system and the transfer of the stock is substantially restricted. The required investment in the common stock is based on a predetermined formula. FHLB stock is carried at cost less an impairment, which approximates fair value. FHLB stock is evaluated for impairment on an annual basis.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Bank Owned Life Insurance

The Bank has purchased life insurance on certain employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

At December 31, 2021, (unaudited) and June 30, 2021 and 2020, there were no foreclosed residential real estate properties.

At December 31, 2021, (unaudited) and June 30, 2021 and 2020, there were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds are in process.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (Accounting Standards Codification (“ASC”) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

If necessary, the Bank recognizes interest and penalties on income taxes as a component of income tax expense.

With a few exceptions, the Bank is no longer subject to examination by tax authorities for calendar years before 2018. As of December 31, 2021, (unaudited) and June 30, 2021 and 2020, the Bank had no material uncertain income tax positions.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities and, if necessary, unrealized appreciation (depreciation) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income.

Accumulated other comprehensive income (loss) consists solely of the cumulative unrealized gains and losses on available-for-sale securities, net of tax.

Revenue Recognition

On July 1, 2020, the Bank adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) and all subsequent ASUs that modified ASC 606. ASC 606 provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Interest income, net securities gains (losses) and income from bank-owned life insurance are not included within the scope of ASC 606. For the revenue streams in the scope of ASC 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of the Bank’s in scope revenue from contracts with customers is recognized within other noninterest income.

Deposit Services. The Bank generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Reclassifications

Certain amounts in the June 30, 2021 financial statements have been reclassified to conform to the presentation used as of June 30, 2020.

Note 2:	Future Change in Accounting Principle

The FASB issued ASU No. 2016- 13, Financial Instruments—Credit Losses (Topic 326). The ASU introduced a new credit loss model, the current expected credit loss model (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the existing impairment models, which generally require that a loss be incurred before it is recognized. The CECL model represents a significant change from existing practice and may result in material changes to the Bank’s accounting for financial instruments. The Bank is evaluating the effect ASU 2016-13 will have on its financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for the Bank for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years.

Van Wert Federal Savings Bank
Notes to Financial Statements
December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 3:	Debt Securities

The amortized cost and fair values, together with gross unrealized gains and losses of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

	(Unaudited)
Available-for-sale Securities:
December 31, 2021
Mortgage-backed Government
Sponsored Enterprises ("GSEs")	$14,317,087	$89,262	$210,123	$14,196,226
State and political subdivisions	4,133,330	22,088	41,473	4,113,945
	$18,450,417	$111,350	$251,596	$18,310,171

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
June 30, 2021
U.S. Government agencies	$9,999,088	$280	$92,068	$9,907,300
Mortgage-backed Government
Sponsored Enterprises (GSEs)	15,085,673	142,693	131,065	15,097,301
State and political subdivisions	3,536,636	23,378	38,195	3,521,819
	$28,621,397	$166,351	$261,328	$28,526,420

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
June 30, 2020
U.S. Government agencies	$4,000,000	$3,210	$-	$4,003,210
Mortgage-backed Government
Sponsored Enterprises (GSEs)	6,528,982	111,666	17,837	6,622,811
State and political subdivisions	427,864	9,911	-	437,775
	$10,956,846	$124,787	$17,837	$11,063,796

Van Wert Federal Savings Bank
Notes to Financial Statements
December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The amortized cost and fair value of available-for-sale securities at December 31, 2021 and June 30, 2021, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	Cost	Value

	(Unaudited)
December 31, 2021
Within one year	$-	$-
One to five years	-	-
Five to ten years	953,136	948,359
After ten years	3,180,194	3,165,586
	4,133,330	4,113,945
Mortgage-backed GSEs	14,317,087	14,196,226
Totals	$18,450,417	$18,310,171

	Amortized	Fair
	Cost	Value
June 30, 2021
Within one year	$-	$-
One to five years	4,999,088	4,970,741
Five to ten years	5,956,132	5,894,734
After ten years	2,580,504	2,563,644
	13,535,724	13,429,119
Mortgage-backed GSEs	15,085,673	15,097,301
Totals	$28,621,397	$28,526,420

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was approximately $5,105,000, $2,022,000 and $430,000 at December 31, 2021 (unaudited), June 30, 2021 and 2020, respectively.

Proceeds from sales of securities totaled $9,708,000 (unaudited) during the six months ended December 31, 2021. Such sales resulted in realized losses totaling $291,000 (unaudited). There were no sales of securities during the fiscal years ended June 30, 2021 and 2020.

Van Wert Federal Savings Bank
Notes to Financial Statements
December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. At December 31, 2021, 12 of 35 mortgage-backed GSEs and 5 of 10 state and political subdivisions securities contained unrealized losses. At June 30, 2021, 9 of 10 U.S. Government agency securities, 11 of 35 mortgage-backed GSEs and 4 of 8 state and political subdivisions securities contained unrealized losses. At June 30, 2020, 8 of 24 mortgage-backed GSEs contained unrealized losses. Total fair value of these investments at December 31, 2021, June 30, 2021 and 2020, was $12,353,000, $20,459,000 and $1,293,000, which is approximately 67 percent, 72 percent and 12 percent, respectively, of the fair value of the Bank’s total investment portfolio. These declines primarily resulted from changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021, June 30, 2021 and June 30, 2020:

	December 31, 2021
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(Unaudited)
Mortgage-backed Government
Sponsored Enterprises (GSEs)	$8,402,363	$150,091	$1,758,340	$60,032	$10,160,703	$210,123
State and political subdivisions	2,192,206	41,473	-	-	2,192,206	41,473
Total temporarily impaired securities	$10,594,569	$191,564	$1,758,340	$60,032	$12,352,909	$251,596

	June 30, 2021
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$8,907,020	$92,068	$-	$-	$8,907,020	$92,068
Mortgage-backed Government
Sponsored Enterprises (GSEs)	9,571,406	130,703	89,672	362	9,661,078	131,065
State and political subdivisions	1,890,798	38,195	-	-	1,890,798	38,195
Total temporarily impaired securities	$20,369,224	$260,966	$89,672	$362	$20,458,896	$261,328

Van Wert Federal Savings Bank
Notes to Financial Statements
December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

	June 30, 2020
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed Government
Sponsored Enterprises (GSEs)	$1,292,793	$17,837	$-	$-	$1,292,793	$17,837

U.S. Government Agencies and State and Political Subdivisions

Unrealized losses on these securities have not been recognized because the issuers’ bonds are of high credit quality, values have only been impacted by changes in interest rates since the securities were purchased, and the Bank has the intent and ability to hold the securities for the foreseeable future. The fair value is expected to recover as the bonds approach the maturity date. Because the decline in market value was attributable to changes in interest rates, and not credit quality, and because the Bank typically does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2021, (unaudited) and June 30, 2021.

Mortgage-backed GSEs

The unrealized losses on the Bank’s investment in residential mortgage-backed government sponsored enterprises were caused primarily by changes in interest rates. The Bank expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates, and not credit quality, and because the Bank typically does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2021 (unaudited), June 30, 2021 and June 30, 2020.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note	4: Loans and Allowance for Loan Losses

Categories of loans were as follows:

	December 31,	June 30,
	2021	2021	2020
	(Unaudited)
Commercial real estate	$7,450,559	$6,547,889	$6,377,461
Residential real estate	63,316,975	61,355,004	56,417,137
Agricultural real estate	3,303,125	2,976,060	2,633,296
Construction and land real estate	4,603,314	4,877,306	4,069,818
Commercial and industrial	325,522	341,973	361,293
Home equity line of credit ("HELOC")	378,570	205,888	241,846
Consumer	675,763	774,906	808,552

Total loans	80,053,828	77,079,026	70,909,403

Less:
Undisbursed loans in process	2,408,419	2,479,669	1,225,272
Net deferred loan costs, premiums and discounts	2,738	(7,734)	(34,524)
Allowance for loan losses	222,884	222,884	222,884

Net loans	$77,419,787	$74,384,207	$69,495,771

The following tables present the activity in the allowance for loan losses based on portfolio segment for the six months ended December 31, 2021 and 2020 and the years ended June 30, 2021 and 2020.

	Six Months Ended December 31, 2021 (Unaudited)
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	& Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Balance, July 1, 2021	$27,506	$176,498	$8,334	$7,723	$1,437	$577	$809	$222,884
Provision (credit) for loan losses	1,516	(8,460)	4,532	2,276	(169)	406	(101)	-
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-

Balance, December 31, 2021	$29,022	$168,038	$12,866	$9,999	$1,268	$983	$708	$222,884

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

	Six Months Ended December 31, 2020 (Unaudited)
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	& Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Balance, July 1, 2020	$18,469	$187,308	$8,830	$7,828	$114	$80	$255	$222,884
Provision (credit) for loan losses	12,197	(17,348)	3,694	(592)	1,127	561	361	-
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-

Balance, December 31, 2020	$30,666	$169,960	$12,524	$7,236	$1,241	$641	$616	$222,884

	Year Ended June 30, 2021
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	& Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Balance, July 1, 2020	$18,469	$187,308	$8,830	$7,828	$114	$80	$255	$222,884
Provision (credit) for loan losses	9,037	(10,810)	(496)	(105)	1,323	497	554	-
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-

Balance, June 30, 2021	$27,506	$176,498	$8,334	$7,723	$1,437	$577	$809	$222,884

	June 30, 2020
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	& Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Balance, July 1, 2019	$11,356	$197,056	$7,779	$5,493	$-	$-	$1,200	$222,884
Provision (credit) for loan losses	7,113	(9,748)	1,051	2,335	114	80	(945)	-
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-

Balance, June 30, 2020	$18,469	$187,308	$8,830	$7,828	$114	$80	$255	$222,884

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and June 30, 2021 and 2020:

	December 31, 2021 (Unaudited)
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Ending balance, individually evaluated for impairment	$-	$4,037	$-	$-	$-	$-	$-	$4,037

Ending balance, collectively evaluated for impairment	$29,022	$164,001	$12,866	$9,999	$1,268	$983	$708	$218,847

Loans:
Ending balance	$7,450,559	$63,316,975	$3,303,125	$4,603,314	$325,522	$378,570	$675,763	$80,053,828

Ending balance; individually evaluated for impairment	$-	$161,280	$-	$-	$-	$-	$-	$161,280

Ending balance; collectively evaluated for impairment	$7,450,559	$63,155,695	$3,303,125	$4,603,314	$325,522	$378,570	$675,763	$79,892,548

	June 30, 2021
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Allowance for loan losses:
Ending balance, individually evaluated for impairment	$-	$5,169	$-	$-	$-	$-	$-	$5,169

Ending balance, collectively evaluated for impairment	$27,506	$171,329	$8,334	$7,723	$1,437	$577	$809	$217,715

Loans:
Ending balance	$6,547,889	$61,355,004	$2,976,060	$4,877,306	$341,973	$205,888	$774,906	$77,079,026

Ending balance; individually evaluated for impairment	$-	$176,746	$-	$-	$-	$-	$-	$176,746

Ending balance; collectively evaluated for impairment	$6,547,889	$61,178,258	$2,976,060	$4,877,306	$341,973	$205,888	$774,906	$76,902,280

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

	June 30, 2020
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Ending balance, individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-	$-

Ending balance, collectively evaluated for impairment	$18,469	$187,308	$8,830	$7,828	$114	$80	$255	$222,884

Loans:
Ending balance	$6,377,461	$56,417,137	$2,633,296	$4,069,818	$361,293	$241,846	$808,552	$70,909,403

Ending balance; individually evaluated for impairment	$-	$44,552	$-	$-	$-	$-	$-	$44,552

Ending balance; collectively evaluated for impairment	$6,377,461	$56,372,585	$2,633,296	$4,069,818	$361,293	$241,846	$808,552	$70,864,851

The Bank has adopted a standard loan grading system for all loans. Loan grades are numbered 1 through 8. Grades 1 through 3 are considered satisfactory grades. The grade of 4, Monitor, represents loans requiring more than normal attention. The grade of 5, Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to loans that are classified.

Pass (1-3) Loans of reasonable credit strength and repayment ability providing a satisfactory credit risk.

Monitor (4) Loans requiring more than normal attention resulting from underwriting weaknesses as to repayment terms, loan structure, financial and/or documentation exceptions.

Special Mention (5) Loans which may include the characteristics of the Monitor classification, but that also reflect additional problems that need to be addressed by both the lender and the borrower.

Substandard (6) Loans which may include the characteristics of the Special Mention classification, but also reflects financial and other problems that might result in some loss at a future date and/or reliance upon collateral for ultimate collection.

Doubtful (7) Loans for which some loss is anticipated, but the timing and amount of the loss is not definite.

Loss (8) Loans considered non-bankable assets which may or may not have some salvage value.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Risk characteristics of each loan portfolio segment are described as follows:

Commercial Real Estate

These loans include loans on residential real estate secured by property with five or more units. The main risks are changes in the value of the collateral, ability of borrowers to collect rents, vacancy and changes in the tenants' employment status. Management specifically considers unemployment and changes in real estate values in the Bank's market area.

Residential Real Estate

These loans include first liens and junior liens on 1-4 family residential real estate (both owner and non-owner occupied). The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers' employment. Management specifically considers unemployment and changes in real estate values in the Bank's market area.

Agriculture Real Estate

These loans include loans on farm ground, vacant land for development and loans on commercial real estate. The main risks are changes in the value of the collateral and changes in the economy or borrowers' business operations. Management specifically considers unemployment and changes in real estate values in the Bank's market area.

Construction and Land Real Estate

These loans include construction loans for 1-4 family residential and commercial properties (both owner and non-owner occupied) and first liens on land. The main risks for construction loans include uncertainties in estimating costs of construction and in estimating the market value of the completed project. The main risks for land loans are changes in the value of the collateral and stability of the local economic environment. Management specifically considers unemployment and changes in real estate values in the Bank's market area.

Commercial and Industrial

The commercial and industrial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of the borrower and the economic conditions that impact the cash flow stability from business operations.

HELOC

These loans are generally secured by owner-occupied 1-4 family residences. The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers' employment. Management specifically considers unemployment and changes in real estate values in the Bank's market area.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Consumer Loans

These loans include vehicle loans, share loans and unsecured loans. The main risks for these loans are the depreciation of the collateral values (vehicles) and the financial condition of the borrowers. Major employment changes are specifically considered by management.

Information regarding the credit quality indicators most closely monitored for other than residential real estate loans by class as of December 31, 2021, (unaudited), June 30, 2021 and June 30, 2020, follows:

	Pass	Monitor	Special Mention	Substandard	Doubtful	Total
December 31, 2021
Commercial real estate	$7,261,380	$189,179	$-	$-	$-	$7,450,559
Agricultural real estate	3,048,704	254,421	-	-	-	3,303,125
Construction and land real estate	88,968	4,473,739	-	40,607	-	4,603,314
Commercial and industrial	309,744	15,778	-	-	-	325,522

Totals	$10,708,796	$4,933,117	$-	$40,607	$-	$15,682,520

June 30, 2021
Commercial real estate	$6,343,078	$204,811	$-	$-	$-	$6,547,889
Agricultural real estate	2,721,639	254,421	-	-	-	2,976,060
Construction and land real estate	54,857	4,777,224	-	45,225	-	4,877,306
Commercial and industrial	314,673	27,300	-	-	-	341,973

Totals	$9,434,247	$5,263,756	$-	$45,225	$-	$14,743,228

June 30, 2020
Commercial real estate	$6,141,622	$235,839	$-	$-	$-	$6,377,461
Agricultural real estate	2,357,955	275,341	-	-	-	2,633,296
Construction and land real estate	248,000	3,775,141	-	46,677	-	4,069,818
Commercial and industrial	361,293	-	-	-	-	361,293

Totals	$9,108,870	$4,286,321	$-	$46,677	$-	$13,441,868

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The following tables present the credit risk profile of the Bank’s residential real estate loan portfolio based on internal rating category and payment activity as of December 31, 2021, June 30, 2021 and 2020:

	December 31, 2021 (Unaudited)
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Performing	$7,450,559	$63,155,695	$3,303,125	$4,603,314	$325,522	$378,570	$675,763	$79,892,548
Nonperforming	-	161,280	-	-	-	-	-	161,280

Total	$7,450,559	$63,316,975	$3,303,125	$4,603,314	$325,522	$378,570	$675,763	$80,053,828

	June 30, 2021
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Performing	$6,547,889	$61,172,131	$2,976,060	$4,877,306	$341,973	$205,888	$774,906	$76,896,153
Nonperforming	-	182,873	-	-	-	-	-	182,873

Total	$6,547,889	$61,355,004	$2,976,060	$4,877,306	$341,973	$205,888	$774,906	$77,079,026

	June 30, 2020
	Real Estate
				Construction	Commercial
	Commercial	Residential	Agricultural	and Land	& Industrial	HELOC	Consumer	Total
Performing	$6,377,461	$56,372,585	$2,633,296	$4,069,818	$361,293	$241,846	$808,552	$70,864,851
Nonperforming	-	44,552	-	-	-	-	-	44,552

Total	$6,377,461	$56,417,137	$2,633,296	$4,069,818	$361,293	$241,846	$808,552	$70,909,403

The Bank evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the six months ended December 31, 2021, (unaudited) or the years ended June 30, 2021 and June 30, 2020.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The following tables present the Bank’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2021, June 30, 2021 and 2020:

	December 31, 2021 (Unaudited)
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Commercial real estate	$-	$-	$-	$-	$7,450,559	$7,450,559	$-
Residential real estate	1,005,688	412,579	45,035	1,463,302	61,853,673	63,316,975	-
Agricultural real estate	-	-	-	-	3,303,125	3,303,125	-
Construction and land real estate	-	-	-	-	4,603,314	4,603,314	-
Commercial and industrial	-	-	-	-	325,522	325,522	-
HELOC	-	-	-	-	378,570	378,570	-
Consumer	-	-	-	-	675,763	675,763	-

Total	$1,005,688	$412,579	$45,035	$1,463,302	$78,590,526	$80,053,828	$-

	June 30, 2021
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Commercial real estate	$-	$-	$-	$-	$6,547,889	$6,547,889	$-
Residential real estate	-	99,563	176,746	276,309	61,078,695	61,355,004	97,490
Agricultural real estate	-	-	-	-	2,976,060	2,976,060	-
Construction and land real estate	-	-	-	-	4,877,306	4,877,306	-
Commercial and industrial	-	-	-	-	341,973	341,973	-
HELOC	-	-	-	-	205,888	205,888	-
Consumer	-	-	-	-	774,906	774,906	-

Total	$-	$99,563	$176,746	$276,309	$76,802,717	$77,079,026	$97,490

	June 30, 2020
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Commercial real estate	$-	$-	$-	$-	$6,377,461	$6,377,461	$-
Residential real estate	-	51,256	44,552	95,808	56,321,329	56,417,137	35,400
Agricultural real estate	-	-	-	-	2,633,296	2,633,296	-
Construction and land real estate	-	-	-	-	4,069,818	4,069,818	-
Commercial and industrial	-	-	-	-	361,293	361,293	-
HELOC	-	-	-	-	241,846	241,846	-
Consumer	-	-	-	-	808,552	808,552	-

Total	$-	$51,256	$44,552	$95,808	$70,005,043	$70,909,403	$35,400

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Impaired loans information as of December 31, 2021,June 30, 2021 and 2020, and for the six months ended December 31, 2021 and 2020, and for the years ended June 30, 2021 and 2020, is as follows:

		Unpaid			Interest
	Recorded Balance	Principal Balance	Specific Allowance	Average Balance	Income Recognized
December 31, 2021 (Unaudited)
Loans without a specific valuation allowance:
Residential real estate	$96,918	$96,918	$-	$99,723	$2,482

Loans with a specific valuation allowance:
Residential real estate	64,362	64,362	4,037	64,930	2,189

Totals	$161,280	$161,280	$4,037	$164,653	$4,671

June 30, 2021
Loans without a specific valuation allowance:
Residential real estate	$111,252	$111,252	$-	$112,957	$5,807

Loans with a specific valuation allowance:
Residential real estate	65,494	65,494	5,169	65,823	3,491

Totals	$176,746	$176,746	$5,169	$178,780	$9,298

June 30, 2020
Loans without a specific valuation allowance:
Residential real estate	$44,552	$44,552	$-	$46,159	$1,418

Impaired loans information for the six months ended December 31, 2020, is as follows:

		Interest
	Average Balance	Income Recognized

	(Unaudited)
December 31, 2020
Loans without a specific valuation allowance:
Residential real estate	$83,597	$1,265

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Nonaccrual loans at December, 31, 2021, June 30, 2021 and June 30, 2020, were as follows:

	December 31,	June 30,
	2021	2021	2020
(Unaudited)
Commercial real estate	$-	$-	$-
Residential real estate	161,280	85,384	9,152
Agricultural real estate	-	-	-
Construction and land real estate	-	-	-
Commercial and industrial	-	-	-
Home equity line of credit (HELOC)	-	-	-
Consumer	-	-	-

Total nonaccrual	$161,280	$85,384	$9,152

There were no loans modified in a troubled debt restructuring during the six months ended December 31, 2021 (unaudited) and during the years ending June 30, 2021 and 2020. There were no troubled debt restructurings modified in the past 12 months that subsequently defaulted during the six months ended December 31, 2021 (unaudited) and for the years ended June 30, 2021 and 2020.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, 2021, June 30, 2021 and 2020, are as follows:

	December 31,	June 30,
	2021	2021	2020
	(Unaudited)
Land	$558,183	$558,183	$558,183
Buildings and improvements	1,321,608	1,322,778	1,320,195
Furniture and equipment	1,059,045	1,059,607	1,024,721
IT equipment and improvements	45,608	35,398	31,865

	2,984,444	2,975,966	2,934,964
Less accumulated depreciation	1,588,660	1,554,800	1,483,864

Net premises and equipment	$1,395,784	$1,421,166	$1,451,100

Depreciation expense was approximately $34,000 and $37,000, for the six months ended December 31, 2021 and 2020, respectively, and $71,000 and $78,000 for the years ended June 30, 2021 and 2020, respectively.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $3,164,000, $2,594,000 and $3,435,000 at December 31, 2021 (unaudited), June 30, 2021 and 2020, respectively.

At December 31, 2021 and June 30, 2021, the scheduled maturities of time deposits were as follows:

	December 31,	June 30,
	2021	2021
	(Unaudited)
One year or less	$17,701,709	$15,884,750
Over one year to two years	6,292,637	9,234,813
Over two years to three years	3,058,133	3,251,677
Over three years to four years	6,489,556	6,220,560
Over four year to five years	3,699,504	3,894,394
Thereafter	-	15,066
	$37,241,539	$38,501,260

Note 7:	Borrowings

The Bank had no Federal Home Loan Bank (FHLB) advances outstanding as of December 31, 2021, (unaudited) June 30, 2021, or June 30, 2020.

The Bank has made a collateral pledge to the FHLB consisting of all shares of FHLB stock owned by the Bank and a blanket pledge of approximately $76,516,000 (unaudited), $70,433,000 and $63,032,000 of its qualifying mortgage assets as of December 31, 2021, June 30, 2021 and 2020, respectively.

Based on this collateral, the Bank is eligible to borrow up to a total of approximately $44,084,000 (unaudited) and $38,436,000 as of December 31, 2021 and June 30, 2021, respectively. In addition, during December 2021, the Bank implemented an agreement providing for $6,000,000 in borrowings available under a Cash Management Advance from the FHLB, and no amounts were outstanding at December 31, 2021.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 8:	Income Taxes

The provision for income taxes includes these components:

	For the Six Months Ended		For the Year Ended
	December 31,		June 30,
	2021	2020	2021	2020

	(Unaudited)
Taxes currently payable	$(30,146)	$22,953	$52,389	$82,580
Deferred income taxes	(7,300)	(8,093)	(17,166)	(5,091)

Income tax expense	$(37,446)	$14,860	$35,223	$77,489

A reconciliation of the federal income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	For the Six Months Ended		For the Year Ended
	December 31,		June 30,
	2021	2020	2021	2020

	(Unaudited)
Computed at statutory rate (21%)	$(30,500)	$27,319	$61,527	$102,624
Increase (decrease) resulting from:
Bank-owned life insurance	(11,500)	(13,099)	(23,276)	(25,986)
Other	4,554	640	(3,028)	851

Actual income tax expense (benefit)	$(37,446)	$14,860	$35,223	$77,489

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The composition of the Bank’s net deferred tax liability at December 31, 2021, June 30, 2021 and 2020, is as follows:

	December 31,	June 30,
	2021	2021	2020
	(Unaudited)
Deferred tax assets
Allowance for loan losses	$46,806	$46,806	$46,806
Unrealized losses on available-for-sale securities	29,452	19,945	-
Deferred compensation	39,119	37,643	35,955

Deferred tax assets	115,377	104,394	82,761

Deferred tax liabilities
Depreciation	(39,001)	(43,201)	(53,092)
Federal Home Loan Bank stock dividends	(151,242)	(151,242)	(151,242)
Unrealized gains on available-for-sale securities	-	-	(22,460)
Deferred loan fees	-	(1,624)	(7,211)

Deferred tax liabilities	(190,243)	(196,067)	(234,005)

Net deferred tax liability	$(74,866)	$(91,673)	$(151,244)

Retained earnings at each of December 31, 2021, June 30, 2021 and 2020, includes approximately $1.8 million for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $607,000 at December 31, 2021 (unaudited), June 30, 2021 and 2020.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 9:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

On November 13, 2019, the federal regulators finalized and adopted a regulatory capital rule establishing a new community bank leverage ratio (“CBLR”), which became effective on January 1, 2020. The intent of the CBLR is to provide a simple alternative measure of capital adequacy for electing qualifying depository institutions and depository institution holding companies, as directed under the Economic Growth, Regulatory Relief, and Consumer Protection Act. If a qualifying depository institution, or depository institution holding company, elects to use such measure, such institution or holding company will be considered well capitalized if its ratio of Tier 1 capital to average total consolidated assets (i.e., leverage ratio) exceeds 9 percent, subject to a limited two quarter grace period, during which the leverage ratio cannot go 100 basis points below the then applicable threshold, and will not be required to calculate and report risk-based capital ratios. In April 2020, under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the 9 percent leverage ratio threshold was temporarily reduced to 8 percent in response to the COVID-19 pandemic. The threshold increased to 8.5 percent in 2021 and will return to 9 percent in 2022.

The Bank elected to begin using the CBLR for the first quarter of 2020. The Bank’s CBLR was 18.55 percent, 19.49 percent and 21.06 percent as of December 31, 2021 (unaudited), June 30, 2021 and 2020, respectively. Management believes, as of December 31, 2021, June 30, 2021 and June 30, 2020, that the Bank met all capital adequacy requirements to which it is subject.

Note 10:	Related Party Transactions

The Bank had loans outstanding to certain of its executive officers, directors and their related interests, in the amount of approximately $5,216,000, $5,154,000 and $6,215,000, at December 31, 2021, (unaudited) June 30, 2021 and 2020, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Bank at December 31, 2021, (unaudited) June 30, 2021 and 2020, totaled approximately $3,009,000, $2,563,000 and $2,594,000, respectively.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

The Bank receives legal services from a law firm for which a member of the Bank’s Board of Directors is a partner. Legal fees paid by the Bank to the law firm were $56,000 and $18,000 for the six months ended December 31, 2021 and 2020, respectively, and $40,000 and $30,000 for the years ended June 30, 2021 and 2020, respectively.

Note 11:	Employee Benefits

Multi-Employer Defined Benefit Plan

The Bank participates in a multi-employer defined benefit pension fund through Pentegra Retirement Services (“Plan”). More specifically, the plan number is 333 and the employer ID number is 13-5645888. This benefit plan is a full service, multiple employer defined benefit pension plan operating under the Employee Retirement Income and Security Act of 1974 (“ERISA”). The most recent financial statements were issued as of June 30, 2020 and show net assets available for the payment of benefits as $3.97 billion versus the present value of accumulated plan benefits of $5.27 billion, therefore, the Plan was underfunded by $1.30 billion as of this date. Beginning in fiscal year 2008 the required annual participant contributions have been increased to fund the shortfall over a period of seven years, although participating employers had the option to fund a portion of their shortfall over a 15-year period for the 2010-2012 plan years (not elected by Van Wert). There are no collective bargaining agreements in place that require contributions to the Bank Plan. The Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The Plan had been maintained for all full-time employees who have been employed for a period longer than one year. In March 2016, the Bank froze its participation in the Plan for new employees and curtailed future benefits for existing employees. Current costs are funded as incurred. The Bank's contributions to the fund are based on covered employees' ages and salaries. Pension expense was approximately $54,000 and $100,000 for the six months ended December 31, 2021 and 2020, respectively (unaudited), and $202,000 and $145,000 for the fiscal years ended June 30, 2021 and 2020, respectively. The data available from administrators of the multi-employer plan is not sufficient to determine the Bank's portion of accumulated benefit obligation or its portion of the net assets of the Plan. Under ERISA, a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA.

401(k) Plan

The Bank sponsors a 401(k) profit sharing plan covering substantially all employees. Employees are eligible to participate once they have reached age 21 and have completed 90 days of service. The Bank will make matching contributions up to 6 percent of an employee's compensation once the employee has completed 12 months of service. The Bank's expense relative to the plan totaled approximately $32,000 and $28,000 for the six months ended December 31, 2021 and 2020, respectively (unaudited), and $55,000 and $57,000 for the years ended June 30, 2021 and 2020, respectively.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Salary Continuation Plan

On August 1, 2016, the Bank entered into a salary continuation plan with the Bank’s former President to provide additional retirement benefits for the life of the former President, with a guaranteed payout period of 15 years. The plan is intended to be an unfunded, non-qualified deferred compensation plan. The Bank's expense relative to the plan totaled approximately $10,000 for each of the six months ended December 31, 2021 and 2020 (unaudited), and $21,000 and $(4,000) for the years ended June 30, 2021 and 2020, respectively. The Bank’s liability related to the plan totaled approximately $184,000, $179,000 and $171,000 as of December 31, 2021 (unaudited), June 30, 2021 and 2020, respectively.

Note 12:	Disclosures about Fair Value of Assets and Liabilities

Fair value is the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021, June 30, 2021 and 2020:

	Fair	Fair Value Measurements Using
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2021 (unaudited)
Mortgage-backed GSEs	$14,196,226	$-	$14,196,226	$-
State and political subdivisions	4,113,945	-	4,113,945	-

June 30, 2021
U.S. Government agencies	$9,907,300	$-	$9,907,300	$-
Mortgage-backed GSEs	15,097,301	-	15,097,301	-
State and political subdivisions	3,521,819	-	3,521,819	-

June 30, 2020
U.S. Government agencies	$4,003,210	$-	$4,003,210	$-
Mortgage-backed GSEs	6,622,811	-	6,622,811	-
State and political subdivisions	437,775	-	437,775	-

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There are no liabilities measured at fair value on a recurring basis. There have been no significant changes in the valuation techniques during the six months ended December 31, 2021 (unaudited) and the years ended June 30, 2021 and June 30, 2020.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 are not available, securities are classified within Level 3 of the hierarchy. The Bank had no Level 3 securities.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Nonrecurring Measurements

The Bank had no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2021 (unaudited) and June 30, 2020. At June 30, 2021, the Bank had one loan measured at fair value with a carrying value of $60,000.

The estimated fair values of the Bank’s financial instruments not carried at fair value on the balance sheets are as follows:

	Carrying	Fair	Fair Value Measurements Using
	Value	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2021 (unaudited)
Financial assets:
Cash and due from banks	$31,549,304	$31,549,304	$31,549,304	$-	$-
Interest-bearing time deposits	3,420,000	3,420,000	3,420,000	-	-
Loans, net	77,419,787	77,539,959	-	-	77,539,959
FHLB Stock	1,012,900	1,012,900	-	1,012,900	-
Bank owned life insurance	5,058,567	5,058,567	5,058,567	-	-
Accrued interest receivable	198,121	198,121	198,121	-	-

Financial liabilities:
Deposits	112,274,392	112,427,853	75,032,853	-	37,395,000
Accrued interest payable	52	52	52	-	-

June 30, 2021
Financial assets:
Cash and due from banks	$11,660,839	$11,660,839	$11,660,839	$-	$-
Interest-bearing time deposits	4,890,000	4,890,000	4,890,000	-	-
Loans, net	74,384,207	74,574,181	-	-	74,574,181
FHLB Stock	1,012,900	1,012,900	-	1,012,900	-
Bank owned life insurance	5,003,803	5,003,803	5,003,803	-	-
Accrued interest receivable	193,018	193,018	193,018	-	-

Financial liabilities:
Deposits	100,922,890	101,367,630	62,421,630	-	38,946,000
Accrued interest payable	7	7	7	-	-

June 30, 2020
Financial assets:
Cash and due from banks	$23,773,919	$23,773,919	$23,773,919	$-	$-
Interest-bearing time deposits	8,075,000	8,075,000	8,075,000	-	-
Loans, net	69,495,771	70,048,368	-	-	70,048,368
FHLB Stock	1,012,900	1,012,900	-	1,012,900	-
Bank owned life insurance	4,892,967	4,892,967	4,892,967	-	-
Accrued interest receivable	221,344	221,344	221,344	-	-

Financial liabilities:
Deposits	93,792,680	94,370,503	52,358,503	-	42,012,000
Accrued interest payable	42	42	42	-	-

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument. In some instances, there are no quoted market prices for the Bank’s various financial instruments, in which case fair values may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristic of the financial instruments, or other factors. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.

Note 13:	Commitments and Credit Risks

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Commitments outstanding were as follows:

	December 31,	June 30,
	2021	2021	2020
	(Unaudited)
Commitments to originate loans	$3,940,000	$626,000	$1,422,000
Undisbursed balance of loans closed	2,408,000	4,247,000	2,795,000

Total	$6,348,000	$4,873,000	$4,217,000

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

Note 14:	Risks and Uncertainties

As a result of the spread of the COVID-19 coronavirus, economic uncertainties have arisen which may negatively affect the financial position, results of operations and cash flows of the Bank and in particular the collectability of the loan portfolio. The duration of these uncertainties and the ultimate financial effects cannot fully be reasonably estimated at this time.

Note 15:	Subsequent Events

Plan of Conversion and Change in Corporate Form

On March 3, 2022, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company (VWF Bancorp, Inc.), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to VWF Bancorp, Inc., Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering.

VWF Bancorp, Inc. is organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. Deferred conversion costs totaled approximately $102,000 at December 31, 2021 (unaudited). The Bank had incurred no deferred conversion costs as of June 30, 2021.

Following completion of the conversion, the Bank intends to withdraw from the multi-employer defined benefit plan. See Note 11 Employee Benefits. The withdrawal from the plan will require a payment by the Bank to the plan, estimated at $3,062,000. This payment will be recorded as a current period expense when paid.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Van Wert Federal Savings Bank

Notes to Financial Statements

December 31, 2021 and 2020 (Unaudited) and June 30, 2021 and 2020

VWF Bancorp, Inc.is an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” VWF Bancorp, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Sale of Investment Securities

In December 2021, the Bank elected to sell its investment in U.S. Government Agency securities. Proceeds from the sale were $9,708,000 and the sale resulted in a loss of $291,000, which is reflected in the statement of operations for the six months ended December 31, 2021.

Subsequent events have been evaluated through March 4, 2022, which is the date the financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by VWF Bancorp, Inc. or Van Wert Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of VWF Bancorp, Inc. or Van Wert Federal Savings Bank since any date as of which information is furnished herein or since the date of this prospectus.

Up to 2,510,000 Shares

(Subject to Increase to up to 2,889,500 Shares)

VWF Bancorp, Inc.

(Proposed Holding Company for Van Wert Federal Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

PERFORMANCE TRUST

CAPITAL PARTNERS

_________, 2022

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until ___________, 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$475,000
Registrant’s Accounting Fees and Expenses	250,000
Marketing Agent’s Fees and Expenses	365,000
Records Management Agent’s Fees and Expenses	50,000
Independent Appraiser’s Fees and Expenses	36,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	150,000
Filing Fees (NASDAQ, FINRA, SEC)	10,000
Transfer Agent’s Fees and Expenses	35,000
Business Plan Consultant’s Fees and Expenses	43,000
Accounting Consultant’s Fees and Expenses	30,000
Proxy solicitation Fees and Expenses	15,000
Other	41,000
Total	$1,500,000

(1)	Estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of VWF Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.            Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

II-1

C.            Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.            Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)            List of Exhibits

1.1	Engagement Letter between Van Wert Federal Savings Bank and Performance Trust Capital Partners, LLC (Marketing Agent Services)
1.2	Engagement Letter between Van Wert Federal Savings Bank and Performance Trust Capital Partners, LLC (Stock Information Center Manager Services)
1.3	Form of Agency Agreement Among Van Wert Federal Savings Bank and Performance Trust Capital Partners, LLC
2	Plan of Conversion
3.1	Articles of Incorporation of VWF Bancorp, Inc.

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3.2	Bylaws of VWF Bancorp, Inc.
4	Form of Common Stock Certificate of VWF Bancorp, Inc.
5	Opinion of Luse Gorman, PC regarding legality of securities being registered
8.1	Federal Income Tax Opinion of Luse Gorman, PC
8.2	State Income Tax Opinion of Wipfli LLP
10.1	Form of Employment Agreement between Van Wert Federal Savings Bank and Mark K. Schumm
10.2	Form of Employment Agreement between Van Wert Federal Savings Bank and Gary L. Clay
10.3	Form of Employment Agreement between Van Wert Federal Savings Bank and George R. Scott, III
10.4	Form of Change in Control Agreement between Van Wert Federal Savings Bank and Kylee J. Moody
10.5	Van Wert Federal Savings Bank Split Dollar Life Insurance Plan
10.6	Form of Van Wert Federal Savings Bank Split Dollar Life Insurance Plan Participation Agreement for certain executive officers and directors
10.7	Salary Continuation Agreement for Gary L. Clay
16	Letter from BKD, LLP with respect to change in accountants
21	Subsidiaries of VWF Bancorp, Inc.
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)
23.2	Consent of Keller & Company, Inc.
23.3	Consent of Wipfli LLP
24	Power of Attorney (set forth on signature page)
99.1	Engagement letter between Van Wert Federal Savings Bank and Keller & Company, Inc. with respect to independent appraisal services
99.2	Letter of Keller & Company, Inc. with respect to value of subscription rights
99.3	Appraisal Report of Keller & Company, Inc.
99.4	Marketing Materials
99.5	Stock Order and Certification Form
107	Filing fees exhibit

*	To be filed by amendment.

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)            That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)            That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Van Wert, State of Ohio, on March 11, 2022.

VWF BANCORP, INC.

By:	/s/ Mark K. Schumm
Mark K. Schumm
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of VWF Bancorp, Inc. (the “Corporation”) hereby severally constitute and appoint Gary L. Clay and Mark K. Schumm, each as our true and lawful attorney and agent, each to do any and all things in our names in the capacities indicated below which one or both said individuals may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that one or more of said individuals shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark K. Schumm	President and Chief Executive Officer	March 11, 2022
Mark K. Schumm	(Principal Executive Officer)

/s/ Kylee Moody	Treasurer and Chief Financial Officer	March 11, 2022
Kylee Moody	(Principal Financial and Accounting Officer)

/s/ Gary L. Clay	Chairman of the Board	March 11, 2022
Gary L. Clay

/s/ Jon Bagley	Director	March 11, 2022
Jon Bagley

/s/ Charles F. Koch	Director	March 11, 2022
Charles F. Koch

/s/ Michael Keysor	Director	March 11, 2022
Michael Keysor

/s/ Thomas Turnwald	Director	March 11, 2022
Thomas Turnwald